   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1997


                                                      REGISTRATION NO. 333-37381
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 TELIGENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                DELAWARE                                    4812                                   54-1866562
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                               ------------------

                               8065 LEESBURG PIKE
                                VIENNA, VA 22182
                                 (703) 762-5100
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               LAURENCE E. HARRIS
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                 TELIGENT, INC.
                               8065 LEESBURG PIKE
                                VIENNA, VA 22182
                                 (703) 762-5100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,

                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                        MARK C. SMITH                                                  ROBERT EVANS III
           SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                                  SHEARMAN & STERLING
                       919 THIRD AVENUE                                              599 LEXINGTON AVENUE
                   NEW YORK, NEW YORK 10022                                        NEW YORK, NEW YORK 10022
                        (212) 735-3000                                                  (212) 848-4000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
     TITLE OF EACH CLASS OF           AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING        REGISTRATION
  SECURITIES TO BE REGISTERED         REGISTERED(1)             SHARE(2)                PRICE (2)               FEE(3)

Class A Common Stock, par value
  $.01 per share................       6,325,000                 $22.00               $139,150,000             $42,167

(1) Includes 825,000 shares of Class A Common Stock that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.


(3) Previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains a Prospectus relating to an offering in the United States and Canada ('U.S. Equity Offering') of an aggregate of 4,400,000 shares of Class A Common Stock ('Class A Common Stock'), together with separate Prospectus pages relating to a concurrent offering outside of the United States and Canada ('International Equity Offering') of an aggregate of 1,100,000 shares of Class A Common Stock. The complete Prospectus for the U.S. Equity Offering follows immediately after this Explanatory Note. After such Prospectus are the following alternate pages for the International Equity
Offering: a front cover page, an 'Underwriting' section and a back cover page. All other pages of the Prospectus for the U.S. Equity Offering are identical and are to be used for both the U.S. Equity Offering and the International Equity Offering. The complete Prospectus for each of the U.S. Equity Offering and International Equity Offering in the exact forms in which they are to be used after effectiveness will be filed with the Securities and Exchange Commission pursuant to Rule 424(b).

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE
SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED NOVEMBER 10, 1997


PROSPECTUS
                                5,500,000 SHARES          [LOGO]
                                 TELIGENT, INC.
                              CLASS A COMMON STOCK

                            ------------------------

    All of the shares of Class A Common Stock, par value $.01 per share (the 'Class A Common Stock'), being offered hereby are being sold by Teligent, Inc. ('Teligent' or the 'Company'). Of the 5,500,000 shares of Class A Common Stock offered hereby, 4,400,000 shares are being offered initially in the United States and Canada by the U.S. Underwriters (the 'U.S. Equity Offering') and 1,100,000 shares are being offered in a concurrent offering outside the United States and Canada by the International Underwriters (the 'International Equity Offering' and, together with the U.S. Equity Offering, the 'Equity Offerings'). The initial public offering price and the underwriting discount per share will be identical for both Equity Offerings. See 'Underwriting.' At the Company's request, the U.S. Underwriters have reserved up to 550,000 shares of Class A Common Stock for sale at the initial public offering price to certain of the Company's directors, officers and employees, members of their immediate families and other individuals who are business associates of the Company. In connection therewith, Alex J. Mandl, the Company's Chairman and Chief Executive Officer, has indicated an intention to purchase up to $5.0 million of Class A Common Stock in the U.S. Equity Offering.

    The Company's outstanding capital stock is comprised of Class A Common Stock and Class B Common Stock, par value $.01 per share (the 'Class B Common Stock' and, together with the Class A Common Stock, the 'Common Stock'). The rights of holders of shares of Common Stock are substantially identical, except that until the number of shares held by holders of the respective series of Class B Common Stock fall below certain thresholds, such holders will have the right to elect directors to the Company's Board of Directors as follows: a majority of the directors will be elected by the holders of the Series B-1 Common Stock; one director will be elected by the holders of the Series B-2 Common Stock; and one director will be elected by the holders of the Series B-3 Common Stock. See 'Description of Capital Stock.' All of the Series B-1 Common Stock will be owned by a wholly-owned subsidiary of The Associated Group, Inc. ('Associated'). See 'Risk Factors--Control by Principal Stockholder.'

    Prior to the Equity Offerings, there has been no public market for the Class A Common Stock. It is currently anticipated that the initial public offering price per share of Class A Common Stock will be between $19.00 and $22.00. See 'Underwriting' for a discussion of the factors to be considered in determining the initial public offering price.


    The Company has also filed a registration statement with respect to the
offering (the 'Notes Offering') of $250,000,000 principal amount of its    %
Senior Notes due 2007 (the 'Senior Notes') and $         principal amount at
maturity of its    % Senior Discount Notes due 2007 (the 'Senior Discount Notes'
and, together with the Senior Notes, the 'Notes'), which will be made by a separate prospectus. The Senior Discount Notes will be issued at a discount to their aggregate principal amount at maturity to generate gross proceeds to the Company of approximately $150.0 million. The Equity Offerings and the Notes Offering are collectively referred to herein as the 'Offerings.' The Offerings are conditioned upon each other and will be consummated simultaneously. See 'Certain Transactions--The Notes Offering.' The Company has entered into a letter of intent with Northern Telecom, Inc. ('Nortel'). Pursuant to such agreement, the Company can incur up to $780 million in indebtedness which is expected to be secured by all of the Company's assets and guaranteed by substantially all of the Company's subsidiaries. (See 'Summary--Vendor Financing.')



    The Company is currently a wholly owned subsidiary of Teligent, L.L.C. Immediately prior to the consummation of the Offerings, Teligent, L.L.C. will merge with and into the Company (the 'Reorganization'), with the Company surviving the merger. Pursuant to the Reorganization, all Teligent, L.L.C. member interests will be converted into Common Stock and the Company will succeed to the business and assets of Teligent, L.L.C. See 'Certain Transactions--The Reorganization.' Pursuant to a Securities Purchase Agreement, Nippon Telegraph and Telephone Corporation ('NTT') has agreed, subject to certain conditions, to invest $100.0 million in the Company (the 'Strategic Equity Investment'). See 'Certain Transactions--The Strategic Equity Investment.' In connection with the Strategic Equity Investment, the original members of Teligent, L.L.C. have made additional cash contributions to Teligent, L.L.C. in the aggregate amount of $60 million (the 'Additional Sponsor Cash Contributions'). In addition, Associated has agreed to contribute to Teligent the business and operations of its wireless competitive access provider in Los Angeles, California (together with the Additional Sponsor Cash Contributions, the 'Additional Sponsor Equity Contributions'). Consummation of the Offerings is conditioned on completion of the Reorganization and consummation of the Strategic Equity Investment. See 'Certain Transactions.'


    The Company has applied for the quotation of the Class A Common Stock on the Nasdaq National Market under the symbol 'TGNT.'

    SEE 'RISK FACTORS' BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS

THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                            ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.


                                                                   PRICE TO             UNDERWRITING            PROCEEDS TO
                                                                    PUBLIC               DISCOUNT(1)            COMPANY(2)
Per Share..................................................            $                      $                      $
Total(3)...................................................       $                     $                      $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'

(2) Before deducting expenses payable by the Company estimated at $        .

(3) The Company has granted the U.S. Underwriters and the International Underwriters options, exercisable within 30 days after the date hereof, to purchase up to an aggregate of 660,000 and 165,000 additional shares of Class A Common Stock, respectively, at the initial price to public per share, less the underwriting discount, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $        , $
    and $        , respectively. See 'Underwriting.'

                            ------------------------

    The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in New
York, New York on or about           , 1997.

                            ------------------------

                           Joint Book-Running Managers

MERRILL LYNCH & CO.                                         SALOMON BROTHERS INC

                            ------------------------


BEAR, STEARNS & CO. INC.                                    GOLDMAN, SACHS & CO.

                            ------------------------

                The date of this Prospectus is           , 1997.

                                [TELIGENT LOGO]



     CERTAIN PERSONS PARTICIPATING IN THE EQUITY OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING PURCHASES OF SHARES OF CLASS A COMMON STOCK TO STABILIZE THEIR MARKET PRICE, PURCHASES OF SHARES OF CLASS A COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE SHARES OF CLASS A COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

                           FORWARD LOOKING STATEMENTS


     Certain statements contained in this Prospectus under 'Prospectus Summary,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business,' in addition to certain statements contained elsewhere in this Prospectus, are forward looking statements. Such forward looking statements can be identified by the use of forward looking terminology such as 'believes,' 'expects,' 'may,' 'intends,' 'will,' 'should' or 'anticipates' or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that the future results covered by the forward looking statements will be achieved. Such statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. The most significant of such risks, uncertainties and other factors are discussed under the heading 'Risk Factors,' beginning on page 14 of this Prospectus, and prospective investors are urged to carefully consider such factors.


                             ADDITIONAL INFORMATION

     The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'). Upon completion of the Offerings, the Company will be subject to the informational requirements of the Exchange Act, and in accordance therewith, will be required to file periodic reports and other information with the Securities and Exchange Commission (the 'Commission'). Such information can be inspected without charge after the Offerings at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site (http://www.sec.gov) that will contain all information filed electronically by the Company with the Commission.

     This Prospectus, which constitutes a part of a Registration Statement on Form S-1 (the 'Registration Statement') filed by the Company with the Commission under the Securities Act of 1933, as amended (the 'Securities Act'), does not contain all of the information set forth in the Registration Statement, including the exhibits thereto. For further information with respect to the Company and the Class A Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or document, and each such statement is qualified in all respects by such reference. A copy of the Registration Statement, including the exhibits thereto, may be inspected and copies thereof may be obtained as described in the preceding paragraph with respect to periodic reports and other information to be filed by the Company under the Exchange Act.

                      [This page intentionally left blank]

                               PROSPECTUS SUMMARY


     The following summary is qualified by, and should be read in conjunction with, the more detailed information and the financial statements of the Company and notes thereto contained elsewhere in this Prospectus (the 'Financial Statements'). Unless otherwise indicated, the information in this Prospectus assumes (i) consummation of the Strategic Equity Investment; (ii) consummation of the Reorganization; (iii) consummation of the Additional Sponsor Equity Contributions; and (iv) no exercise by the Underwriters of their over-allotment options. See 'Certain Transactions.' Unless otherwise indicated, references in this Prospectus to 'Teligent' or the 'Company' mean, at all times prior to the consummation of the Reorganization, Teligent, L.L.C., and, at all times thereafter, Teligent, Inc. Capitalized terms used in this Prospectus, which are not otherwise defined herein, have the respective meanings ascribed to them in the Glossary included as Annex A hereto.

                                  THE COMPANY


     Teligent intends to be a premier provider of high quality, low cost voice, data and video telecommunications services primarily to small and medium-sized businesses through its own fixed local wireless point-to-multipoint broadband networks and leased long distance facilities. Teligent anticipates offering an integrated package of services including local and long distance telephone services, high speed data connectivity, Internet access and videoconferencing. Teligent holds 24 GHz fixed wireless licenses in 74 of the most populous U.S. metropolitan market areas, covering over 50% of the nation's business telephone lines and a population of approximately 130 million. The Company intends to offer its integrated package of services in at least 10 market areas by the end of 1998 and 30 by the end of 1999, and subsequently in all of its 74 currently licensed market areas. The Company currently provides commercial Internet access through a fixed wireless point-to-point broadband system in 31 market areas and has deployed a point-to-multipoint system in Richardson, TX on a trial basis. Teligent was founded in 1996 as a joint venture between a subsidiary of The Associated Group, Inc. ('Associated') and an affiliate of Telcom Ventures, L.L.C. ('Telcom Ventures'), both of which have extensive experience in pioneering wireless telecommunications businesses. The Company's Chairman and Chief Executive Officer is Alex J. Mandl, formerly President and Chief Operating Officer of AT&T Corporation. On September 30, 1997, Nippon Telegraph and Telephone Corporation ('NTT'), the world's largest telecommunications carrier, agreed to make a strategic equity investment of $100 million in the Company. In connection with the Strategic Equity Investment, the original members of Teligent, L.L.C. have made additional cash contributions to Teligent, L.L.C. in the aggregate amount of $60 million. In addition, Associated has agreed to contribute to Teligent the business and operations of its wireless competitive access provider in Los Angeles, California.


     Teligent believes that it is well positioned to capture revenues in the estimated $110 billion business telecommunications market. The Company intends to focus particularly on the estimated $47 billion business local exchange market, which is currently one of the most profitable segments in the telecommunications industry. Local exchange services have historically been provided by regional monopolies known as incumbent local exchange carriers ('ILECs') that have typically utilized copper wire-based 'legacy' networks. The ILECs' legacy networks, faced with increasing demand from businesses for cost-effective capacity to support bandwidth-intensive applications such as Internet access, have created a 'last mile bottleneck' in the local loop between the customer premise and the ILEC network switch. In addition, Teligent's market research indicates that the ILECs have been unable to satisfy customer demands for cost-effective, flexible and responsive service and that a significant portion of Teligent's target customer base is currently dissatisfied with its ILEC service. The potential revenue opportunity in this market, coupled with changes in the regulatory environment designed to enable facilities-based competition, has created opportunities for competitive local exchange carriers ('CLECs'). The Company intends to alleviate this last mile local bottleneck and gain market share by deploying technologically advanced, high bandwidth digital wireless technology complemented by superior customer service and competitive pricing.

     Teligent expects to provide local coverage throughout its market areas with lower capital requirements than either fiber-based or point-to-point wireless CLECs, enabling it to offer its services to a broader customer base more quickly and at a lower cost. Wireless point-to-multipoint broadband networks allow transmissions between multiple customer antennas and a single base station antenna, thereby allowing Teligent to share the same spectrum among its customers and reducing its capital expenditures. The Company believes that a significant portion of small and medium-sized businesses are located in buildings that are not economically attractive to fiber-based providers. Teligent's capital expenditures will be largely incremental or success-based, thereby minimizing the risk of deploying network equipment not associated with revenues.

TELIGENT'S COMPETITIVE ADVANTAGES

     Teligent believes that a number of factors will provide it with significant competitive advantages in offering telecommunications services, including lower network cost, success-based capital expenditures, speed to market, high bandwidth capacity and flexibility, high quality service and network control, flexible information systems and experienced management and sponsors.


     Lower Network Cost. Teligent expects that its incremental capital required for launching service in a market and for connecting each customer will be lower than that of its competitors. Unlike copper- and fiber-based systems that require installation and maintenance of a significant amount of wire and cable, the Company's system will have no physical wires to install and maintain between the customer's radio equipment and the base station. As a result, Teligent expects to enjoy a lower network cost structure than these systems. The majority of Teligent's capital expenditures will consist of electronics, which tend to decline in cost through time as economies of scale are achieved. Teligent expects to benefit from its radio frequency band (24 GHz), which allows communication with customer premise equipment at a greater distance than higher frequency bands. In addition, point-to-multipoint networks provide more efficient equipment utilization than the point-to-point systems currently used by other fixed wireless providers, as transmissions from multiple customer antennas can be concentrated at a single base station. The Company expects that its average coverage radius of a base station will be approximately three miles (five kilometers), depending on local conditions. Teligent also believes that its anticipated lower cost structure should allow it to economically access smaller buildings and more customers than fiber-based systems, and enjoy more pricing flexibility than copper-based systems.

     Success-Based Capital. Teligent's network is designed to be not only lower cost, but also lower risk, due to the significant variable component of the Company's planned capital expenditures. Teligent expects to minimize the deployment of network equipment not associated with revenues since (i) a significant portion of its planned capital expenditures will be the purchase and installation of customer premise equipment and switch electronics, which are generally deployed only when customers are acquired, (ii) Teligent's system does not need to cover an entire market prior to initiating service in that market and (iii) Teligent's equipment can be rapidly redeployed to meet changing customer requirements.

     Speed to Market. Teligent believes that its license coverage and network characteristics will allow it to (i) enter a significant number of markets and
(ii) maximize coverage within each market area, in each case more quickly than other new entrants. In entering numerous markets, Teligent will benefit from its existing licenses in 74 market areas covering over 700 municipalities in the United States. By utilizing its own facilities, Teligent expects to be able to provide last mile services to customers within three to five days after obtaining building access. Teligent believes that speed to market will allow it to establish a sustainable customer base, develop brand recognition and gain market share.


     High Bandwidth Capacity and Flexibility. Teligent's high capacity local network will be designed to alleviate the last mile bottleneck and accommodate the increasing demand for bandwidth-intensive applications. This network, which includes 320-400 MHz of spectrum in 27 of the 35 most populous market areas in the United States, and at least 80 MHz of spectrum in 47 other major market areas, is expected to provide customers with two-way data transfer rates of up to 40 Mbps, which is significantly more than the 1.5 Mbps capacity currently available on conventional T-1 lines. A single Teligent base station is designed to provide 200 T-1 lines, the equivalent of 4,800 dedicated telephone lines. The

Company believes that in the future, radio equipment vendors will make available radio/antenna units with even greater capacity.


     High Quality Service and Network Control. Teligent plans to engineer its network architecture to provide a minimum of 99.99% availability, a quality level comparable to fiber-based networks. Teligent also intends to provide high quality and value-added customer care service including integrated billing (consolidating multiple services into one statement), customized pricing and cross-marketing of services. The Company believes that its ability to provide last mile local loop service through its own networks will enhance its ability to ensure high quality service by minimizing its reliance on the ILEC for service deployment, maintenance and equipment upgrades. The Company believes that this ability will represent an additional advantage relative to fiber-based CLECs which frequently resell the last mile local loop from the ILEC.

     Flexible Information Systems. Teligent is designing, acquiring and integrating advanced flexible information systems to support billing, customer care, provisioning and maintenance operations. These information systems will be based on current technologies and platforms to meet current and anticipated customer demands, including service bundling, integrated billing and flexible pricing. Teligent expects that its information systems will give it the capability to adapt quickly and flexibly to changing market conditions and new customer requirements. The Company believes that legacy systems have historically constrained the industry's ability to provide customized offerings and new service features to customers on a timely basis.

     Experienced Management and Sponsors. Teligent's management team, led by Alex J. Mandl, formerly President and Chief Operating Officer of AT&T Corporation ('AT&T'), has significant senior management experience at leading telecommunications companies including MCI Communications Corporation, PCS PrimeCo, L.P., MFS Communications Company, Inc. and UUNET Technologies, Inc. as well as other competitive providers and start-up businesses. This includes extensive experience in the operational, technical, sales, marketing, financial and regulatory areas. Teligent believes that its senior management team has been and will be critical in attracting high quality managers, salespeople and engineers needed to execute its business plan. See 'Management.' Teligent's sponsors, Associated and Telcom Ventures, both have extensive experience in pioneering wireless telecommunications businesses. NTT, the world's largest telecommunications carrier, has extensive local telecommunications and wireless network experience and has agreed to enter into a technical services agreement with Teligent to assist Teligent in designing and managing its network and deploying advanced services.

BUSINESS STRATEGY

     Teligent's goal is to be a premier facilities-based provider of voice, data, video and Internet services to small and medium-sized businesses. The

Company intends to leverage its ability to provide cost-effective, high bandwidth connectivity in order to offer an integrated package of local and long distance telephone service, high-speed data connectivity, Internet access and videoconferencing. The Company is implementing the following initiatives to achieve this objective:

     Target Small and Medium-Sized Businesses. Teligent plans to focus its primary marketing efforts on small and medium-sized businesses with 5 to 350 telephone lines. The Company expects to attract these customers through both a direct sales effort and indirect sales channels by offering (i) an integrated package of telecommunications services, (ii) competitive pricing, (iii) high quality and responsive customer service and (iv) high bandwidth services which may be difficult to obtain from other telecommunications providers. Teligent also intends to selectively pursue sales opportunities with larger businesses when its value proposition and its service offerings are competitively advantaged.

     End User Focus. Teligent intends to approach its target market by offering services directly to end users, as opposed to positioning itself as a 'carrier's carrier' offering wholesale network capacity. By deriving the majority of its revenues from providing local switched voice and data communications services directly to end user customers, Teligent believes that it will (i) establish a sustainable and broad base of its own customers, thereby minimizing the risk of generating substantial revenues from a limited number of sources, (ii) maximize revenues and profitability by accessing the higher priced retail market and
(iii) achieve competitive differentiation based on high quality service that is responsive to the customer.

     Develop Brand Awareness. Teligent will seek to position itself as a high quality service provider by offering network reliability complemented by quality customer support. The Company is designing its marketing campaign to reflect these objectives and intends to build its reputation by (i) working closely with its customers to develop services tailored to their particular needs and (ii) targeting advertising and promotion efforts in its coverage areas, gradually expanding to mass media with market-wide and potentially nationwide coverage. The Company also believes that its speed to market advantage will assist its branding campaign, by enabling it to be one of the first widely available facilities-based competitors in a market.

     Achieve Market Share Via Competitive Pricing. As a new market entrant, Teligent's strategy will be to price its services competitively to gain market share early. For switched voice services and other services already provided by the ILEC, the Company expects to price at a discount. For certain data and bandwidth-intensive services that may not be provided by competitors or for which there may exist an underserved market demand, the Company may be able to price its services at a premium. The Company anticipates that some ILECs may reduce their prices as increased competition begins to erode their market share. The Company believes that it will be able to remain competitive if market prices decline because of its lower expected network cost. The Company also expects to price its bundled long distance service at a discount to market prices as a further incentive to attract potential customers and to broaden its revenue base.

     Rapid Deployment. Teligent intends to take advantage of its network flexibility and lower incremental capital requirements in order to quickly roll-out and penetrate its market areas. Teligent believes that this rapid deployment should allow it to become one of the first significant facilities-based competitors in many parts of its market areas. The Company believes that this rapid deployment should enable it to establish a level of market penetration which will further enhance the Company's relative cost advantage, attract additional customers and further enhance its brand reputation.

     Exploit Future Growth Opportunities. Teligent intends to continue building on the capabilities of its networks to expand its target market and service offerings. Such expansion may include targeting residential customers in multiple dwelling units as well as international opportunities, either through joint ventures or by direct entry.

COMMERCIAL ROLL-OUT

     Teligent is preparing to offer an integrated package of services including local and long distance telephone services, high speed data connectivity, Internet access and videoconferencing. Teligent is licensed by the FCC to operate point-to-point and point-to-multipoint 24 GHz fixed wireless local systems in 74 market areas, covering over 700 municipalities in the United States, which licenses include 320-400 MHz of spectrum in 27 of the 35 most populous market areas in the United States, and at least 80 MHz of spectrum in 47 other major market areas. See 'Risk Factors--Relocation of Licenses to 24 GHz; Pending FCC Petitions' and 'Regulation.' The Company intends to deploy its 24 GHz fixed wireless point-to-multipoint broadband networks to provide last mile connectivity in these licensed market areas. These networks may also include point-to-point links and resold local loops where economically attractive or strategically desirable. The Company has deployed a point-to-multipoint system in Richardson, TX on a trial basis.

     The Company plans to begin Phase I Deployment efforts in Dallas, TX, Los Angeles, CA and Washington, DC during the fourth quarter of 1997. The objectives of Phase I Deployment will involve the deployment and testing of equipment from multiple network equipment providers, including Northern Telecom, Inc. ('Nortel'), Lucent Technologies, Inc. ('Lucent'), P-Com Inc. ('P-Com'), Netro Corporation ('Netro') and Broadband Networks Inc. ('BNI'). At the same time, the Company will continue to be engaged in acquiring building access rights, obtaining interconnection agreements, deploying switches, commencing marketing activities and making other operational arrangements for commencing commercial service in other markets. Phase I Deployment is currently targeted for completion late in the second quarter of 1998.

     Following Phase I Deployment, Teligent plans to begin rolling-out its integrated package of services. The Company intends to offer such commercial service in at least 10 market areas by the end of 1998 and 30 by the end of 1999, and subsequently in all of its 74 currently licensed market areas. The Company's ability to provide commercial service on a widespread basis and to generate positive operating cash flow will depend on its ability to, among other things, (i) develop its operational and support systems, (ii) acquire building access for its operations, (iii) obtain state authorizations to operate as a CLEC and an IXC in its market areas and any other required local authorizations,
(iv) commercialize its 24 GHz point-to-multipoint technology on a market-by-market basis, (v) attract and retain an adequate customer base, (vi) raise additional capital, (vii) attract personnel and (viii) enter into and implement interconnection agreements with ILECs. Teligent intends to prioritize markets for roll-out based on a variety of factors including (i) market size, demographics and topography, (ii) expected market competition and pricing, (iii) proximity to other markets and (iv) local regulatory environment.

     Teligent has the ability to source key network components from a number of equipment vendors. Unlike many cellular and PCS networks, fixed local wireless networks can be constructed using equipment from different manufacturers utilizing different technologies because customers do not roam between base stations. Teligent believes that the flexibility provided by vendor diversity will assist in ensuring an adequate and prompt supply of equipment at attractive prices. The Company has entered into a letter of intent with Nortel, which outlines the principal terms and conditions for the purchase of certain telecommunications equipment, software and services. See 'Description of Certain Indebtedness--Vendor Financing.'

CERTAIN TRANSACTIONS


     The Reorganization. The Company is currently a wholly owned subsidiary of Teligent, L.L.C. and was organized in September 1997 for the purpose of succeeding to the business of Teligent, L.L.C. Immediately prior, and as a condition, to the consummation of the Notes Offering and the Equity Offerings (the 'Offerings'), Teligent, L.L.C. will merge with and into the Company, with the Company surviving the merger. The Company has not conducted, and prior to the Reorganization will not conduct, any business other than in connection with the Offerings and the other transactions described herein. As a result of the Reorganization, all Teligent, L.L.C. member interests will be converted into and become shares of Common Stock of the Company, as follows: (i) the interest of Microwave Services, Inc., a wholly owned subsidiary of Associated ('MSI'), will be converted into Series B-1 Common Stock; (ii) the interest of Telcom-DTS Investors, L.L.C., an affiliate of Telcom Ventures (the 'Telcom Stockholder') which is expected, at or prior to the Second Closing (see 'The Strategic Equity Investment' below), to hold the member interest currently held by Digital Services Corporation ('DSC'), also an affiliate of Telcom Ventures, will be converted into Series B-2 Common Stock; (iii) the interest of NTTA&T Investment Inc. ('NTTA&T'), an indirect wholly owned subsidiary of NTT which will acquire the member interest in Teligent, L.L.C. pursuant to the NTT Purchase Agreement (see 'The Strategic Equity Investment' below), will be converted into Series B-3 Common Stock; and (iv) the interest of the FirstMark Sole Stockholder (see 'The FirstMark Acquisition' below) will be converted into Class A Common Stock. The Company will receive no additional consideration in connection with such conversion of member interests into shares of Common Stock pursuant to the Reorganization. See 'Certain Transactions--The Reorganization,' 'Description of

Capital Stock' and 'Security Ownership of Certain Beneficial Owners and Management.'



     The Additional Sponsor Equity Contributions. In connection with the First Closing under the NTT Purchase Agreement (see 'The Strategic Equity Investment' immediately below), the original members of Teligent, L.L.C. have made additional cash capital contributions to Teligent, L.L.C. in the aggregate amount of $60 million (the 'Additional Sponsor Cash Contributions'). In addition, Associated has agreed to contribute to Teligent, Associated Communications of Los Angeles ('ACLA'), a wireless competitive access provider (the 'ACLA Contribution' and, together with the Additional Sponsor Cash Contributions, the 'Additional Sponsor Equity Contributions').


     The Strategic Equity Investment. The Company and NTT entered into a Securities Purchase Agreement on September 30, 1997 (the 'NTT Purchase Agreement'), providing for NTT to make the Strategic Equity Investment. The NTT Purchase Agreement provides for the Strategic Equity Investment to close in two stages. At the first closing (the 'First Closing'), NTT will purchase for $40 million a 5% member interest in Teligent, L.L.C. (calculated as of the date of the NTT Purchase Agreement after giving pro forma effect to the consummation of the FirstMark Acquisition (as defined below) and the Additional Sponsor Equity Contributions, but before giving effect to the consummation of the Equity Offerings and the conversion of existing equity incentive awards into stock options in connection with the Reorganization). At the second closing (the 'Second Closing'), NTT will purchase for $60 million a 7.5% equity interest in the Company (calculated as of the date of the NTT Purchase Agreement after giving pro forma effect to the consummation of the FirstMark Acquisition and the Additional Sponsor Equity Contributions, but before giving effect to the consummation of the Equity Offerings and the conversion of existing equity incentive awards into stock options in connection with the Reorganization). Consummation of the Strategic Equity Investment is subject to the satisfaction or waiver of certain conditions, including, in the case of the Second Closing, the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the 'HSR Act'), which termination has occurred. The First Closing is expected to occur at or prior to the consummation of the Offerings, and the Second Closing is expected to occur at or immediately prior to the consummation of the

Offerings. Consummation of the Offerings is conditioned on consummation of the Strategic Equity Investment. See 'Certain Transactions--The Strategic Equity Investment.'


     Following the consummation of the Equity Offerings, a subsidiary of Associated, an affiliate of Telcom Ventures and NTT will own 41.4%, 33.2%, and 11.2%, respectively, of the Company's outstanding Common Stock.



     The FirstMark Acquisition. In October 1997, pursuant to a Stock Contribution Agreement dated as of March 10, 1997 (the 'FirstMark Agreement') among Teligent, L.L.C., FirstMark Communications, Inc. ('FirstMark') and the sole stockholder of FirstMark (the 'FirstMark Sole Stockholder'), the Company acquired all of the outstanding stock of FirstMark for an aggregate purchase price of approximately $10.5 million in cash and a 5% member interest in Teligent, L.L.C. (before giving effect to the Strategic Equity Investment) (the 'FirstMark Acquisition'). FirstMark holds licenses for fixed wireless channels in the 24 GHz band (which were relocated from the 18 GHz band) in the Los Angeles and San Francisco, CA and New York, NY markets. These licenses have been granted by the FCC and except for the New York license recently granted by the FCC, such grants are no longer subject to any petitions, challenges or administrative or judicial review. The Company's licenses are the subject of other proceedings pending before the FCC. See 'Risk Factors--Relocation of Licenses to 24 GHz; Pending FCC Petitions' and 'Regulation--Relocation of Licenses to 24 GHz.'


     Vendor Financing. The Company has entered into a commitment letter with Nortel setting forth the anticipated terms and conditions under which Nortel will provide loans in an aggregate amount of up to $780.0 million which will be used to finance the purchase of certain telecommunications equipment, software and services pursuant to the definitive agreement contemplated by the Equipment Purchase Letter of Intent (as defined) and to provide working capital (the 'Vendor Financing'). The obligation of Nortel to provide the Vendor Financing is subject to numerous conditions, including the negotiation, execution and delivery of definitive documentation relating to the Vendor Financing. There can be no assurance that the parties will be able to reach agreement on the terms of such definitive documentation. See 'Description of Certain Indebtedness--Vendor Financing.'

     Notes Offering.  Concurrent with the Equity Offerings, the Company is
offering $250.0 million principal amount of its    % Senior Notes due 2007 and
$           principal amount at maturity of its    % Senior Discount Notes due
2007 in the Notes Offering by a separate prospectus. The Senior Discount Notes will be issued at a discount to their aggregate principal amount at maturity to generate gross proceeds to the Company of approximately $150.0 million. The net proceeds to the Company in the Notes Offering are estimated to be $385.0 million (after deducting estimated underwriting discounts and offering expenses). Upon the closing of the Notes Offering, the Company will use approximately $69.0 million of the net proceeds of the Notes Offering to purchase certain securities issued or guaranteed by the United States (the 'Pledged Securities') (in such amount as will be sufficient to provide for payment in full of the first six interest payments on the Senior Notes) that will be pledged as security for repayment of the Senior Notes. The precise amount of the Pledged Securities will depend upon interest rates at the closing of the Notes Offering.

FINANCING PLAN


     The development of the Company's business and deployment of its services and systems will require significant capital to fund capital expenditures,

working capital, debt service and operating losses. The Company's principal capital expenditure requirements involve the purchase and installation of customer premise equipment, base stations, network switches and switch electronics and network operations center expenditures. The Company intends to offer its integrated package of services in at least 10 market areas by the end of 1998 and 30 by the end of 1999, and subsequently in all of its 74 currently licensed market areas. See '--Commercial Roll-Out.' The Company currently forecasts that its capital requirements (including capital expenditures, working capital, debt service and operating losses) from March 5, 1996 (inception) through December 2000 will be approximately $1 billion. Based on the Company's current business plan through December 2000, cash required for capital expenditures is estimated to be approximately $530 million, cash required to fund operating losses is estimated to be approximately $350 million and cash interest and financing fees are estimated to be approximately $140 million. See 'Use of Proceeds.' Actual capital requirements may vary based upon the timing and success of the Company's roll-out. If demand for the Company's services is lower than expected, the

Company expects to be able to reduce demand-driven capital expenditures such as customer premise equipment and switch electronics.

     Based on the Company's current business plan, the Company estimates that the net proceeds of the Offerings, the Additional Sponsor Cash Contributions, the Strategic Equity Investment and anticipated Vendor Financing will be sufficient to satisfy its capital requirements through December 2000.

     The Company expects that its capital requirements after December 2000 will require it to obtain additional financing, which may include commercial bank borrowings, additional vendor financing or the sale or issuance of equity and debt securities either through one or more offerings or to one or more strategic investors. There can be no assurance that the Company will be successful in raising sufficient additional capital at all or on terms acceptable to the Company. See 'Risk Factors--Significant Capital Requirements.'

     Because the Company's cost of rolling-out its networks and operating its business, as well as the Company's revenues, will depend on a variety of factors (including the ability of the Company to meet its roll-out schedules, the ability of the Company to negotiate favorable prices for purchases of equipment, the number of customers and the services for which they subscribe, the nature and penetration of new services that may be offered by the Company, regulatory changes and changes in technology), actual costs and revenues will vary from expected amounts, possibly to a material degree, and such variations are likely to affect the Company's future capital requirements. Accordingly, there can be no assurance that the Company's actual capital requirements will not exceed the anticipated amounts described above. Further, the exact amount of the Company's future capital requirements will depend upon many factors, including the cost of the development of its networks in each of its markets, the extent of competition and pricing of telecommunications services in its markets and the acceptance of the Company's services.


COMPANY HISTORY AND SPONSORSHIP


     The Company was founded in March 1996 as a joint venture by MSI, a wholly owned subsidiary of Associated, and DSC, an affiliate of Telcom Ventures. MSI and DSC began the process of applying for fixed wireless licenses in 1993 prior to the FCC's implementation of spectrum auctions. These licenses have been granted by the FCC and except for the New York and Boston licenses described below, such grants are no longer subject to any petitions, challenges or administrative or judicial review. The Company's licenses are the subject of other proceedings pending before the FCC. See 'Risk Factors--Relocation to 24 GHz; Pending FCC Petitions' and 'Regulation--Federal Regulation--Teledesic.' On October 29, 1997, the Company was granted 24 GHz licenses in Boston, MA and New York, NY pursuant to certain applications previously filed by MSI with the FCC, the grant of such licenses may be subject to petitions for reconsideration. In September 1996, Alex J. Mandl, formerly President and Chief Operating Officer of AT&T joined the Company as Chairman of the Board and Chief Executive Officer. MSI and DSC transferred their fixed wireless licenses to Teligent in November 1997. Associated is a publicly traded company principally engaged in the ownership and operation of communications assets and businesses, which have historically included cellular, cable television and radio broadcasting. In December 1994, Associated was spun off from Associated Communications Corporation and Associated Communications Corporation was acquired immediately thereafter by SBC Communications, Inc. for approximately $700 million. The management of Associated Communications Corporation remained as the management of Associated, and Associated retained a variety of communications assets and businesses, including the fixed wireless licenses subsequently contributed to the Company. Associated's other businesses include TruePosition, Inc., a provider of wireless location services. Telcom Ventures is a privately held company owned by the family of Dr. Rajendra Singh, an investor in wireless technologies and network design, and investment partnerships formed by The Carlyle Group, a Washington, DC private investment firm. Telcom Ventures is engaged in investing in international wireless opportunities and developing, building and deploying emerging wireless technologies.


     The principal place of business of Teligent is 8065 Leesburg Pike, Vienna, VA 22182 and its telephone number is (703) 762-5100.

                            PRO FORMA CAPITALIZATION


     The following table sets forth (i) the capitalization of the Company as of September 30, 1997 on an actual basis, (ii) pro forma adjustments resulting from: (a) the FirstMark Acquisition, (b) the Additional Sponsor Equity Contributions, (c) the assignment of certain licenses held by certain of the Company's members or affiliates to the Company and (d) the grant by the FCC of certain applications to provide 24 GHz wireless services in Boston, MA and New York, NY (collectively, the 'License Transactions'), the Strategic Equity

Investment and the Reorganization (collectively, the 'Transactions'), (iii) pro forma adjustments resulting from the Offerings and the application of the net proceeds therefrom as described under 'Use of Proceeds' and (iv) the capitalization of the Company as of September 30, 1997 on a pro forma basis as adjusted to give effect to the Transactions and the Offerings and the application of the net proceeds therefrom as described under 'Use of Proceeds,' in each case as if the same occurred on September 30, 1997. This table should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Financial Statements contained elsewhere in this Prospectus.



                                                                           AS OF SEPTEMBER 30, 1997
                                                      ------------------------------------------------------------------
                                                                                          ADJUSTMENTS FOR
                                                                   ADJUSTMENTS FOR THE          THE              AS
                                                       ACTUAL        TRANSACTIONS(1)       OFFERINGS(2)      ADJUSTED(3)
                                                      ---------    -------------------    ---------------    -----------
                                                                            (DOLLARS IN THOUSANDS)
Cash and cash equivalents..........................   $   5,808         $ 119,619            $ 419,550        $ 544,977
                                                      ---------    -------------------    ---------------    -----------
                                                      ---------    -------------------    ---------------    -----------
Restricted cash(4).................................   $      --         $      --            $  69,000        $  69,000
                                                      ---------    -------------------    ---------------    -----------
                                                      ---------    -------------------    ---------------    -----------
Debt...............................................
  Revolving line of credit(5)......................   $  38,500         $ (38,500)           $      --        $      --
  Senior Notes.....................................          --                --              250,000          250,000
  Senior Discount Notes............................          --                --              150,000          150,000
                                                      ---------    -------------------    ---------------    -----------
Total debt.........................................      38,500           (38,500)             400,000          400,000
Stockholders' equity
  Common Stock.....................................          --               463                   55              518
  Additional paid-in capital(6)....................      24,058           199,871              103,495          327,424
  Deficit accumulated during the
     development stage.............................     (92,458)           21,680(7)                --          (70,778)
                                                      ---------    -------------------    ---------------    -----------
  Subtotal.........................................     (68,400)          222,014              103,550          257,164
  Notes receivable from Executive(6)...............     (11,750)               --                   --          (11,750)
                                                      ---------    -------------------    ---------------    -----------
Total stockholders' equity.........................     (80,150)          222,014              103,550          245,414
                                                      ---------    -------------------    ---------------    -----------
Total capitalization...............................   $ (41,650)        $ 183,514            $ 503,550        $ 645,414
                                                      ---------    -------------------    ---------------    -----------
                                                      ---------    -------------------    ---------------    -----------


------------------------



(1) Reflects pro forma adjustments to give effect to the Transactions, net of transaction fees (including pro forma adjustments for Company Appreciation Rights ('CARs') and Long-Term Incentive Compensation Plan Appreciation Units ('Appreciation Units')), and the application of a portion of the Additional Sponsor Cash Contributions to repay indebtedness outstanding under the Revolving Credit Agreement, as described under 'Use of Proceeds.'


(2) Reflects pro forma adjustments to give effect to the Offerings, net of transaction fees, and the application of a portion of the net proceeds therefrom to purchase the Pledged Securities, as described under 'Use of Proceeds.'

(3) As adjusted on a pro forma basis to give effect to the Transactions and the Offerings, net of transaction fees, and the application of a portion of the Additional Sponsor Cash Contributions to repay indebtedness outstanding under the Revolving Credit Agreement and a portion of the net proceeds of the Offerings to purchase the Pledged Securities, as described under 'Use of Proceeds.'

(4) The adjustment to restricted cash to give effect to the Offerings consists of the Pledged Securities in an amount sufficient to provide for payment in
    full of the interest due on the Senior Notes through           , 2000.


(5) Borrowings under the Revolving Credit Agreement amounted to $38.5 million at September 30, 1997. In November 1997, the Company repaid the outstanding balance under the Revolving Credit Agreement, with a portion of the Additional Sponsor Cash Contributions, as described under 'Use of Proceeds.'

(6) Additional paid-in capital on an actual basis as of September 30, 1997 consists of $9.1 million in member cash contributions to Teligent, L.L.C. and $15.0 million reflecting the loans from MSI and DSC to Mr. Mandl, classified as additional paid-in capital for presentation purposes. The adjustment to additional paid-in capital and Common Stock to give effect to the Transactions and the Equity Offerings reflects the following additional amounts: $31.5 million reflecting the FirstMark Acquisition, $61.6 million reflecting the Additional Sponsor Equity Contributions, $8.2 million reflecting the assignment of certain licenses held by certain of the Company's members or affiliates to the Company, $100.0 million reflecting the Strategic Equity Investment and $112.8 million of gross proceeds from the Equity Offerings, less estimated aggregate transaction fees with respect to the Equity Offerings and Strategic Equity Investment of $10.2 million and $518,000 allocated to Common Stock.




    In addition to receiving approximately $10.5 million in cash, the FirstMark Sole Stockholder received a 5% member interest (calculated as of the date of the definitive agreements) in Teligent, L.L.C. upon the closing of the FirstMark Acquisition. As a result of the Reorganization, the FirstMark Sole Stockholder will receive 1,830,410 shares of Teligent, Inc. Class A Common Stock. Assuming an initial public offering price of $20.50 per share, the midpoint of the initial public offering price range in the Equity Offerings, the value of such shares is approximately $37.5 million. The FirstMark acquisition has been accounted for using the purchase method in accordance with Accounting Principles Board Opinion No. 16, 'Accounting for Business Combinations.' See 'Security Ownership of Certain Beneficial Owners and Management.'



(7) The adjustment to deficit accumulated during the development stage reflects a decrease in the accrued CARs and Appreciation Units liabilities. This decrease is attributable to adjustments to the CARs and Appreciation Units resulting from the Transactions and estimates of vesting of the CARs and Appreciation Units used in the calculation of the liabilities, assuming the conversion of CARs and Appreciation Units to stock options on September 30, 1997 as described, and based on the assumptions set forth, under 'Management' and 'Conversion of CARs and Appreciation Units into Stock Options.'

                             SUMMARY FINANCIAL DATA



     The summary financial data presented below as of and for the period from March 5, 1996 (date of inception) to December 31, 1996 are derived from and are qualified by reference to the Financial Statements contained elsewhere in this Prospectus. The financial statements for the period from March 5, 1996 (date of inception) to December 31, 1996 have been audited by Ernst & Young LLP, independent certified public accountants. The following summary financial data as of and for the nine months ended September 30, 1997, and as of and for the period March 5, 1996 (date of inception) to September 30, 1997, have been derived from the unaudited financial statements of the Company which, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for such periods. Operating results for the nine months ended September 30, 1997 and for the period March 5, 1996 (date of inception) to September 30, 1997 are not necessarily indicative of the results that may be expected for the full year, although the Company will continue to be a development stage company and anticipates a net loss for the year. Historical per share data for earnings and dividends have not been presented as the Company was not publicly-held during the periods presented below. The following financial data should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Financial Statements contained elsewhere in this Prospectus.

                                                            MARCH 5, 1996                                 MARCH 5, 1996
                                                        (DATE OF INCEPTION) TO   NINE MONTHS ENDED    (DATE OF INCEPTION) TO
                                                          DECEMBER 31, 1996      SEPTEMBER 30, 1997     SEPTEMBER 30, 1997
                                                        ----------------------   ------------------   ----------------------
                                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................................          $  1,386               $  2,914               $  4,300
Costs and expenses:
  Cost of wireless communications services...........             1,625                  2,875                  4,500
  Sales, general and administrative..................             9,582                 25,551                 35,133
  CARs and Appreciation Units(1).....................             2,778                 51,935                 54,713
  Depreciation and amortization......................               164                    306                    470
                                                             ----------             ----------             ----------
     Total costs and expenses........................            14,149                 80,667                 94,816
                                                             ----------             ----------             ----------
Operating loss.......................................           (12,763)               (77,753)               (90,516)
Interest expense and loan fees, net..................              (870)                (1,072)                (1,942)
                                                             ----------             ----------             ----------
Net loss(1)..........................................          $(13,633)              $(78,825)              $(92,458)
                                                             ----------             ----------             ----------
                                                             ----------             ----------             ----------

                                                          DECEMBER 31, 1996      SEPTEMBER 30, 1997
                                                        ----------------------   ------------------
                                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash.................................................          $  1,303               $  5,808
Property and equipment, net..........................             3,545                  6,956
Total assets.........................................             5,145                 24,318
Working capital (deficit)............................            (6,930)               (51,309)
Revolving line of credit -- Total indebtedness.......             2,000                 38,500
Accrued CARs and Appreciation Units Liability........             2,778                 54,713

Members' deficit:
  Capital contributions..............................            24,058                 24,058
  Deficit accumulated during the development stage...           (13,633)               (92,458)
                                                             ----------             ----------
  Subtotal...........................................            10,425                (68,400)
  Notes receivable from Executive....................           (14,000)               (11,750)

                                                             ----------             ----------
     Total members' deficit..........................          $ (3,575)              $(80,150)
                                                             ----------             ----------
                                                             ----------             ----------
                                                            MARCH 5, 1996                                 MARCH 5, 1996
                                                        (DATE OF INCEPTION) TO   NINE MONTHS ENDED    (DATE OF INCEPTION) TO
                                                          DECEMBER 31, 1996      SEPTEMBER 30, 1997     SEPTEMBER 30, 1997
                                                        ----------------------   ------------------   ----------------------
                                                                               (DOLLARS IN THOUSANDS)
OTHER DATA:
Modified EBITDA(2)...................................          $ (8,821)              $(23,262)              $(32,083)
Cash used in operating activities....................            (6,047)               (22,508)               (28,554)
Cash used in investing activities....................            (3,709)                (9,487)               (13,196)
Cash provided by financing activities................            11,058                 36,500                 47,558
Ratio of earnings to fixed charges(3)................                --                     --                     --


------------------

(1) The net loss for the period March 5, 1996 (date of inception) to December 31, 1996, the nine months ended September 30, 1997, and for the period March 5, 1996 (date of inception) to September 30, 1997 includes non-cash CARs and Appreciation Units expense of $2,778,000, $51,935,000, and $54,713,000, respectively. Such expense is required under generally accepted accounting principles due to the variable nature of the underlying employee compensation plan and may not reflect the actual amount of compensation due at vesting due to changes in the fair market value of Teligent, actual employee vesting, and dilution. If compensation expense was not recognized relating to CARs and Appreciation Units, the net loss for the period March 5, 1996 (date of inception) to December 31, 1996, the nine months ended September 30, 1997,


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


    and the period March 5, 1996 (date of inception) to September 30, 1997 would have been $10,855,000, $26,890,000 and $37,745,000, respectively.



(2) Modified EBITDA consists of operating loss expense and amortization of notes receivable from Executive before depreciation and amortization, interest expense and loan fees, net, CARs and Appreciation Units. EBITDA consisting of operating loss before depreciation and amortization, interest expense, and loan fees, net, is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. Additionally, certain covenants contained in the Indentures will be calculated based on EBITDA. Although EBITDA should not be construed as a substitute for operating income determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditures and working capital requirements. See the Financial Statements contained elsewhere in this Prospectus.



(3) The ratio of earnings to fixed charges is computed by dividing pretax income from operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense the Company believes to be representative of interest. For the period March 5, 1996 (date of inception) to December 31, 1996, the nine months ended September 30, 1997 and the period March 5, 1996 (date of inception) to September 30, 1997, earnings were insufficient to cover fixed charges by $13.5 million, $77.4 million and $90.9 million, respectively. After giving pro forma effect to the Transactions and the Offerings as if they occurred at the beginning of the period presented, the deficiency of earnings to fixed charges would have been $15.0 million for the period March 5, 1996 (date of inception) to December 31, 1996 and $46.3 million for the nine months ended September 30, 1997.

                              THE EQUITY OFFERINGS


Class A Common Stock offered by the
  Company..............................  5,500,000 shares

U.S. Offering..........................  4,400,000 shares

International Offering.................  1,100,000 shares

Common Stock to be outstanding after
  the Equity Offerings(1)..............  7,331,410 shares of Class A Common Stock
                                         44,426,299 shares of Class B Common Stock
                                         51,757,709 shares of Common Stock

Voting rights..........................  The rights of holders of shares of Common Stock are substantially identical, except that until the number of shares held by holders of the respective series of Class B Common Stock fall below certain thresholds, such holders will have the right to elect directors to the Company's
                                         Board of Directors as follows: a majority of the directors will be elected by the holders of the Series B-1 Common Stock, one director will be elected by the holders of the Series B-2 Common Stock and one director will be elected by the holders of the Series B-3 Common Stock.
                                         See 'Description of Capital Stock.' All of the Series B-1 Common Stock
                                         will be owned by a wholly-owned subsidiary of Associated. See 'Risk
                                         Factors--Control by Principal Stockholder.'

Use of proceeds........................  The net proceeds to Teligent from the Equity Offerings are estimated to be approximately $103.6 million, ($119.5 million if the Underwriters'
                                         over-allotment options are exercised in full), assuming an initial public offering price of $20.50 per share, the midpoint of the initial public offering price range, and the net proceeds to Teligent from the
                                         Notes Offering are estimated to be approximately $385.0 million, in each case after deducting estimated underwriting discounts and offering expenses. Upon the closing of the Notes Offering, the Company will use approximately $69.0 million of the net proceeds of the Notes Offering to purchase Pledged Securities (in such amount as will be sufficient to provide for payment in full of the first six interest payments due on the Senior Notes) that will be pledged as security for repayment of the
                                         Senior Notes. The precise amount of the Pledged Securities to be acquired will depend upon interest rates prevailing at the closing of the Notes Offering. In November 1997, the Company used $43.0 million of the Additional Sponsor Cash Contributions to repay all outstanding amounts under the Revolving Credit Agreement. Upon such repayment, the
                                         Revolving Credit Agreement was terminated. The Company intends to use the balance of the net proceeds of the Offerings and the Additional
                                         Sponsor Cash Contributions, together with the Strategic Equity
                                         Investment, for the development of the Company's business and the deployment of its services and systems in multiple markets and the general development and growth of its telecommunications operations, including (i) the development of operating and management systems, (ii)
                                         capital expenditures and (iii) other operating expenses including the hiring of sales, marketing, engineering and customer service personnel.
                                         See 'Use of Proceeds.' Based on the Company's current business plan through
                                         December 2000, cash required for capital expenditures is estimated to be approximately $530 million, cash required to fund operating losses is estimated to be approximately $350 million and cash interest and financing fees are estimated to be approximately $140 million. See "Use of Proceeds."

Proposed Nasdaq National Market
  symbol...............................  'TGNT'


------------------------

(1) Does not include approximately 12,345,000 shares of Class A Common Stock subject to stock options which will be held by directors, officers and other employees of the Company as a result of the conversion of existing equity incentive awards into stock options in connection with the Reorganization assuming an initial public offering price and a Conversion Trading Price (as defined under 'Management--Conversion of CARs and Appreciation Units into Stock Options') of $20.50 per share (the midpoint of the initial public offering price range in the Equity Offerings). Based on such assumptions, such stock options will have a weighted average exercise price of $9.70. For a description of the weighted average exercise prices of such stock options, see 'Management--Conversion of CARs and Appreciation Units into Stock Options' and '--1997 Stock Incentive Plan.'


                                  RISK FACTORS

     An investment in the Class A Common Stock offered hereby is subject to a number of risks. Prospective purchasers should consider carefully all the information set forth herein before making an investment in the Class A Common Stock. In particular, prospective purchasers should consider the factors set forth herein under 'Risk Factors.'

                                  RISK FACTORS

     An investment in the Class A Common Stock is subject to a number of risks. Prospective purchasers should consider carefully all the information set forth herein and, in particular, the following risks, before making an investment in the Class A Common Stock.

DEVELOPMENT STAGE COMPANY; LIMITED HISTORY OF OPERATIONS;
NEGATIVE CASH FLOW AND OPERATING LOSSES

     The Company's business commenced in March 1996, and the Company has generated operating losses and negative cash flow from operating activities to date. The Company's primary activities have focused on the acquisition of licenses and authorizations, the acquisition of building access rights, the hiring of management and other key personnel, the raising of capital, the acquisition of equipment, the development of operating systems and the negotiating of interconnection agreements. Prospective investors have limited operating and financial data about the Company upon which to base an evaluation of the Company's performance and an investment in the Class A Common Stock offered hereby. The Company's ability to provide commercial service on a widespread basis and to generate positive operating cash flow will depend on its ability to, among other things, (i) develop its operational and support systems,
(ii) acquire appropriate building access for its operations, (iii) obtain state authorizations to operate as a CLEC and an IXC in its market areas and any other required local authorizations, (iv) commercialize its 24 GHz point-to-multipoint technology on a market-by-market basis, (v) attract and retain an adequate customer base, (vi) raise additional capital, (vii) attract personnel and (viii) enter into and implement interconnection agreements with ILECs. See 'Business--Business Strategy.' Given the Company's limited operating history, there can be no assurance that it will be able to achieve these goals, generate sufficient revenues to make principal and interest payments on its indebtedness or compete successfully in the telecommunications industry.


     The development of the Company's business and the deployment of its services and systems will require significant capital expenditures, a substantial portion of which will need to be incurred before the realization of significant revenues. Together with the start-up operating expenses, these capital expenditures will result in negative cash flow until an adequate revenue-generating customer base is established. From inception (March 5, 1996) through December 31, 1996, the Company had net losses of $13.6 million, of which $2.8 million resulted from a non-cash expense relating to Company Appreciation Rights ('CARs'). During the nine months ended September 30, 1997, the Company had net losses of $78.8 million, of which $51.9 million resulted from a non-cash expense relating to the CARs and the Long-Term Incentive Plan. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.' The Company expects to continue to generate significant operating and net losses for at least the next several years. There can be no assurance that the Company will achieve or sustain profitability or generate sufficient positive cash flow to make principal and interest payments on its indebtedness. See '--Substantial Leverage; Ability to Service Indebtedness.'



SIGNIFICANT CAPITAL REQUIREMENTS


     The deployment of the Company's business and deployment of its services and systems will require significant capital to fund capital expenditures, working capital, debt service and operating losses. The Company's principal capital expenditure requirements involve the purchase and installation of customer premise equipment ('CPE'), base stations, network switches and switch electronics and network operations center expenditures. The Company intends to offer its integrated package of services, in at least 10 markets by the end of 1998 and 30 by the end of 1999, and subsequently in all of its 74 currently licensed market areas. The Company estimates that its currently forecasted capital requirements (including capital expenditures, working capital, debt service and operating losses) from March 5, 1996 (inception) through December 2000 will be approximately $1 billion. Based on the Company's current business plan, through December 2000, cash required for capital expenditures is estimated to be approximately $530 million, cash required to fund operating losses is estimated to be approximately $350 million and cash interest and financing fees are estimated to be approximately $140 million. See "Use of Proceeds." Actual capital requirements may vary based upon the timing and success of the Company's roll-out. If demand for the Company's services is lower than expected, the Company expects to be able to reduce demand-driven capital expenditures such as CPE and switch electronics.


     Based on the Company's current business plan, the Company believes that the net proceeds of the Offerings, the Additional Sponsor Cash Contributions, the Strategic Equity Investment and anticipated Vendor Financing will be sufficient to satisfy its capital requirements through December 2000.

     The Company expects that its capital requirements after December 2000 will require it to obtain additional financing, which may include commercial bank borrowings, additional vendor financing or the sale or issuance of equity and debt securities either through one or more offerings or to one or more strategic investors. In addition, if (i) the Company's development plans or projections change or prove to be inaccurate, (ii) the net proceeds of the Offerings, the Additional Sponsor Cash Contributions, the Strategic Equity Investment and anticipated

Vendor Financing, together with other existing financial resources, prove to be insufficient to satisfy the Company's capital requirements through December 2000, (iii) the Company purchases spectrum at auction or makes any acquisitions or (iv) the Company accelerates implementation of its network roll-out, the Company may be required to obtain additional financing earlier than anticipated.

     There can be no assurance that the Company will be successful in raising sufficient additional capital on terms that it will consider acceptable, that the terms of such indebtedness will not impair the Company's ability to develop its business, or that the Company's liquid capital from all of its sources will be available in sufficient amounts to service its debt. Failure to raise sufficient funds may require the Company to modify, delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's business, financial condition and results of operations, including the Company's ability to make principal and interest payments on its indebtedness. In addition, the indentures governing the Notes will contain, and other debt instruments governing existing and future indebtedness contain, or may contain, covenants that limit the operational and financial flexibility of the Company. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS


     The Company will be highly leveraged following the Offerings. On a pro forma basis after giving effect to the Offerings, the Additional Sponsor Equity Contributions and the Strategic Equity Investment and the application of net proceeds therefrom as if they occurred on September 30, 1997, the Company would have had approximately $400.0 million of outstanding indebtedness as of September 30, 1997, the Company's total debt as a percentage of capitalization, excluding the value of the licenses contributed pursuant to the License Transactions and excluding the ACLA Contribution, would have been 63% as of September 30, 1997 and the Company would have had a deficiency of earnings to fixed charges of $46.3 million for the nine months ended September 30, 1997. See 'Prospectus Summary--Pro Forma Capitalization.' In addition, the indentures under which the Notes will be issued permit, and the Company's future credit facilities and vendor credit facilities are expected to permit, the incurrence of additional indebtedness. The Company expects to incur substantial additional indebtedness (including secured indebtedness) following the Offerings for the construction or acquisition and expansion of networks, the purchase of transmission and switching equipment, the introduction of new service offerings and the development and implementation of its information technology platform. The Company has entered into a letter of intent with Nortel. Pursuant to such agreement, the Company can incur up to $780 million in indebtedness which is expected to be secured by all of the Company's assets and guaranteed by substantially all of the Company's subsidiaries. See '--Significant Capital Requirements.'


     The Company's ability to service its indebtedness will be dependent upon, among other things, the Company's future operating performance and anticipated cash flow and its ability to obtain additional debt or equity financing, which are themselves dependent upon a number of factors, many of which are out of the Company's control. These factors include prevailing economic, financial, competitive and regulatory conditions and other factors affecting the Company's business and operations, including the Company's ability to complete the roll-out of its networks on a timely and cost-effective basis. There can be no assurance that the Company will have adequate sources of liquidity to make required payments of principal and interest on its indebtedness, whether at or prior to maturity, finance anticipated capital expenditures and fund working capital requirements. If the Company does not have sufficient available resources to repay its outstanding indebtedness when it becomes due and payable, the Company may find it necessary to refinance such indebtedness, and there can be no assurance that refinancing will be available, or available on reasonable terms. If the Company were unable to obtain adequate financing or refinancing on satisfactory terms, it would have to consider various other options such as the sale of certain assets or additional equity to meet its debt service requirements or other options available to it under law.

     The Company's high degree of leverage could have important consequences, including, but not limited to, the following: (i) a substantial portion of the Company's sources of capital and cash flow from operations must be dedicated to debt service payments, thereby reducing the funds available to the Company for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions, repayment of indebtedness or other purposes may be impaired, whether as a result of the covenants and other terms of its debt instruments or otherwise; (iii) the Company is substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; (iv) the Company's high degree of leverage may limit its ability to expand capacity and otherwise meet its growth objectives; and (v) the Company's high degree of leverage may hinder its ability to adjust rapidly to changing market conditions and could make it more vulnerable in the event of a downturn in general economic conditions or its business.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company depends, in large part, upon the continuing contributions of its key technical, marketing, sales and management personnel. The loss of the services of several key people within a short period of time could have a material adverse effect upon the business, financial condition and results of operations of the Company. The Company's future success is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Competition for such personnel is intense, and the Company's inability to attract and retain additional key employees could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that such key personnel will continue to be employed by the Company or that the Company will be able to attract and retain qualified personnel in the future. See 'Management.'

MANAGEMENT OF GROWTH

     The Company's business plan will, if successfully implemented, result in rapid expansion of its operations and the provision of broadband wireless local loop services on a widespread basis. Rapid expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources. The Company's ability to manage future growth, should it occur, will depend upon its ability to monitor operations, control costs, maintain regulatory compliance, maintain effective quality controls and significantly expand the Company's internal management, technical, information and accounting systems and to attract, assimilate and retain additional qualified personnel. See '--Dependence on Key Personnel.' Furthermore, as the Company's business develops and expands, the Company will need additional facilities for its growing work force. There can be no assurance that the Company will successfully implement and maintain such operational and financial systems or successfully obtain, integrate and utilize the employees and management, operational and financial resources necessary to manage a developing and expanding business in an evolving, highly regulated and increasingly competitive industry. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the business, financial condition and results of operations of the Company and the ability of the Company to make principal and interest payments on its indebtedness.

     If the Company were unable to hire staff, expand such facilities, retain labor, purchase adequate supplies of transmission or base station equipment, increase the capacity of its information systems and/or successfully manage and integrate such additional resources, customers could experience delays in connection of service and/or lower levels of customer service. Failure by the Company to meet the demands of customers and to manage the expansion of its business and operations could have a material adverse effect on the Company's business, financial condition and results of operations.

LACK OF DEPLOYMENT; RELIANCE ON EQUIPMENT SUPPLIERS

     Although fixed wireless point-to-point technology has been in use for a significant period of time, two-way point-to-multipoint technology has only been deployed on a limited basis and not at the 24 GHz frequency (other than in connection with the Company's trial in Richardson, TX). The Company has selected point-to-multipoint technology because the Company believes it will offer several advantages over other technologies. However, the Company's point-to-multipoint technology has not been tested on a commercial basis and may not perform as expected or provide the advantages expected by the Company.

     The Company currently plans to source equipment from multiple vendors. Any reduction or interruption in supply from any of its suppliers could have a disruptive effect on the Company. Although multiple manufacturers currently produce or are developing equipment that will meet the Company's current and anticipated requirements, no industry standard or uniform protocol currently exists for 24 GHz point-to-multipoint equipment. Further, the Company does not manufacture, nor does it have the capability to manufacture, nor does it anticipate establishing the capacity to manufacture, any of its telecommunications equipment. Additionally, there can be no assurance that the Company's suppliers will be able to manufacture and deliver the amount of equipment ordered or that such supply will in fact be sufficient to meet initial demand.

EMERGING MARKET; UNCERTAIN COMMERCIAL ACCEPTANCE OF 24 GHZ SERVICES

     The Company has not begun to market its fixed wireless broadband services to potential customers and has generated only nominal revenues to date. The provision of fixed wireless broadband services in the 24 GHz frequency band represents an emerging sector of the telecommunications industry, and the demand for such services is uncertain. Market acceptance may be adversely affected by historical perceptions of the unreliability and lack of security of previous wireless technologies using frequencies other than 24 GHz as well as the lack of wireless services previously provided over 24 GHz frequencies. The Company expects that substantial marketing effort, time and expense will be required to stimulate initial demand for the Company's fixed wireless broadband services. There can be no assurance that substantial markets will develop for 24 GHz fixed wireless broadband services, or, if such markets were to develop, that the Company would be able to attract and maintain a sufficient revenue-generating customer base or operate profitably.

     The Company's success in providing fixed wireless broadband services will be subject to certain factors beyond the Company's control. These factors include, without limitation, changes in general and local economic conditions, availability of equipment, changes in telecommunications service rates charged by other service providers, changes in the supply and demand for local exchange services, competition from wireline and wireless operators in the same market areas, changes in federal, state and local regulations affecting the operation of local telephone networks or fixed wireless broadband systems (including the enactment of new statutes and the promulgation of changes in the interpretation or enforcement of existing or new rules and regulations) and changes in technology that have the potential of rendering obsolete the Company's fixed wireless broadband equipment. In addition, the extent of the potential demand for fixed wireless broadband services in the Company's market areas cannot be estimated with certainty. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, the Company has incurred and will continue to incur significant operating expenses, has made, and will continue to make, significant capital investments, has entered and plans to enter into operating leases, equipment supply contracts and service arrangements, and is attempting to secure financing, in each case based upon certain expectations as to the anticipated market acceptance of, and customer demand for, the Company's services in the market. Lack of acceptance of the Company's services in the market would have a material adverse effect on the Company's business, financial condition and results of operations. See '--Significant Capital Requirements' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

DISTANCE AND WEATHER LIMITATIONS; LINE OF SIGHT; BUILDING ACCESS

     Wireless broadband services require a direct line of sight between two antennas comprising a link and are subject to distance and rain attenuation. The Company expects that its average coverage radius of a base station will be approximately three miles (five kilometers), depending on local conditions, and it is expected that the Company's base stations will utilize power control to increase signal strength and mitigate the effects of rain attenuation. In areas of heavy rainfall, transmission links will be engineered for shorter distances and greater power to maintain transmission quality. The reduction of path link distances to maintain transmission quality may increase the cost of service coverage. While these increased costs may not be significant in all cases, such costs may render wireless broadband services uneconomical in certain circumstances.

     Due to line of sight limitations, the Company currently plans to install its transceivers and antennas on the rooftops of buildings and on other tall structures. Line of sight and distance limitations generally do not present problems in urban areas, provided that suitable roof rights can be obtained, due to the existence of unobstructed structures from which to transmit and the concentration of customers within a limited area. Line of sight and distance limitations in non-urban areas can arise due to lack of structures with sufficient height to clear local obstructions. The Company expects generally to be able to construct intermediate links or use other means to resolve line of sight and distance issues. However, these limitations may render point-to-multipoint links uneconomical in certain locations. In such cases, the Company may (i) decide to provide services that are uneconomical in the short term, (ii) use alternative methods of transmission to provide services on a more economical basis, or (iii) decide not to provide services to potential customers in these locations. There can be no assurance that such limitations will not have a material adverse effect on the Company's business, financial condition and results of operations.

     In order to obtain the necessary access to install its transceivers and antennas and connect its intended customers, the Company must secure roof and other building access rights (or rights to access other line of sight locations), including access to conduits and wiring from the owners of each building or other structure on which it proposes to install its equipment, and may require construction, zoning, franchises or other governmental permits. There can be no assurance that the Company will succeed in obtaining the roof rights and building access, including construction, zoning, franchises or other governmental permits necessary to establish wireless broadband services to all or most potential customers in its market areas at reasonable cost or on favorable terms, or at all, or that delays in obtaining such rights will not have a material adverse effect on the Company's business, financial condition and results of operations.

RELOCATION OF LICENSES TO 24 GHZ; PENDING FCC PETITIONS

     The FCC issued an Order (the 'Relocation Order') on March 14, 1997 providing for the relocation of certain fixed wireless licensees in the 18 GHz band to a reallocated portion of the 24 GHz band. The FCC implemented this relocation without notice and comment procedures in order to give effect to the request of the National Telecommunications and Information Administration ('NTIA'), acting on behalf of the Department of Defense, which sought to protect national military satellite operations from harmful interference from 18 GHz fixed wireless stations. The Relocation Order provided for the relocation of these licenses from 100 MHz over five channels in the 18 GHz band to 400 MHz over five corresponding channels in the 24 GHz band. On June 24, 1997, the FCC issued a subsequent order (the 'Modification Order') that implemented the

Relocation Order by modifying the affected 18 GHz licenses, including those held by the Company, to authorize operations in the 24 GHz band. Pursuant to the Relocation Order, the 18 GHz fixed wireless operators in the Washington, DC and Denver, CO areas (including the Company's Washington, DC, Baltimore, MD and Denver, CO facilities) were required to relocate to corresponding channels in the 24 GHz band no later than June 5, 1997, with affected 18 GHz fixed wireless licensees in all other areas required to relocate to the 24 GHz band no later than January 1, 2001. See 'Regulation.'

     A number of parties have filed with the FCC petitions seeking reconsideration or review of one or both of these orders and the modification or revocation of the Company's licenses, contending, among other things, that the FCC's allocation of 400 MHz of 24 GHz spectrum for licenses was unnecessary and that the FCC should not have relocated the fixed wireless licensees without first conducting a notice and comment rulemaking proceeding. See 'Regulation.' In addition, one of these parties, DirecTV Enterprises, Inc. ('DirecTV'), has filed a petition for rulemaking with the FCC requesting permission for the construction and operation of broadcast satellite uplink facilities in areas of the 24 GHz band allocated to the former 18 GHz fixed wireless licensees. The Company has filed timely oppositions to all of these petitions.

     The Company cannot determine how the FCC will resolve the petitions for reconsideration or review of the Relocation Order and the Modification Order and the DirecTV rulemaking petition. Thus, any construction or operation at 24 GHz prior to the final resolution of these petitions is at the Company's risk and expense. If the Relocation Order or Modification Order were subsequently modified or reversed, such a modification or reversal could have a material adverse effect on the Company's business, financial condition and results of operations. In particular, it cannot be determined whether, under a modified license relocation, the Company's equipment would be rendered unusable or usable only after significant expense and delay.

     Grant of the DirecTV rulemaking petition could materially and adversely affect the Company's business, financial condition and results of operations. If implemented, DirecTV's proposals could result in the construction and operation of satellite uplink facilities on 24 GHz frequencies currently allocated to fixed wireless services, which could interfere with the Company's operations in the vicinity of these satellite uplink facilities. In addition, in the Relocation Order the FCC announced that it will commence a rulemaking proceeding to address future fixed wireless licensing in the 24 GHz band. There can be no assurance that the Company's point-to-point and point-to-multipoint equipment as currently designed will comply with the rules ultimately adopted by the FCC.


     The FCC's decisions upon reconsideration will be subject to judicial appeal to a U.S. court of appeals. There can be no assurance that the FCC will be able to defend any such litigation successfully. The court may affirm the Relocation Order or any order made by the FCC upon reconsideration, vacate and remand the matter to the FCC for initiation of a rulemaking proceeding, or make any other ruling. If the matter is remanded, the FCC could decide this issue in the same way or make another ruling, which may be adverse to the Company. Failure by the court to affirm the terms of the Relocation Order or the Modification Order could have a material adverse effect on the Company's business, financial condition and results of operations.



     Uncertainty during an appeal period regarding the Company's prospects and the implications of the result of such litigation may adversely affect the market price of the Class A Common Stock. In addition, such uncertainty may disrupt the Company's relationships with actual and potential customers, equipment vendors, lenders or other parties, which would have a material adverse effect on the Company's business, financial condition and results of operations.

CHANGES IN TECHNOLOGY, SERVICES AND INDUSTRY STANDARDS

     The telecommunications industry has been characterized by rapid technological advances, changes in end user requirements, frequent new service introductions, evolving industry standards and decreases in the cost of equipment. The Company expects these changes to continue, and believes that its long-term success will increasingly depend on its ability to offer services that exploit advanced technologies and anticipate or adapt to evolving industry standards. There can be no assurance that (i) the Company's wireless broadband services will not be economically or technically outmoded by technology or services now existing or developed and implemented in the future, (ii) the Company will have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or service offerings, (iii) the Company's inventory of equipment will not be rendered obsolete or (iv) the cost of 24 GHz equipment will decline as rapidly as that of competitive alternatives. For example, there are several technologies that allow the transmission of high bandwidth data over existing copper lines. The occurrence of any of the events described above may have a material adverse effect on the operations of the Company and the ability of the Company to make principal and interest payments on its outstanding indebtedness. See 'Business--Competition in the Telecommunications Industry' and 'Telecommunications Industry Overview.'

COMPETITION

     The telecommunications services industry is highly competitive. The Company has not begun to market its point-to-multipoint wireless local broadband services to potential customers on a widespread basis and is currently providing point-to-point services on a limited basis. The Company has not obtained significant market share in any of the areas where it offers its services or intends to offer services, nor does it expect to do so in the near future given the size of the local telecommunications market, the intense competition therein and the diversity of customer requirements. In each market area in which the Company is authorized to provide services, the Company competes or will compete with several other service providers and technologies. Many of the Company's competitors have long-standing relationships with customers and suppliers in their respective industries, greater name recognition and significantly greater financial, technical and marketing resources than the Company. The Company expects to compete on the basis of local service features, quality, price, reliability, customer service and rapid response to customer needs while bundling local, resold long distance and Internet services. The Company faces significant competition from ILECs, such as the Regional Bell Operating Companies ('RBOCs'). The Company may or will also compete with other fixed wireless service providers, CLECs, IXCs, cable television operators, ILECs operating outside their current local service areas, satellite licensees and Internet service providers ('ISPs'). There can be no assurance that the Company will be able to compete effectively in any of its market areas. See 'Business--Competition in the Telecommunications Industry' and 'Telecommunications Industry Overview.'

     A number of companies are developing enhancements to increase the performance of ILECs' copper wire-based legacy networks. These generally consist of digital subscriber line products, such as ADSL (asymmetrical digital subscriber line), HDSL (high-speed digital subscriber line) and VDSL (very high data rate subscriber line). There can be no assurance that the Company will be able to compete effectively with these enhancements.

     The Company also faces potential competition from new entrants to the 24 GHz fixed wireless market, including ILECs, CLECs and other leading telecommunications companies. In the Relocation Order, the FCC announced that it will conduct a rulemaking proceeding to devise rules for the issuances of licenses for up to five 80 MHz channels in the 24 GHz spectrum band in each market except for those licenses already issued to the Company and other relocated 18 GHz licensees. See 'Regulation.' The grant of additional fixed wireless authorizations by the FCC in the 24 GHz band could result in increased competition and diminish the value of the Company's existing fixed wireless authorizations. The Company believes that any additional 24 GHz licenses will be available through an auction. The Company believes that, assuming that additional authorizations are made available by the FCC, additional entities having greater resources than the Company could acquire authorizations at auctions from the FCC to provide telecommunications services in the 24 GHz band. See 'Regulation.'

     The Company will also face competition from other terrestrial fixed wireless services, including Multichannel Multipoint Distribution Service ('MMDS'), 28 GHz Local Multipoint Distribution Service ('LMDS') and 38 GHz wireless communications systems, 2.8 GHz Wireless Communications Service ('WCS'), FCC Part 15 unlicensed wireless radio devices, and other services that use existing point-to-point wireless channels on other frequencies. Additionally, other companies have filed applications for global broadband satellite systems proposed to be used for broadband voice and data services. If developed, these systems could also present significant competition to the Company.

     The FCC has announced plans to hold an auction for LMDS licenses in all markets for the provision of high capacity, wide-area fixed wireless point-to-multipoint systems. In addition, the FCC proposed rules to auction geographical area wide licenses for the operation of fixed wireless point-to-point communications services in the 38 GHz band, although many 38 GHz licenses have already been issued nationwide. The LMDS auction is scheduled to begin in December 1997 and the 38 GHz auction is expected to occur in 1998. The MMDS service, also known as 'wireless cable,' also currently competes for metropolitan wireless broadband services. At present, wireless cable licenses are used primarily for the distribution of video programming and have only a limited capability to provide two-way communications needed for wireless broadband telecommunications services, but there can be no assurance that this will continue to be the case. The FCC has initiated a proceeding to determine whether to provide wireless cable operators with greater technical flexibility to offer two-way services. Cellular, PCS and other mobile service providers may also offer fixed services over their licensed frequencies. Finally, the FCC has allocated a number of spectrum blocks for use by wireless devices that do not require site or network licensing. A number of vendors have developed such devices that may provide competition to the Company, in particular for certain low data rate transmission services. See 'Business-- Competition in the Telecommunications Industry.'

     The Company will also face both local and long distance competition from AT&T and other IXCs. The Company may face competition from electric utilities (several of whom have secured the necessary authorizations to provide local telephone service and are reportedly in various stages of perfecting and implementing their business plans), ILECs operating outside their current local service areas, other IXCs such as MCI and Sprint (each of which has significant investment from or has entered into agreements to be acquired by international telecommunications carriers with significant financial resources), and other providers. These entities provide transmission services using technologies which may enjoy a greater degree of market acceptance than the Company's wireless broadband technology in the provision of last mile broadband services.

     The long distance market has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high (and increasing) average churn rate as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. With respect to long distance services, the Company will compete with major carriers such as AT&T, MCI, Sprint and WorldCom, as well as other national and regional long distance carriers and resellers, many of whom own substantially all of their own facilities and are able to provide services at costs lower than the Company's current costs since the Company will generally lease its access facilities. The Company believes that the RBOCs also will become significant competitors in the long distance telecommunications industry. See 'Business-- Competition in the Telecommunications Industry.'

TRANSFER OF CONTROL OF WIRELESS LICENSES; NON-RENEWAL AND FLUCTUATION IN VALUE


     Pursuant to Teligent, L.L.C.'s Amended and Restated Limited Liability Company Agreement dated as of October 1, 1997 (the 'LLCA'), MSI and DSC contributed their fixed wireless licenses to the Company. Pursuant to the FirstMark Acquisition, the Company acquired additional licenses in three SMSAs. The assignment or transfer of control of licenses issued by the FCC (including pro forma assignments and transfers) is subject to the prior consent of the FCC, which consent generally turns on a number of factors including the identity, background and the legal and financial qualifications of the assignee and the satisfaction of certain other regulatory requirements. The FCC granted the application for the transfer of control of FirstMark's fixed wireless licenses to the Company in July 1997. The FCC granted the applications to assign the MSI and DSC licenses to the Company in October 1997. There were no petitions to deny filed against the FirstMark transfer of control application or the MSI and DSC assignment applications and the FCC grants thereof have become final. See 'Regulation--FCC Licensing.'


     The FCC's current policy is to align the expiration dates of all fixed wireless licenses of a particular service such that they mature concurrently and, upon expiration, to renew all such licenses for ten years. The initial term of most currently outstanding fixed wireless licenses, including the Company's licenses, expires on January 1, 2001. While FCC custom and practice establishes a presumption granting renewal of licenses to licensees, such presumption requires that the licensee substantially comply with its regulatory obligations during the license period. The FCC's failure to renew one or more licenses could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's licenses are integral assets of the Company, the value of which will depend significantly upon the success of the Company's wireless telecommunications operations and the future direction of the wireless telecommunications segment of the telecommunications industry. The value of licenses to provide wireless services also may be affected by fluctuations in the level of supply and demand for such licenses. Any assignment of a license or transfer of control by an entity holding a license is subject to certain limitations relating to the identity and qualifications of the transferee and requires prior FCC approval (and in some instances state regulatory approval as it relates to the provision of telecommunications services in that state), thereby possibly diminishing the value of the licenses.

RESTRICTIONS ON FOREIGN OWNERSHIP

     Under the Communications Act, the FCC may, if it finds the public interest will be served, refuse to grant common carrier licenses to (or may revoke the licenses of) an entity directly or indirectly controlled by non-U.S. citizens or by a corporation, the capital stock of which is more than 25% owned or voted by non-U.S. citizens or companies. The Communications Act also prohibits any entity, more than 20% of whose capital stock is owned or voted by non-U.S. citizens or companies, from receiving a license for common carrier services. After January 1, 1998, the FCC has proposed to apply a rebuttable presumption that greater than 25% indirect ownership or control of a common carrier licensee by citizens or companies from a country (including Japan) that is a signatory to the Telecommunications Annex to the World Trade Organization General Agreement on Trade in Services ('WTO Agreement') serves the public interest, but the 20% restriction on direct ownership will remain. The Company believes that foreign ownership of its Common Stock after completion of the Offerings will not cause it to be in violation of the Communications Act. However, a significant amount of Associated's common stock is held in nominee name and, accordingly, the Company is not aware of the citizenship of the actual beneficial owners of such shares. See 'Regulation--Alien Ownership.'


     If the FCC were to determine that the foreign ownership in the Company exceeded the Communications Act's foreign ownership limits, it could revoke the Company's licenses, require the Company to take actions necessary to reduce such foreign ownership so as not to exceed the statutory limits, or determine that it was in the public interest to allow the Company to maintain such foreign ownership levels. The Company's certificate of incorporation authorizes the Board of Directors to redeem equity securities owned by non-U.S. citizens and companies at their then-current market value in order to ensure compliance with the Communications Act and the FCC's rules. There can be no guarantee that the Company will remain in compliance with the Communications Act's foreign ownership limits or that such limits would not adversely affect the Company's ability to attract equity financing from entities that are from countries that are not signatories to the WTO Agreement.

     Based on currently available information, the Company estimates that its foreign ownership, after giving effect to the Strategic Equity Investment and the Offerings (assuming all 1.1 million shares of Class A Common Stock offered in the International Equity Offering, and a nominal number of shares of Class A Common Stock offered in the U.S. Equity Offering, are sold to non-U.S. citizens or companies), will be approximately 20%. However, this percentage is subject to change at any time upon any transfer of direct or indirect ownership of the Company's Common Stock. These restrictions on foreign ownership could also adversely affect the ability of the Company to attract additional equity financing from entities that are, or are owned by, non-U.S. persons.

     Upon consummation of the Offerings, pursuant to the Company's Certficate of Incorporation, the Board of Directors of the Company is empowered to take all actions which it deems appropriate to ensure compliance by the Company with applicable foreign ownership restrictions. In addition, under a Stockholders Agreement to be entered into by the Company and some or all of the members of Teligent, L.L.C. at or prior to consummation of the Equity Offerings (see 'Certain Relationships and Related Transactions--Stockholders Agreement'), if the Company is required by a change in law or other circumstance to reduce the level of foreign ownership of the Company, the Company will have the right, and will be required at NTT's election, to refuse to sell stock in the Company to any Foreign Owner (as defined) if such a transaction would adversely impact NTT's ability to hold its then existing share ownership in the Company, and, in addition, the Company will have the right, and will be required, at the election of any of the stockholders which are parties to such Stockholders Agreement (including NTT) to repurchase for cash (to the extent permitted by applicable Delaware corporation law) shares first from all other Foreign Owners (other than such parties, if applicable) and thereafter from each of such stockholders on a pro rata basis (based on the foreign ownership attributable to each such stockholder) at the fair market value thereof based on the Company's then public trading value. See 'Certain Relationships and Related Transactions--Stockholders Agreement' and 'Description of Capital Stock--Restriction on Foreign Ownership.'

GOVERNMENT REGULATION


     The Company's telecommunications services are subject to varying degrees of federal, state and local regulation. Generally, the FCC exercises jurisdiction over all telecommunications services providers to the extent such services involve the provision of jurisdictionally interstate or international telecommunications. The Telecommunications Act expanded the FCC's jurisdiction to include certain interconnection and related issues that traditionally have been considered subject primarily to state regulation. The state regulatory commissions also retain jurisdiction over significant aspects of the provision of intrastate telecommunications services.

     The Telecommunications Act is intended ultimately to permit service providers in the long distance and local telecommunications services markets, as well as cable television providers, to compete freely in all telecommunication markets. For example, the Telecommunications Act will permit the RBOCs eventually to compete fully in the provision of long distance services upon the satisfaction of certain statutorily mandated criteria. The Telecommunications Act generally requires ILECs to provide competitors with interconnection and nondiscriminatory access to the local exchange network on more favorable terms than have been available in the past. Such interconnection and the terms thereof are subject to negotiation with each ILEC, however, which may involve considerable delays. Moreover, such interconnection may not necessarily be obtained on terms and conditions that are favorable to the Company. Although the Company may petition the proper state regulatory agency to arbitrate disputed issues, there can be no assurance that the Company will be able to obtain favorable interconnection agreements. Also, there can be no assurance that any interconnection agreements will actually be implemented or enforced in a favorable manner. To date, the Company has successfully negotiated comprehensive interconnection agreements with five ILECs and a Resale Agreement with another for an additional state. In addition, it is currently negotiating comprehensive interconnection agreements with these and several other ILECs for numerous states. The Company has not resorted to arbitration with respect to its interconnection negotiations as of this date.


     As required by the Telecommunications Act, the FCC adopted in August 1996 new rules implementing the interconnection and resale provisions of the Telecommunications Act (the 'Interconnection Order'), which are intended to remove or minimize regulatory, economic and operational impediments to full competition for local services, including switched local exchange service. A number of parties appealed the Interconnection Order in Federal court seeking to vacate some or all of the rules adopted therein. In a July 18, 1997 decision, the United States Court of Appeals for the Eighth Circuit vacated significant portions of the Interconnection Order, including its provisions governing the pricing of local telecommunications services and unbundled network elements, certain of its unbundling requirements and its 'pick and choose' provision (which enabled a telecommunications carrier to demand any term of an ILEC's interconnection contract with another carrier). See 'Business--Regulation.' The Eighth Circuit's October 14 decision vacated an FCC rule that obligated ILECs, under certain circumstances, to provide combinations of network elements, rather than provide them individually. This decision may make it more difficult or expensive for competitors to use combinations of ILEC elements. Because the Company does not anticipate widespread use of combinations of ILEC elements, the decision should not have a material adverse effect on its operations. Moreover, because the decision may increase the cost and decrease the efficiency of ILEC network element-based competitive approaches, the Company believes that the decision may comparatively advantage the Company's entry strategy, which does not heavily rely on the use of ILEC network elements. The FCC or other parties may seek review of these decisions by the U.S. Supreme Court. Although the Company believes that the final outcome of the Eighth Circuit decisions including any further proceedings or a Supreme Court appeal will not materially adversely affect its operations, there can be no certainty in this regard. See 'Business--Competition in the Telecommunications Industry,' 'Telecommunications Industry Overview' and 'Regulation.'


     In addition, pursuant to the Telecommunications Act, the FCC issued new regulations in 1997 regarding the implementation of the universal service program and the assessment of access charges on carriers obtaining access to local exchange networks. As a result of these changes, the costs of business and multiple residential telephone lines are expected to increase. Several parties have sought FCC reconsideration or have appealed various parts of the new FCC rules. The Company is unable to predict the final formula for universal service contribution or its own level of contribution.

     The Company is unable to predict what effect the Telecommunications Act will have on the telecommunications industry in general and on the Company in particular. Numerous FCC, state and local regulatory decisions are expected regarding issues that may materially affect the Company, including but not limited to preemption of barriers to competition and access to rights of way. Although the Company generally intends not to install facilities in public rights of way, some municipalities may claim nevertheless that the Company must pay franchise or rights of way fees. As have several other providers, the Company may become involved in litigation or FCC preemption proceedings regarding whether local franchise requirements must be satisfied and what constitutes use of public rights of way. The Company can give no assurance as to the outcome of such litigation or, should it occur, whether it would have a material adverse effect on the Company. See 'Regulation.' No assurance can be given that any regulation, litigation or proceeding will broaden the opportunities available to the Company or will not have a material adverse effect on the Company's business, financial condition and results of operations. Further, there can be no assurance that the Company will be able to comply with additional applicable laws, regulations and licensing requirements or have sufficient resources to take advantage of the opportunities which may arise from this dynamic regulatory environment.

RADIO FREQUENCY EMISSION CONCERNS

     The use of wireless equipment may pose health risks to humans due to radio frequency ('RF') emissions from the radio/antenna unit. Any allegations of health risks, if proven, could result in liability on the part of the Company. If Teligent were held liable in any product liability suit, such liability could have a material adverse effect on the financial condition of the Company, including its ability to make principal and interest payments on its indebtedness, including the Notes. Concerns over RF emissions also may have the effect of discouraging the use of wireless communications devices, such as the radio/antenna unit to be used with the Company's systems. See '--Emerging Market; Uncertain Commercial Acceptance of 24 GHz Services.' These concerns could have a material adverse effect on the Company's business, financial condition and results of operations. The FCC recently adopted new guidelines and methods for evaluating the environmental effects of RF emissions from FCC-regulated transmitters, including wireless antennas. The updated guidelines and methods generally are more stringent than those previously in effect. The Company expects that the wireless equipment to be provided by its vendors will comply with applicable FCC guidelines. The FCC also incorporated into its rules provisions of the Telecommunications Act which preempt state or local government regulation of personal wireless services facilities based on RF environmental effects, to the extent such facilities comply with the FCC's rules concerning such RF emissions.

CONTROL BY PRINCIPAL STOCKHOLDER

     After giving effect to the Transactions and the Offerings, Associated will own 41.4% of the Company's outstanding Common Stock and will have the right to elect a majority of the members of the Company's Board, subject to its ownership of the Company's outstanding Common Stock not falling below 20% and its obligations under the Members Agreement (as defined herein). As a result, Associated, through its Common Stock holdings and representation on the Company's Board, will be able to exercise control over the policies and direction of the Company. See 'Certain Relationships and Related Transactions--Members Agreement,' 'Security Ownership of Certain Beneficial Owners and Management' and 'Description of Capital Stock.'

LIMITED INTELLECTUAL PROPERTY PROTECTION

     The Company relies upon a combination of licenses, confidentiality agreements and other contractual covenants to establish and protect its technology and other intellectual property rights. The Company currently has no patents or patent applications pending. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or other intellectual property or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Moreover, although the Company believes that its business as currently conducted does not infringe upon the valid proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against the Company and that, in the event of an unfavorable ruling on any such claim, a license or similar agreement to utilize technology relied upon by the Company in the conduct of its business will be available to the Company on reasonable terms. Loss of such rights or failure to obtain similar licenses or agreements may have a material adverse effect on the Company's business, financial condition and results of operations. Also, there can be no assurance that the intellectual property that ILECs or others claim to hold and that may be necessary for the Company to provide its services will be available on reasonable terms. See 'Business--Intellectual Property.'

ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation (the 'Certificate of Incorporation') and By-laws (the 'By-laws') will contain certain provisions that may have the effect of discouraging certain transactions involving an actual or threatened change of control of the Company. These provisions include the disproportionate voting rights of the Class B Common Stock to elect a majority of the members of the Company's Board of Directors relative to the Class A Common Stock and the authorization of the Company's Board to issue, without stockholder approval, one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights (including preferences over the Class A Common Stock respecting dividends and distributions and voting rights) as the Board of Directors may determine. These provisions may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company even though such a transaction might be economically beneficial to the Company and its stockholders. See 'Description of Capital Stock.'

POTENTIAL EFFECTS ON MARKET PRICE RESULTING FROM SHARES ELIGIBLE FOR FUTURE SALE


     The Company can make no prediction as to the effect, if any, that future sales of Class A Common Stock or the availability of shares for future sale will have on the market price of the Class A Common Stock prevailing from time to time. Sales of a substantial number of shares of Class A Common Stock in the public market following the Equity Offerings, or the perception that such sales could occur, could have an adverse effect on the market price of the Class A Common Stock. As of September 30, 1997, after giving effect to the Transactions and the Equity Offerings, 51,757,709 shares of Common Stock will be outstanding and, assuming an initial public offering price and a Conversion Trading Price (as defined under 'Management--Conversion of CARs and Appreciation Units into Stock Options') of $20.50 per share (the midpoint of the initial public offering price range), 12,344,939 shares will be issuable upon exercise of outstanding stock options (984,080 of which will be immediately exercisable). The 5,500,000 shares of Class A Common Stock sold in the Equity Offerings will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an 'affiliate' of the Company (as that term is defined under the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act. Substantially all the remaining 46,257,709 outstanding shares of Common Stock held by the Company's stockholders who are currently members of Teligent, L.L.C. will be 'restricted securities' (within the meaning of Rule 144) and, therefore, will not be eligible for sale to the public unless they are sold in transactions registered under the Securities Act or pursuant to an exemption from Securities Act registration, including pursuant to Rule 144. In connection with the Strategic Equity Investment, the Company has agreed to provide NTT certain rights to have its 5,783,400 shares of Class B Common Stock registered under the Securities Act. See 'Certain Related Transactions--Strategic Equity Investment--Registration Rights.' The Company has also granted certain registration rights to Alex J. Mandl, the Company's Chairman and Chief Executive Officer, pursuant to his employment agreement with the Company, to the FirstMark Sole Stockholder pursuant to the FirstMark Agreement and to DSC pursuant to the Members Agreement (as defined herein). Assuming 51,757,709 shares of Common

Stock outstanding upon consummation of the Equity Offerings and a Conversion Trading Price of $20.50 (the midpoint of the initial public offering price range in the Equity Offerings), 5,904,481 shares of Class A Common Stock will be subject to Mr. Mandl's Conversion Options (as such term is defined under 'Management--Conversion of CARs and Appreciation Units into Stock Options') and, under Mr. Mandl's employment agreement with the Company, would be required to be registered under the Securities Act upon request by Mr. Mandl, subject to certain amount and time limitations. See 'Management--Mandl Employment Agreement,' '--Conversion of CARs and Appreciation Units into Stock Options' and 'Certain Relationships and Related Transactions--Members Agreement' and '--FirstMark Agreement.' The Company intends to file a registration statement on Form S-8 under the Securities Act to register the 14,588,532 shares of Class A Common Stock which will be reserved for issuance under the Stock Plan (assuming 51,757,709 shares of Common Stock outstanding upon consummation of the Equity Offerings and an initial public offering price and a Conversion Trading Price of $20.50 per share, the midpoint of the initial public offering price range), including the 12,344,939 shares of Class A Common Stock which will be subject to Conversion Options (based on such assumptions).


     Except for the issuance by the Company of Common Stock to effectuate the Transactions, issuances of stock options under the Stock Plan, issuances of Common Stock upon exercise of stock options and certain other exceptions, the Company, certain of its officers and directors and the holders of the Class B Common Stock have agreed not to sell or file a registration statement pursuant to the Securities Act or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, without the prior written consent of Merrill Lynch & Co., for a period of 180 days after the date of this Prospectus. See 'Shares Available for Future Sale.'

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Equity Offerings, no public market for the Class A Common Stock has existed, and the initial public offering price, which will be determined by negotiation between the Company and representatives of the Underwriters, may not be indicative of the price at which the Class A Common Stock will trade after the Equity Offerings. See 'Underwriting' for the factors that will be considered in determining the initial public offering price. Application has been made for quotation of the Class A Common Stock on the Nasdaq National Market, but no assurance can be given that an active trading market for the Class A Common Stock will develop or, if developed, continue after the Equity Offerings. The market price of the Class A Common Stock after the Equity Offerings may be subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported periodic financial results of the Company, changing conditions in the economy in general or in the Company's industry in particular and unfavorable publicity affecting the Company or its industry. In addition, stock markets generally, and the stock prices of competitors in the Company's industry, experience significant price and volume volatility from time to time which may affect the market price of the Class A Common Stock for reasons unrelated to the Company's performance.

IMMEDIATE SUBSTANTIAL DILUTION

     Purchasers of Class A Common Stock in the Equity Offerings will experience an immediate and substantial dilution of 16.72 in the net tangible book value per share of their investment. In the event the Company issues additional Common Stock in the future, purchasers of Class A Common Stock in the Equity Offerings may experience further dilution in the net tangible book value per share of their Class A Common Stock. See 'Dilution.'

NO DIVIDENDS

     The Company does not anticipate paying any dividends on its Class A Common Stock in the foreseeable future. In addition, the terms of the Notes will restrict the Company's ability to pay cash dividends on its Class A Common Stock. See 'Dividend Policy.'

INVESTMENT COMPANY ACT CONSIDERATIONS

     After giving effect to the Additional Sponsor Equity Contributions, the Strategic Equity Investment and the Offerings, the Company will have substantial cash, cash equivalents and short-term investments. The Company intends to invest the proceeds of the Offerings so as to preserve capital (for use in its buildout) by investing it in short-term instruments consistent with prudent cash management and not primarily for the purpose of achieving investment returns. See 'Prospectus Summary--Pro Forma Capitalization' and 'Use of Proceeds.' Investment in securities primarily for the purpose of achieving investment returns could result in the Company being treated as an 'investment company' under the Investment Company Act of 1940 (the '1940 Act'). The 1940 Act requires the registration of, and imposes various substantive restrictions on, certain companies ('investment companies') that are, or hold themselves out as being, engaged primarily, or propose to engage primarily in, the business of investing, reinvesting or trading in securities, or that fail certain statistical tests regarding composition of assets and sources of income and are not primarily engaged in businesses other than investing, reinvesting, owning, holding or trading securities.

     The Company believes that it is primarily engaged in a business other than investing, reinvesting, owning, holding or trading securities and, therefore, is not an investment company within the meaning of the 1940 Act. If the Company were required to register as an investment company under the 1940 Act, it would become subject to substantial regulation with respect to its capital structure, management, operations, transactions with affiliated persons (as defined in the 1940 Act) and other matters. Application of the provisions of the 1940 Act to the Company would have a material adverse effect on the Company's business, financial condition and results of operations.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Equity Offerings are estimated to be approximately $103.6 million ($119.5 million if the Underwriters' over-allotment options are exercised in full), assuming an initial public offering price of $20.50 per share, representing the midpoint of the initial public offering price range, and the net proceeds to the Company from the Notes Offering are estimated to be approximately $385.0 million, in each case after deducting estimated underwriting discounts and offering expenses. Upon the closing of the Notes Offering, the Company will use approximately $69.0 million of the net proceeds of the Notes Offering to purchase Pledged Securities (in such amount as will be sufficient to provide for payment in full of the first six interest payments due on the Senior Notes) that will be pledged as security for repayment of the Senior Notes. The precise amount of the Pledged Securities to be acquired will depend upon interest rates prevailing at the closing of the Notes Offering.


     In November 1997, the Company used $43.0 million of the Additional Sponsor Cash Contributions to repay all outstanding amounts under the Loan Agreement between the Company, as borrower, and the Toronto Dominion Bank (Texas), Inc., as lender, dated December 24, 1996 (the 'Revolving Credit Agreement'). The Revolving Credit Agreement was terminated. The interest rate on indebtedness under the Revolving Credit Agreement as of September 30, 1997 was approximately 8.44%. The amounts that were repaid were used for expansion and development of the Company's network and for general corporate purposes.


     The Company intends to use the balance of the net proceeds of the Offerings and the Additional Sponsor Cash Contributions, together with the Strategic Equity Investment, for the development of the Company's business and deployment of its services and systems in multiple markets and the general development and growth of its telecommunications operations, including (i) the development of operating and management systems, (ii) capital expenditures and (iii) other operating expenses, including the hiring of sales, marketing, engineering and customer service personnel.


     Based on the Company's current business plan, the Company believes that the net proceeds of the Offerings, the Additional Sponsor Cash Contributions, the Strategic Equity Investment and anticipated Vendor Financing will be sufficient to satisfy its capital requirements through December 2000. Based on Company's current business plan, the Company estimates that through December 2000, $530 million will be required for capital expenditures, $350 million will be required to fund operating losses and $140 million will be required for cash interest and financing fees.


     The Company expects that its capital requirements after December 2000 will require it to obtain additional financing, which may include commercial bank borrowings, additional vendor financing or the sale or issuance of equity and debt securities either through one or more offerings or to one or more strategic investors. There can be no assurance that the Company will be successful in raising sufficient additional capital at all or on terms acceptable to the

Company. See 'Risk Factors--Significant Capital Requirements.'

     Pending the foregoing uses, the net proceeds of the Offerings will be invested in short-term, interest-bearing investment-grade securities.

                                DIVIDEND POLICY

     Prior to the Reorganization, the Company had been treated as a partnership for federal and state income tax purposes. Since inception, the Company has not generated any taxable income and therefore did not make any distributions to its members to satisfy their allocated portion of taxable income. The Company's status as a limited liability company will be terminated immediately prior to the consummation of the Offerings.

     The Company intends to retain future earnings, if any, to finance the development and expansion of its business and, therefore, does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The payment of dividends is within the discretion of the Company's Board of Directors and will be dependent upon, among other factors, the Company's results of operations, financial condition and capital requirements, restrictions imposed by the Company's financing arrangements and legal requirements.

     The terms of the Notes and the anticipated terms of the Vendor Financing will restrict the Company's ability to pay cash dividends on its Common Stock. See 'Description of Certain Indebtedness.'

                                    DILUTION

     As of September 30, 1997, the pro forma net tangible book value of the Company's Common Stock after giving effect to the Transactions was $92.0 million, or approximately $1.99 per share outstanding. As of September 30, 1997, the pro forma as further adjusted net tangible book value of the Company's Common Stock after giving effect to the Transactions and the Offerings and the application of the net proceeds therefrom (assuming an initial public offering price of $20.50 per share, the midpoint of the initial public offering price range, and after deducting estimated underwriting discounts and offering expenses) was $195.6 million, or approximately $3.78 per share. This represents an immediate increase in net tangible book value of $1.79 per share to existing stockholders and an immediate dilution in net tangible book value of $16.72 per share to new investors in the Equity Offerings. The net tangible book value per share of Common Stock represents the amount of the Company's tangible assets less its liabilities divided by the number of shares of Common Stock outstanding.

     The following table illustrates this dilution in net tangible book value per share to new investors at September 30, 1997:

Assumed initial public offering price.......................................            $20.50

Pro forma net tangible book value per share at September 30, 1997 after
  giving effect to the Transactions.........................................   $1.99
Increase in net tangible book value per share attributable to new
  investors.................................................................    1.79
                                                                               -----
Pro forma as adjusted net tangible book value per share at
  September 30, 1997 after giving effect to the Offerings...................              3.78
                                                                                        ------
Dilution per share to new investors.........................................            $16.72
                                                                                        ------
                                                                                        ------

     The following table sets forth, at September 30, 1997 on a pro forma as adjusted basis, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing holders of Common Stock and by the new investors, before deducting estimated underwriting discounts and offering expenses payable by the Company, at the assumed initial public offering price of $20.50 per share, the midpoint of the initial public offering price range.


                                           SHARES PURCHASED(1)       TOTAL CONSIDERATION
                                          ---------------------    -----------------------    AVERAGE PRICE
                                            NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                                          ----------    -------    ------------    -------    -------------
Existing stockholders..................   46,257,709      89.4%    $224,392,000       67%        $  4.85
New investors..........................    5,500,000      10.6      112,750,000       33%        $ 20.50
                                          ----------    -------    ------------    -------
  Total................................   51,757,709     100.0%    $337,142,000      100%
                                          ----------    -------    ------------    -------
                                          ----------    -------    ------------    -------


------------------

(1) Excludes approximately 12,345,000 shares of Class A Common Stock subject to stock options which will be held by directors, officers and other employees under the Stock Plan upon the conversion of existing equity incentive awards in connection with the Reorganization, assuming an initial public offering price and a Conversion Trading Price (as defined under 'Management--Conversion of CARs and Appreciation Units into Stock Options') of $20.50 per share (the midpoint of the initial public offering price range in the Equity Offerings). The stock options have a weighted average exercise price of $9.70. For a description of the weighted average exercise prices of such stock options, see 'Management--1997 Stock Incentive Plan' and '--Conversion of CARs and Appreciation Units into Stock Options.'

                       UNAUDITED PRO FORMA BALANCE SHEET

     The unaudited pro forma balance sheet set forth below is presented (i) as of September 30, 1997 on an actual basis, (ii) to show pro forma adjustments resulting from the Transactions and the application of net proceeds therefrom as described under 'Use of Proceeds,' (iii) to show pro forma adjustments resulting from the Offerings and the application of the net proceeds therefrom as described under 'Use of Proceeds,' and (iv) as of September 30, 1997 on a pro forma basis as adjusted to give effect to the Transactions and the Offerings and the application of the net proceeds therefrom as described under 'Use of Proceeds,' in each case as if the same occurred on September 30, 1997, subject to the assumptions and adjustments in the accompanying notes to the unaudited pro forma balance sheet.

     The unaudited pro forma balance sheet should be read in conjunction with the financial data appearing under 'Selected Financial Data,' the Financial Statements contained elsewhere herein and the discussion of the Transactions under 'Certain Transactions.' The unaudited pro forma balance sheet does not purport to be indicative of the financial position of the Company that might have been obtained had these events actually then occurred or of the Company's future financial position.


                                                                               AS OF SEPTEMBER 30, 1997
                                                            --------------------------------------------------------------
                                                                           ADJUSTMENTS       ADJUSTMENTS
                                                                             FOR THE           FOR THE
                                                             ACTUAL      TRANSACTIONS(1)     OFFERINGS(2)   AS ADJUSTED(3)
                                                            --------   -------------------   ------------   --------------
                                                                                (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents...............................  $  5,808       $   119,619         $419,550        $544,977
  Other current assets....................................     5,581            (2,432)              --           3,149
                                                            --------   -------------------   ------------   --------------
Total current assets......................................    11,389           117,187          419,550         548,126
Restricted cash(4)........................................        --                --           69,000          69,000
Property and equipment, net...............................     6,956               685               --           7,641
Licenses..................................................        --            49,853               --          49,853
Payment to wireless communications company(5).............     5,570            (5,570)              --              --
Other assets..............................................       403              (203)          15,000          15,200
                                                            --------   -------------------   ------------   --------------
Total Assets..............................................  $ 24,318       $   161,952         $503,550        $689,820
                                                            --------   -------------------   ------------   --------------
                                                            --------   -------------------   ------------   --------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable, accrued payroll and other current

     liabilities..........................................  $  6,298       $       118         $     --        $  6,416
  Revolving line of credit(6).............................    38,500           (38,500)              --              --
  Accrued CARs and Appreciation Units.....................    17,899             2,729 (7)           --          20,628
                                                            --------   -------------------   ------------   --------------
Total current liabilities.................................    62,697           (35,653)              --          27,044
Accrued CARs and Appreciation Units.......................    36,815           (24,409)(7)           --          12,406
Senior Notes..............................................        --                --          250,000         250,000
Senior Discount Notes.....................................        --                --          150,000         150,000
Other liabilities.........................................       956                --               --             956
Contingent liability......................................     4,000                --               --           4,000
Stockholders' equity:
  Common Stock............................................        --               463               55             518
  Additional paid-in capital(8)...........................    24,058           199,871          103,495         327,424
  Retained earnings (deficit accumulated) during the
     development stage....................................   (92,458)           21,680 (7)           --         (70,778)
                                                            --------   -------------------   ------------   --------------
  Subtotal................................................   (68,400)          222,014          103,550         257,164
  Notes receivable from Executive(8)......................   (11,750)               --               --         (11,750)
                                                            --------   -------------------   ------------   --------------
Total Stockholders' equity................................   (80,150)          222,014          103,550         245,414
                                                            --------   -------------------   ------------   --------------
Total Liabilities and Stockholders' equity................  $ 24,318       $   161,952         $503,550        $689,820
                                                            --------   -------------------   ------------   --------------
                                                            --------   -------------------   ------------   --------------
                                                     (Footnotes on next page)

(Footnotes from previous page)
------------------


(1) Reflects pro forma adjustments to give effect to the Transactions, net of transaction fees (including pro forma adjustment for the CARs and Appreciation Units) and the application of a portion of the Additional Sponsor Cash Contributions to repay the Revolving Credit Agreement, as described under 'Use of Proceeds.'


(2) Reflects pro forma adjustments to give effect to the Offerings, net of transaction fees, and the application of a portion of the net proceeds therefrom to purchase the Pledged Securities, as described under 'Use of Proceeds.'

(3) As adjusted on a pro forma basis to give effect to the Transactions and the Offerings, net of transaction fees, and the application of a portion of the Additional Sponsor Cash Contributions to repay the indebtedness outstanding under the Revolving Credit Agreement and a portion of the net proceeds of the Offerings to purchase the Pledged Securities, as described under 'Use of Proceeds.'

(4) The adjustment to restricted cash to give effect to the Offerings consists of the Pledged Securities in an amount sufficient to provide for payment in
    full of the interest due on the Senior Notes through            , 2000.

(5) During the nine months ended September 30, 1997, pursuant to the FirstMark Agreement, the Company paid $5.6 million to FirstMark. Upon closing of the FirstMark Acquisition, this amount was allocated to Licenses.


(6) Borrowings under the Revolving Credit Agreement amounted to $38.5 million at September 30, 1997. In November 1997, the Company repaid the outstanding balance under the Revolving Credit Agreement with a portion of the Additional Sponsor Cash Contributions, as described under 'Use of Proceeds.'



(7) The adjustment to deficit accumulated during the development stage reflects a decrease in the accrued CARs and Appreciation Unit liabilities. This decrease is attributable to adjustments to the CARs and Appreciation Units resulting from the Transactions and estimates of vesting of the CARs and Appreciation Units used in the calculation of the liabilities, assuming the conversion of CARs and Appreciation Units to stock options on September 30, 1997, as described, and based on the assumptions set forth, under 'Management' and 'Conversion of CARs and Appreciation Units into Stock Options.' See 'Conversion of CARs and Appreciation Units into Stock Options.'



(8) Additional paid-in capital on an actual basis as of September 30, 1997 consists of $9.1 million in member cash contributions to Teligent, L.L.C. and $15.0 million reflecting the loans from MSI and DSC to Mr. Mandl, classified as additional paid-in capital for presentation purposes. The adjustment to additional paid-in capital and Common Stock to give effect to the Transactions and the Equity Offerings reflects the following additional amounts: $31.5 million reflecting the FirstMark Acquisition, $61.6 million reflecting the Additional Sponsor Equity Contributions, $8.2 million reflecting the assignment of certain licenses held by certain of the Company's members or affiliates to the Company, $100.0 million reflecting the Strategic Equity Investment and $112.8 million as a result of the Equity Offerings, less estimated aggregate transaction fees with respect to the Equity Offerings and Strategic Equity Investment of $10.2 million and $518,000 allocated to Common Stock.



    In addition to receiving approximately $10.5 million in cash, the FirstMark Sole Stockholder, received a 5% member interest (calculated as of the date of the definitive agreements) in Teligent, L.L.C. upon the closing of the FirstMark Acquisition. As a result of the Reorganization, the FirstMark Sole Stockholder will receive 1,830,410 shares of Teligent, Inc. Class A Common Stock. Assuming an initial public offering price of $20.50 per share, the midpoint of the initial public offering price range in the Equity Offerings, the value of such shares is approximately $37.5 million. The FirstMark Acquisition has been accounted for using the purchase method in accordance with Accounting Principles Board Opinion No. 16, 'Accounting for Business Combinations.' See 'Security Ownership of Certain Beneficial Owners and Management.'

                            SELECTED FINANCIAL DATA


     The selected financial data presented below as of and for the period from March 5, 1996 (date of inception) to December 31, 1996 are derived from and are qualified by reference to the Financial Statements contained elsewhere in this Prospectus. The financial statements for the period from March 5, 1996 (date of inception) to December 31, 1996 have been audited by Ernst & Young LLP, independent certified public accountants. The following selected financial data as of and for the nine months ended September 30, 1997, and as of and for the period March 5, 1996 (date of inception) to September 30, 1997, have been derived from the unaudited financial statements of the Company which, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for such periods. Operating results for the nine months ended September 30, 1997 and for the period March 5, 1996 (date of inception) to September 30, 1997 are not necessarily indicative of the results that may be expected for the full year, although the Company will continue to be a development stage company and anticipates a net loss for the year. Historical per share data for earnings and dividends have not been presented as the Company was not publicly-held during the periods presented below. The following financial data should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Financial Statements contained elsewhere in this Prospectus.

                                                           MARCH 5, 1996                                   MARCH 5, 1996
                                                       (DATE OF INCEPTION) TO    NINE MONTHS ENDED     (DATE OF INCEPTION) TO
                                                         DECEMBER 31, 1996       SEPTEMBER 30, 1997      SEPTEMBER 30, 1997
                                                       ----------------------    ------------------    ----------------------
                                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues............................................          $  1,386                $  2,914                $  4,300
Costs and expenses:
  Cost of wireless communications services..........             1,625                   2,875                   4,500
  Sales, general and administrative.................             9,582                  25,551                  35,133
  CARs and Appreciation Units(1)....................             2,778                  51,935                  54,713
  Depreciation and amortization.....................               164                     306                     470
                                                            ----------              ----------              ----------
     Total costs and expenses.......................            14,149                  80,667                  94,816
                                                            ----------              ----------              ----------
Operating loss......................................           (12,763)                (77,753)                (90,516)
Interest expense and loan fees, net.................              (870)                 (1,072)                 (1,942)
                                                            ----------              ----------              ----------
Net loss(1).........................................          $(13,633)               $(78,825)               $(92,458)

                                                            ----------              ----------              ----------
                                                            ----------              ----------              ----------

                                                         DECEMBER 31, 1996       SEPTEMBER 30, 1997
                                                       ----------------------    ------------------
                                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash................................................          $  1,303                $  5,808
Property and equipment, net.........................             3,545                   6,956
Total assets........................................             5,145                  24,318
Working capital (deficit)...........................            (6,930)                (51,309)
Revolving line of credit -- total indebtedness......             2,000                  38,500
Accrued CARs and Appreciation Units Liability.......             2,778                  54,713

Members' deficit:
  Capital contributions.............................            24,058                  24,058
  Deficit accumulated during the development stage..           (13,633)                (92,458)
                                                            ----------              ----------
  Subtotal..........................................            10,425                 (68,400)
  Notes receivable from Executive...................           (14,000)                (11,750)
                                                            ----------              ----------
     Total members' deficit.........................          $ (3,575)               $(80,150)
                                                            ----------              ----------
                                                            ----------              ----------
                                                           MARCH 5, 1996                                   MARCH 5, 1996
                                                       (DATE OF INCEPTION) TO    NINE MONTHS ENDED     (DATE OF INCEPTION) TO
                                                         DECEMBER 31, 1996       SEPTEMBER 30, 1997      SEPTEMBER 30, 1997
                                                       ----------------------    ------------------    ----------------------
                                                                               (DOLLARS IN THOUSANDS)
OTHER DATA:
Modified EBITDA(2)..................................          $ (8,821)               $(23,262)               $(32,083)
Cash used in operating activities...................            (6,047)                (22,508)                (28,554)
Cash used in investing activities...................            (3,709)                 (9,487)                (13,196)
Cash provided by financing activities...............            11,058                  36,500                  47,558
Ratio of earnings to fixed charges(3)...............                --                      --                      --


------------------
(1) The net loss for the period March 5, 1996 (date of inception) to December 31, 1996, the nine months ended September 30, 1997, and for the period March 5, 1996 (date of inception) to September 30, 1997 includes non-cash CARs expense of $2,778,000, $51,935,000, and $54,713,000, respectively. Such expense is required under generally accepted accounting principles due to the variable nature of the underlying employee compensation plan and may not reflect the actual amount of compensation due at vesting due to changes in the fair market value of Teligent, actual employee vesting, and dilution. If compensation expense was not recognized relating to CARs, the net loss for the period March 5, 1996 (date of inception) to


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    December 31, 1996, the nine months ended September 30, 1997, and the period March 5, 1996 (date of inception) to September 30, 1997 would have been $10,855,000, $26,890,000 and $37,745,000, respectively.



(2) Modified EBITDA consists of operating loss expense and amortization of notes receivable from Executive before depreciation and amortization, interest expense and loan fees, net, CARs and Appreciation Units. EBITDA, consisting of operating loss before depreciation and amortization, interest expense, and net loan fees, is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. Additionally, certain covenants contained in the Indentures will be calculated based on EBITDA. Although EBITDA should not be construed as a substitute for operating income determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditures and working capital requirements. See the Financial Statements contained elsewhere in this Prospectus.



(3) The ratio of earnings to fixed charges is computed by dividing pretax income from operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense the Company believes to be representative of interest. For the period March 5, 1996 (date of inception) to December 31, 1996, the nine months ended September 30, 1997 and the period March 5, 1996 (date of inception) to September 30, 1997, earnings were insufficient to cover fixed charges by $13.5 million, $77.4 million and $90.9 million, respectively. After giving pro forma effect to the Transactions and the Offerings as if they occurred at the beginning of the period presented, the deficiency of earnings to fixed changes would have been $15.0 million for the period March 5, 1996 (date of inception) to December 31, 1996 and $46.3 million for the nine months ended September 30, 1997.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL


     The following discussion and analysis is based upon the financial statements of the Company from its inception on March 5, 1996 to September 30, 1997 and should be read in conjunction with the Financial Statements and notes thereto contained elsewhere in this Prospectus. Certain statements set forth below constitute 'forward-looking statements.' Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in 'Risk Factors' and 'Business.'


OVERVIEW

     Teligent intends to capitalize on a convergence of technological, regulatory and market developments to capture revenues in the estimated $110 billion business telecommunications market. Teligent's goal is to be a premier facilities-based provider of telecommunications solutions to small and medium-sized businesses. The Company intends to provide cost-effective, high bandwidth connectivity in order to offer an integrated package of local and long distance telephone service, high-speed data connectivity, Internet access and videoconferencing.

     The Company's business commenced on March 5, 1996, and the Company has generated only nominal revenues from operations to date. Prior to the transfer by MSI and DSC of their fixed wireless licenses to the Company in October 1997, revenues and cash flows associated with customers using the fixed wireless licenses were accounted for by MSI and DSC. Accordingly, Teligent's historic revenues only reflect certain management and administration services to MSI and DSC in connection with the development, construction and operation of their 18 GHz and subsequently 24 GHz fixed wireless networks. The Company's primary activities have focused on the acquisition of licenses and authorizations, the acquisition of building access rights, the hiring of management and other key personnel, the raising of capital, the acquisition of equipment, the development of operating systems and the negotiation of interconnection agreements.

     The Company has experienced significant operating and net losses and negative operating cash flow to date and expects to continue to experience operating and net losses and negative operating cash flow until such time as it develops a revenue-generating customer base sufficient to fund operating expenses. See 'Risk Factors-- Development Stage Company; Limited History of Operations; Negative Cash Flow and Operating Losses,' '--Significant Capital Requirements' and '--Substantial Leverage; Ability to Service Indebtedness.'

After the Company initiates service in a significant number of markets, the Company expects to achieve positive operating margins over time by increasing the number of revenue-generating customers and providing additional capacity for its customers without significantly increasing related capital expenditures, costs of building access rights and other operating costs. Over time, the Company believes that its cost structure will be further enhanced as the majority of its network deployment costs will consist of electronics, which tend to decline in price through time as economies of scale are achieved. The Company expects that operating and net losses and negative operating cash flow will increase significantly as the Company implements its growth strategy. See '--Liquidity and Capital Resources.'

FACTORS AFFECTING FUTURE OPERATIONS

REVENUES

     Target Market and Penetration. Teligent's wireless licenses cover approximately 3.7 million U.S. businesses and 26.7 million business lines in 74 of the most populous U.S. metropolitan market areas. The Company intends to focus its marketing efforts on small and medium-sized businesses with 5 to 350 telephone lines. Teligent's market research indicates that a significant portion of its target customer base is currently dissatisfied with its ILEC service. To address this market opportunity, Teligent plans to initially focus its sales efforts on business customers whose needs are not well served by fiber-based services and whose bandwidth needs are not adequately met by copper-based services.

     The Company has compiled geographic databases of commercial buildings, business establishments and multi-tenant units. These databases will be used to optimize network deployment as well as target sales and marketing efforts in order to maximize capital efficiency. In addition, by using this data, the Company plans to measure its performance by market segment as it grows and then use this analysis to optimize deployment of its network in the future.

     Service Offering. Teligent initially intends to derive the majority of its revenues from local switched voice and data communications services directly provided to end user customers. Teligent also intends to offer an integrated package of local and long distance telephone services, value-added services, high speed data connectivity, Internet access and videoconferencing. As a result of regulatory constraints, local and long distance services have historically been purchased separately. Due to changes in the regulatory environment, the Company believes business customers will increasingly seek to purchase local and long distance service from the same provider. Where economically attractive, the Company may also enter into arrangements through which other carriers could resell Teligent's services to their own customers.

     Pricing. Teligent's pricing structures will vary according to service. Switched voice service revenues will typically consist of two types of charges: a fixed charge for access to the network and additional charges based on actual usage. Data service revenues will more commonly consist solely of fixed charges as the result of the current industry practice of providing service on a dedicated basis. In the future, the Company believes that its wireless local networks will be able to offer advanced functions, which would enable data services to be provided on an as-needed basis instead of on a dedicated basis. As a result, Teligent expects to be able to price its data services on a usage basis, which may prove more economical and attractive to potential customers than dedicated pricing, enabling Teligent to differentiate itself in the marketplace.

     As a new market entrant, Teligent's strategy will be to price its services competitively to gain market share early. For switched voice services and other services already provided by the ILEC, the Company expects to price at a discount. For certain data and bandwidth-intensive services that may not be provided by competitors or for which there may exist an underserved market demand, the Company may be able to price its services at a premium. The Company anticipates that some ILECs may reduce their prices as increased competition begins to erode their market share. The Company believes that it will be able to remain competitive if market prices decline because of its lower expected network cost. The Company also expects to price its bundled long distance service at a discount to market prices as a further incentive to attract potential customers and to broaden its revenue base.

     Churn. Similar to other telecommunications providers, the Company expects to encounter customer churn as its customer base grows. The Company believes that it will be able to mitigate churn through its competitive pricing, ability to provide last mile local loop service through its own networks, which will enhance its ability to ensure high quality service by minimizing its reliance on the ILEC for maintenance or equipment upgrades, and its bundled service offering. In the event of customer churn, the Company's customer premise equipment will be able to be redeployed at other customer premises thereby reducing the risk of stranded assets.

NETWORK RELATED COSTS

     In addition to the capital expenditures described below, additional costs are required to operate and maintain the networks, including: real estate leases for switching centers, base station sites and customer sites; preparation, installation, operation and maintenance of switching centers, base station sites and individual customer radio links, as well as customer premise equipment; leasing of backhaul facilities between base station sites and switching centers; network operation center facility expense; the cost to interconnect and terminate traffic with other network providers; software licensing fees; and network design and base station configuration planning.

     Site Leases. Site lease costs, particularly customer rooftop lease costs, may represent a substantial ongoing operating expense. Teligent has developed a detailed strategy to minimize these costs. First, as part of its sales strategy, the Company will focus its marketing efforts in targeted buildings where site leases are being or have already been acquired. Multiple customers located in the same building can therefore share a single rooftop antenna, as opposed to having individual customers dispersed across multiple buildings, each of which would require an individual antenna and a rooftop lease. Second, Teligent is exploring alternative approaches to building access.

     Base Station Sites. Base station sites will be primarily located on rooftops of existing buildings or towers. The Company anticipates that it will be able to utilize existing structures more frequently than PCS and cellular providers, which cover areas that Teligent does not intend to prioritize, such as highways and residential streets, where there may be a lack of suitable existing structures. Rather, the Company expects that most of its target customers will be located in business districts which contain existing commercial buildings suitable for base station sites, thereby minimizing site construction costs.

     Installation and Maintenance. The Company will require a significant number of network installation and maintenance personnel for each market. As the Company's customer base grows, so will its utilization of switching centers, the base station to switch transport network and base station sites, all of which require regular maintenance. While certain customer premise maintenance will be simple enough for customers to perform themselves, Company technicians will still be required to perform customer site maintenance and service changes.

     Base Station to Switch Transport. Traffic between base station sites and the Company's switching centers will be carried over a combination of Company-owned 24 GHz wireless links as well as hybrid fiber optic transmission facilities, where appropriate. While the Company may build its own fiber optic facilities in certain areas, it expects to work primarily with other hybrid fiber network providers, either through leasing arrangements or partnerships. Additionally, as customers are added and the base station to switch transport capacity requirements increase, some of the wireless links initially deployed may be replaced with additional fiber-based facilities. In such cases, the wireless equipment may be redeployed elsewhere in the network, in order to reduce stranded assets.

     Interconnection Costs. Because the vast majority of local telecommunications users are currently served by ILECs, local calls originating on Teligent's network will most likely be to other parties served by an ILEC. In such cases, Teligent will be required to pay interconnection fees to connect calls to subscribers on the ILEC's network. Additionally, the Company expects to lease capacity from other network providers to carry much of its long distance and Internet traffic. As a facilities-based local access provider, Teligent will earn access charges for long distance services it provides to local customers on its network, thereby significantly enhancing its operating margins. The Company believes that this will become an added competitive advantage as it expands its revenue base by providing an increasing portion of long distance services.

COST OF OPERATIONS

     Teligent will incur operating costs common to all telecommunications providers including customer service and technical support, information systems, billing and collections, general management and overhead expense, office leases, bad debt expense and administrative functions. Those functional areas driven by headcount, such as customer service, will increase gradually as required by customer demand. Other areas, particularly information and billing systems, may require significant upfront capital expenditures to the extent that the Company purchases or creates its own infrastructure. Because Teligent lacks any legacy systems, the Company believes that it has the opportunity to develop systems that provide greater functionality and flexibility than many existing operators.

     The Company's experienced management team has demonstrated past success in building and managing each of these functional areas. Company management is currently designing, developing and hiring the necessary staff for all of its operational departments. Management anticipates that centralized staff and operations will decrease as a portion of the Company's operating expenses over time. As the Company commercializes more markets and the customer base grows, the number of market-specific workers is expected to grow to represent the majority of the Company's employees. However, certain functions such as customer service call centers, network operations monitoring and billing and site planning are likely to remain centralized in order to achieve economies of scale.

     Sales and Marketing Costs. Teligent intends to employ a significant direct sales force to focus on the end user. The salespeople will have performance incentives through a structure that will link a significant portion of each person's compensation to the actual revenue produced by that individual. Particularly in the first few years, the sales force will target the specific geographic areas covered by newly constructed base station sites. As the network's geographic coverage expands, Teligent expects it will broaden its marketing and advertising activities. In addition, to enhance profitability and maximize benefits of network architecture, salespeople will be encouraged to maximize penetration in 'on net' buildings that already have installed CPE. The Company also intends to use alternate or indirect channels of distribution, including a sales agent program.

     Software and Development Costs. The Company expects to incur significant costs for rights to the software used within the wireless local loop, switching and network management portions of its network. The Company will incur significant software-related costs as it builds and maintains its advanced information systems to support functions such as billing and customer care.

DEPRECIATION AND AMORTIZATION

     The Company depreciates and amortizes its property and equipment using the straight line method over the estimated useful life of the assets ranging from five to ten years for equipment and the lesser of seven years or the lease term for leasehold improvements. Licenses are amortized over a period up to fifteen years.

CAPITAL EXPENDITURES

     The Company's principal capital expenditure requirements involve the purchase and installation of CPE, base stations, network switches and switch electronics and network operations center expenditures.

     Customer Premise Equipment. The purchase and installation of CPE is the largest single capital expense component in Teligent's business plan, and represents a success-based capital expenditure. Success-based capital expenditures afford Teligent greater flexibility in its business plan and reduce the risk of deploying equipment and capital which are not associated with customers and revenues. While a certain amount of equipment must initially be installed at each base station, the majority of the equipment (and cost) will depend upon the number of customers acquired. As more customers are loaded onto a given base station area, the initial base station equipment will be augmented with additional sectors, radios, antennas and modems to meet customer demand.

     The Company's CPE costs include an integrated radio/antenna unit, modem(s), power supply, multiplexer and router equipment, line interface cards, and cables and installation materials. Portions of the CPE costs can also be shared among multiple customers in the same building, thereby reducing the capital expenditures required per customer. In addition, in the event of customer churn, the Company's CPE can be redeployed at other customer premises thereby reducing stranded assets.

     Base Station Site. A base station will be able to serve customers within a 360-degree coverage area, subject to lines of sight. Teligent expects its average coverage radius will be approximately three miles (five kilometers), depending on local conditions. A base station will typically comprise four to eight sectors, each of which cover a radial section of the service area depending on coverage and capacity requirements. Each sector requires one or more radio/antenna units and modems, depending on the system deployed. Construction costs per base station are typically higher than are construction costs per customer site. The Company expects that its sites will typically be built on top of buildings as opposed to towers constructed by the Company.

     Base Station to Switch Transport. Teligent will transport traffic between its base stations and switching sites. To the extent the Company uses wireless transport rather than leased fiber, it will incur capital expenditures as opposed to operating costs.

     Switching. Switching costs include traditional circuit-based switches, line cards for interfacing with the backhaul networks and with the networks of other carriers, packet- and cell-based switching systems, such as ATM and Frame Relay switches, power systems, and environmental maintenance equipment. The Company expects to eventually deploy a switch in each of its markets and be able to add increased switching capacity by adding more ports. Accordingly, the cost structure for switches is expected to have both a fixed and variable cost component.

BUSINESS DEVELOPMENT, CAPITAL EXPENDITURES AND ACQUISITIONS


     From inception through September 30, 1997, expenditures for property and equipment total $7.4 million. In addition, the Company has incurred significant other costs and expenses in the development of its business and has recorded cumulative losses from inception through September 30, 1997 of approximately $92.4 million. This amount includes $54.7 million of non-cash compensation, consisting of expenses associated with the CARs and Appreciation Units. In October 1997, the Company consummated the FirstMark Acquisition, whereby it acquired all of the capital stock of FirstMark, which holds additional FCC authorizations and licenses, for an aggregate purchase price (before related expenses) of $10.5 million in cash (of which $5.6 million was paid as of September 30, 1997 and $4.9 million was paid at the closing) and a 5% member interest in Teligent, L.L.C. The Company may, when and if the opportunity arises, acquire other spectrum rights or related businesses, incur expenses in the development of new technologies and expand its fixed wireless broadband services into new market areas.


RESULTS OF OPERATIONS

     Prior to the transfer by MSI and DSC of their fixed wireless licenses to the Company, revenues and cash flows associated with customers using the fixed wireless licenses were accounted for by MSI and DSC. Accordingly, the Company's historic revenues only reflect certain management and administration services to MSI and DSC in connection with the development, construction and operation of their 18 GHz and subsequently 24 GHz fixed wireless networks. Additionally, Teligent has been or will be reimbursed by MSI and DSC for the cost of certain services provided by Teligent prior to the transfer by MSI and DSC of their fixed wireless licenses to Teligent, in connection with the construction and operation of the fixed wireless links related to the 18 GHz and 24 GHz licenses.

NINE MONTHS ENDED SEPTEMBER 30, 1997

     For the nine months ended September 30, 1997, the Company generated revenues of $2.9 million from services provided to MSI and DSC, including $2.3 million of other services, $90,000 of management fees and $0.5 million from equipment leases.


     In the same period, the Company incurred operating expenses (other than interest expense) of approximately $80.7 million, including $2.9 million relating to the cost of wireless communications services, $25.6 million of sales, general and administrative expenses, primarily due to payroll and consulting costs relating to the commencement of operations of the Company, and $51.9 million of non-cash expense associated with the CARs and the Appreciation Units. Interest expense for the nine months ended September 30, 1997 was $1.1 million, due to borrowings under the Revolving Credit Agreement.


MARCH 5, 1996 (INCEPTION) TO DECEMBER 31, 1996

     From inception through December 31, 1996, the Company generated revenue of $1.4 million from services provided to MSI and DSC including $1.1 million of other services, $0.1 million of management fees and $0.2 million from equipment leases.



     In the same period, the Company incurred operating expenses (other than interest expense) of approximately $14.1 million, including $1.6 million relating to the cost of wireless communication services and $9.6 million of sales, general and administrative expenses, primarily due to payroll and consulting costs relating to the commencement of operations of the Company and $2.8 million of non-cash expense associated with CARs. Interest expense and debt origination fees for the period ending December 31, 1996 was $0.9 million, primarily due to the loan structuring fee for the Revolving Credit Agreement. The Company expects to generate significant operating and net losses for the next several years. See 'Risk Factors--Development Stage Company; Limited History of Operations; Negative Cash Flow and Operating Losses.'


LIQUIDITY AND CAPITAL RESOURCES

     Unlike other new wireless entrants that have expended considerable capital to acquire licenses, the majority of Teligent's licensed spectrum was contributed by MSI and DSC, and Teligent has no outstanding balance sheet liabilities for license purchases. The development of the Company's business and deployment of its services and systems will require significant capital to fund capital expenditures, working capital, debt service and operating losses. The Company's principal capital expenditure requirements involve the purchase and installation of CPE, base stations, network switches and switch electronics and network operations center expenditures. The Company intends to offer its integrated package of services in at least 10 market areas by the end of 1998 and 30 by the end of 1999, and subsequently in all of its 74 currently licensed market areas. The Company currently forecasts that its capital requirements from March 5, 1996 (inception) through December 2000 will be approximately $1 billion. The Company estimates that through December 2000, $530 million will be required for capital expenditures, $350 million will be required to fund operating losses and $140 million will be required for cash interest and financing fees. Actual capital requirements may vary based upon the timing and success of the Company's roll-out. If demand for the Company's services is lower than expected, the Company expects to be able to reduce demand-driven capital expenditures such as CPE and switch electronics.



     Based on the Company's current business plan, the Company believes that the net proceeds of the Offerings, the Additional Sponsor Cash Contributions, the Strategic Equity Investment and anticipated Vendor Financing will be sufficient to satisfy its capital requirements through December 2000.


     The Company expects that its capital requirements after December 2000 will require it to obtain additional financing, which may include commercial bank borrowings, additional vendor financing or the sale or issuance of equity and debt securities either through one or more offerings or to one or more strategic investors. There can be no assurance that the Company will be successful in raising sufficient additional capital at all or on terms acceptable to the Company. See 'Risk Factors--Significant Capital Requirements.'

     Because the Company's cost of rolling-out its networks and operating its business, as well as the Company's revenues, will depend on a variety of factors (including the ability of the Company to meet its roll-out schedules, the ability of the Company to negotiate favorable prices for purchases of network equipment, the number of customers and the services for which they subscribe, the nature and penetration of new services that may be offered by the Company, regulatory changes and changes in technology), actual costs and revenues will vary from expected amounts, possibly to a material degree, and such variations are likely to affect the Company's future capital requirements. Accordingly, there can be no assurance that the Company's actual capital requirements will not exceed the anticipated amounts described above. Further, the exact amount of the Company's future capital requirements will depend upon many factors, including the cost of the development of its networks in each of its markets, the extent of competition and pricing of telecommunication services in its markets, the acceptance of the Company's services and the development of new products.

VENDOR FINANCING

     Teligent has the ability to source key network components from a number of equipment vendors. Unlike many cellular and PCS networks, fixed wireless networks can be constructed using equipment from different manufacturers because customers do not roam between base stations. Teligent believes that the flexibility provided by vendor diversity will assist in ensuring an adequate and prompt supply of equipment at attractive prices.

     The Company has entered into a letter of intent with Nortel which outlines the principal terms and conditions for the purchase of certain telecommunications system equipment, software and services (collectively, the 'Deliverables') to be purchased by the Company (the 'Equipment Purchase Letter of Intent'). The Company has also entered into a commitment letter with Nortel setting forth the anticipated terms and conditions under which Nortel will provide loans in an aggregate amount of up to $780.0 million (the 'Nortel Loans') which will be used to finance the purchase of the Deliverables and provide working capital (the 'Financing Commitment Letter'). The Company currently expects to negotiate definitive documentation covering the purchase and sale of the Deliverables as contemplated by the Equipment Purchase Letter of Intent and the provision of financing as contemplated by the Financing Commitment Letter, subject to satisfactory completion of Nortel's due diligence, although the Company expects that the purchase and sale of certain Deliverables on Nortel's standard terms and conditions will commence in advance of the signing of definitive documentation. The provision of financing by Nortel is a condition precedent to the Company's continued purchase of Deliverables from Nortel.

     The obligations of Nortel and the Company under the Equipment Purchase Letter of Intent and the Financing Commitment Letter are subject to numerous conditions, including the negotiation, execution and delivery of definitive documentation with respect to the matters described therein. There can be no assurance that the parties will be able to reach agreement on the terms of such definitive documentation. In addition, the Financing Commitment Letter is subject to, among other things, the completion of Nortel's due diligence review and the absence, as determinined by Nortel in its reasonable discretion, of (i) material adverse changes in the U.S. financial or capital markets generally or in the loan syndication market for comparable facilities and (ii) any material adverse change in the business, condition (financial or otherwise), operations, performance, prospects or properties of the Company and its subsidiaries, taken as a whole. See 'Description of Certain Indebtedness-- Vendor Financing.'

HISTORICAL CASH FLOWS


     To develop its networks, the Company has historically relied upon several sources for its cash flow. The Company received cash contributions of approximately $9.1 million from MSI and DSC. MSI and DSC also lent $15.0 million to Alex J. Mandl in connection with his employment by the Company for the Company's benefit. In November 1997, the Company used $43 million of the Additional Sponsor Cash Contributions to repay the outstanding balance of the Revolving Credit Agreement.



     From inception through September 30, 1997, the Company used $28.6 million of cash in its operating activities and $13.2 million of cash in its investing activities. These cash outflows were financed primarily through cash capital contributions from MSI and DSC and funds borrowed under the Revolving Credit Agreement. At September 30, 1997, the Company had a working capital deficit of $51.3 million and cash of $5.8 million, as compared to a working capital deficit of $6.9 million and cash of $1.3 million at December 31, 1996. The increase in the working capital deficit from December 31, 1996 to September 30, 1997 is primarily a result of the current liabilities related to the CARs and the outstanding indebtedness under the Revolving Credit Agreement. The buildout of the Company's networks and the marketing of its services will require significant capital and operating expenditures. See 'Risk Factors--Significant Capital Requirements.'


     In December 1996, the Company received $2.0 million in cash and as of September 30, 1997 the Company received $38.5 million in cash (out of a total of $50.0 million) pursuant to the Revolving Credit Agreement. See 'Description of Certain Indebtedness.'

     The Company's total assets increased from $5.1 million as of December 31, 1996 to $24.3 million at September 30, 1997. Property and equipment, net of accumulated depreciation, comprised $3.5 million of total assets at December 31, 1996 and $6.9 million at September 30, 1997.

     The Company used cash in operations of $6.0 million for the period March 5,

1996 through December 31, 1996, primarily due to the loss from operations for the period offset by the current liabilities at December 31, 1996. For the nine months ended September 30, 1997 the Company used cash in operations of $22.5 million.

     The Company used cash in investing activities of $3.7 million for the period March 5, 1996 to December 31, 1996 relating to the purchase of property and equipment. For the nine month period ended September 30, 1997, the Company used $9.5 million in investing activities, consisting of $3.7 million relating to the purchase of property and equipment and $5.8 million of payments relating to the FirstMark Acquisition.

     The Company's cash flows provided by financing activities for the period March 5, 1996 to December 31, 1996 were $11.1 million, consisting of capital contributions from MSI and DSC of $9.1 million and borrowings under the Revolving Credit Agreement of $2.0 million. Cash flows provided by financing activities for the nine month period ended September 30, 1997 amounted to $36.5 million relating to borrowings under the Revolving Credit Agreement.

INFLATION

     Management does not believe that its business is impacted by inflation to a significantly different extent than is the general economy.

                                    BUSINESS

THE COMPANY


     Teligent intends to be a premier provider of high quality, low cost voice, data and video telecommunications services primarily to small and medium-sized businesses through its own fixed local wireless point-to-multipoint broadband networks and leased long distance facilities. Teligent anticipates offering an integrated package of services including local and long distance telephone services, high speed data connectivity, Internet access and videoconferencing. Teligent holds 24 GHz fixed wireless licenses in 74 of the most populous U.S. metropolitan market areas, covering over 50% of the nation's business telephone lines and a population of approximately 130 million. The Company intends to offer its integrated package of services in at least 10 market areas by the end of 1998 and 30 by the end of 1999, and subsequently in all of its 74 currently licensed market areas. The Company currently provides commercial Internet access through a fixed wireless point-to-point broadband system in 31 market areas and has deployed a point-to-multipoint system in Richardson, TX on a trial basis. Teligent was founded in 1996 as a joint venture between a subsidiary of Associated and an affiliate of Telcom Ventures, both of which have extensive experience in pioneering wireless telecommunications businesses. The Company's Chairman and Chief Executive Officer is Alex J. Mandl, formerly President and Chief Operating Officer of AT&T. On September 30, 1997, NTT, the world's largest telecommunications carrier, agreed to make a strategic equity investment of $100 million in the Company. In connection with the Strategic Equity Investment, the original members of Teligent, L.L.C. have made additional cash contributions to Teligent, L.L.C. in the aggregate amount of $60 million. In addition, Associated has agreed to contribute to Teligent the business and operations of its wireless competitive access provider in Los Angeles, California.


     Teligent believes that it is well positioned to capture revenues in the estimated $110 billion business telecommunications market. The Company intends to focus particularly on the estimated $47 billion business local exchange market, which is currently one of the most profitable segments in the telecommunications industry. Local exchange services have historically been provided by regional monopolies known as ILECs that have typically utilized copper wire-based 'legacy' networks. The ILECs' legacy networks, faced with increasing demand from businesses for cost-effective capacity to support bandwidth-intensive applications such as Internet access, have created a 'last mile bottleneck' in the local loop between the customer premise and the ILEC network switch. In addition, Teligent's market research indicates that the ILECs have been unable to satisfy customer demands for cost-effective, flexible and responsive service and that a significant portion of Teligent's target customer base is currently dissatisfied with its ILEC service. The potential revenue opportunity in this market, coupled with changes in the regulatory environment designed to enable facilities-based competition, have created opportunities for CLECs. The Company intends to alleviate this last mile local bottleneck and gain market share by deploying technologically advanced, high bandwidth digital wireless technology complemented by superior customer service and competitive pricing.

     Teligent expects to provide local coverage throughout its market areas with lower capital requirements than either fiber-based or point-to-point wireless CLECs, enabling it to offer its services to a broader customer base more quickly and at a lower cost. Wireless point-to-multipoint broadband networks allow transmissions between multiple customer antennas and a single base station antenna, thereby allowing Teligent to share the same spectrum among its customers and reducing its capital expenditures. The Company believes that a significant portion of small and medium-sized businesses are located in buildings that are not economically attractive to fiber-based providers. Teligent's capital expenditures will be largely incremental or success-based, thereby minimizing the risk of deploying network equipment not associated with revenues.

COMPANY BACKGROUND


     The Company was founded in March 1996 as a joint venture by MSI, a subsidiary of Associated, and DSC, an affiliate of Telcom Ventures. MSI and DSC began the process of applying for fixed wireless licenses in 1993 prior to the FCC's implementation of spectrum auctions. These licenses have been granted by the FCC and except for the New York and Boston licenses described below, such grants are no longer subject to any petitions, challenges or administrative or judicial review. The Company's licenses are the subject of other proceedings pending before the FCC. See 'Risk Factors--Relocation to 24 GHz; Pending FCC Petitions' and 'Regulation--Federal Regulation--Teledesic.' On October 29, 1997, the Company was granted 24 GHz licenses in Boston, MA and New York, NY pursuant to certain applications previously filed by MSI with the FCC, the grant of such licenses may be subject to petitions for reconsideration. In September 1996, Alex J. Mandl, formerly President and Chief Operating Officer of AT&T, joined the Company as Chairman of the Board and Chief Executive Officer. MSI and DSC transferred their fixed wireless licenses to Teligent in November 1997. Associated is a publicly traded company principally engaged in the ownership and operation of communications assets and businesses, which have historically included cellular, cable television and radio broadcasting. In December 1994, Associated was spun off from Associated Communications Corporation and Associated Communications Corporation was acquired immediately thereafter by SBC Communications Inc. for approximately $700 million. The management of Associated Communications Corporation remained as the management of Associated, and Associated retained a variety of communications assets and businesses, including the fixed wireless licenses contributed to the Company. Associated's other businesses include TruePosition, Inc., a provider of wireless location services. Telcom Ventures is a privately held company owned by the family of Dr. Rajendra Singh, an investor in wireless technologies and network design, and investment partnerships formed by The Carlyle Group, a Washington, DC private investment firm. Telcom Ventures is engaged in investing in international wireless opportunities and developing, building and deploying emerging wireless technologies.



     Prior to the Company's formation, MSI had applied for and received 18 GHz licenses for between one and four fixed wireless channels in 29 markets and DSC had applied for and received 18 GHz licenses for a single fixed wireless channel in 26 markets. All but two of DSC's licenses were for SMSAs in which MSI also acquired 18 GHz fixed wireless licenses. MSI and DSC assigned those licenses to the Company in November 1997. In July 1997, the Company's applications for licenses in 42 additional markets (including one market in which DSC had already acquired a license) were granted and in September 1997 its applications for Buffalo and Rochester, NY were granted. In October 1997, the FCC granted MSI's applications for three 24 GHz channels in New York and four 24 GHz channels in Boston, each of which were assigned to the Company.



     On March 14, 1997, the FCC issued a Relocation Order providing for the relocation of certain fixed wireless licensees in the 18 GHz band to a reallocated portion of the 24 GHz band, pursuant to a request of the NTIA acting on behalf of the Department of Defense. The Relocation Order provided for the relocation of these licenses from 100 MHz over 5 channels in the 18 GHz band to 400 MHz over 5 corresponding channels in the 24 GHz band. On June 24, 1997, the FCC issued the Modification Order, which implemented the Relocation Order by modifying the affected 18 GHz licenses, including those held by the Company, to authorize operations at 24 GHz. Pursuant to the Relocation Order, these 18 GHz fixed wireless operators with facilities in the Washington, DC and Denver, CO areas (including the Company's Washington, Baltimore, MD and Denver, CO facilities) were required to relocate those facilities to corresponding channels in the 24 GHz band by no later than June 5, 1997. The Relocation Order and the Modification Order require these 18 GHz fixed wireless licensees in all other areas to relocate to corresponding channels in the 24 GHz band by no later than January 1, 2001. Although the Company is permitted to continue operations in the 18 GHz band outside of the Washington, DC and Denver, CO areas until that date, its intention is to convert all of its facilities to 24 GHz band operation as soon as possible.


BUSINESS STRATEGY

     Teligent's goal is to be a premier facilities-based provider of voice, data, video and Internet services to small and medium-sized businesses. The Company intends to leverage its ability to provide cost-effective, high bandwidth connectivity in order to offer an integrated package of local and long distance telephone service, high-speed data connectivity, Internet access and videoconferencing. The Company is implementing the following initiatives to achieve this objective:

     Target Small and Medium-Sized Businesses. Teligent plans to focus its primary marketing efforts on small and medium-sized businesses with 5 to 350 telephone lines. The Company expects to attract these customers through both a direct sales effort and indirect sales channels by offering (i) an integrated package of telecommunications services, (ii) competitive pricing, (iii) high quality and responsive customer service and (iv) high bandwidth services which may be difficult to obtain from other telecommunications providers. Teligent also intends to selectively pursue sales opportunities with larger businesses when its value proposition and its service offerings are competitively advantaged.

     End User Focus. Teligent intends to approach its target market by offering services directly to end users, as opposed to positioning itself as a 'carrier's carrier' offering wholesale network capacity. By deriving the majority of its revenues from providing local switched voice and data communications services directly to end user customers, Teligent believes that it will (i) establish a sustainable and broad base of its own customers, thereby minimizing the risk of generating substantial revenues from a limited number of sources, (ii) maximize revenues and profitability by accessing the higher priced retail market and
(iii) achieve competitive differentiation based on high quality service that is responsive to the customer.

     Develop Brand Awareness. Teligent will seek to position itself as a high quality service provider by offering network reliability complemented by quality customer support. The Company is designing its marketing campaign to reflect these objectives and intends to build its reputation by (i) working closely with its customers to develop services tailored to their particular needs and (ii) targeting advertising and promotion efforts in its coverage areas, gradually expanding to mass media with market-wide and potentially nationwide coverage.

The Company also believes that its speed to market advantage will assist its branding campaign, by enabling it to be one of the first widely available facilities-based competitors in a market.

     Achieve Market Share Via Competitive Pricing. As a new market entrant, Teligent's strategy will be to price its services competitively to gain market share early. For switched voice services and other services already provided by the ILEC, the Company expects to price at a discount. For certain data and bandwidth-intensive services that may not be provided by competitors or for which there may exist an underserved market demand, the Company may be able to price its services at a premium. The Company anticipates that some ILECs may reduce their prices as increased competition begins to erode their market share. The Company believes that it will be able to remain competitive if market prices decline because of its lower expected network cost. The Company also expects to price its bundled long distance service at a discount to market prices as a further incentive to attract potential customers and to broaden its revenue base.

     Rapid Deployment. Teligent intends to take advantage of its network flexibility and lower incremental capital requirements in order to quickly roll-out and penetrate its market areas. Teligent believes that this rapid deployment should allow it to become one of the first significant facilities-based competitors in many parts of its market areas. The Company believes that this rapid deployment should enable it to establish a level of market penetration which will further enhance the Company's relative cost advantage, attract additional customers and further enhance its brand reputation.

     Exploit Future Growth Opportunities. Teligent intends to continue building on the capabilities of its networks to expand its target market and service offerings. Such expansion may include targeting residential customers in multiple dwelling units as well as international opportunities, either through joint ventures or by direct entry.

TELIGENT'S COMPETITIVE ADVANTAGES

     Teligent believes that a number of factors will provide it with significant competitive advantages in offering telecommunications services, including lower network cost, success-based capital expenditures, speed to market, high bandwidth capacity and flexibility, high quality service and network control, flexible information systems and experienced management and sponsors.

     Lower Network Cost. Teligent expects that its incremental capital required for launching service in a market and for connecting each customer will be lower than that of its competitors. Unlike copper- and fiber-based systems that require installation and maintenance of a significant amount of wire and cable, the Company's systems will have no physical wires to install and maintain between the customer's radio equipment and the base station. As a result, Teligent expects to enjoy a lower network cost structure than these systems. The majority of Teligent's capital expenditures will consist of electronics, which tend to decline in cost through time as economies of scale are achieved. Teligent expects to benefit from its radio frequency band (24 GHz), which allows communication with customer premise equipment at a greater distance than higher frequency bands. In addition, point-to-multipoint networks provide more efficient equipment utilization than the point-to-point systems currently used by other fixed wireless providers, as transmissions from multiple customer antennas can be concentrated at a single base station. The Company expects that its average coverage radius of a base station will be approximately three miles (five kilometers), depending on local conditions. Teligent also believes that its anticipated lower cost structure should allow it to economically access smaller buildings and more customers than fiber-based systems, and enjoy more pricing flexibility than copper-based systems.

     Success-Based Capital. Teligent's networks are designed to be not only lower cost, but also lower risk, due to the significant variable component of the Company's planned capital expenditures. Teligent expects to minimize the deployment of network equipment not associated with revenues since (i) a significant portion of its planned capital expenditures will be the purchase and installation of customer premise equipment and switch electronics, which are generally deployed only when customers are acquired, (ii) Teligent's system does not need to cover an entire market prior to initiating service in that market and (iii) Teligent's equipment can be rapidly redeployed to meet changing customer requirements.

     Speed to Market. Teligent believes that its license coverage and network characteristics will allow it to (i) enter a significant number of markets and
(ii) maximize coverage within each market area, in each case more quickly than other new entrants. In entering numerous markets, Teligent will benefit from its existing licenses in 74 market areas covering over 700 municipalities in the United States. By utilizing its own facilities, Teligent expects to be able to provide last mile services to customers within three to five days after obtaining building access. Teligent believes that speed to market will allow it to establish a sustainable customer base, develop brand recognition and gain market share.


     High Bandwidth Capacity and Flexibility. Teligent's high capacity local networks will be designed to alleviate the last mile bottleneck and accommodate the increasing demand for bandwidth-intensive applications. These networks, which include 320-400 MHz of spectrum in 27 of the 35 most populous market areas in the United States, and at least 80 MHz of spectrum in 47 other major market areas, are expected to provide customers with two-way data transfer rates of up to 40 Mbps, which is significantly more than the 1.5 Mbps capacity currently available on conventional T-1 lines. A single Teligent base station is designed to provide 200 T-1 lines, the equivalent of 4,800 dedicated telephone lines. The Company believes that in the future, radio equipment vendors will make available radio/antenna units with even greater capacity.


     High Quality Service and Network Control. Teligent plans to engineer its network architecture to provide a minimum of 99.99% availability, a quality level comparable to fiber-based networks. Teligent also intends to provide high quality and value-added customer care service including integrated billing (consolidating multiple services into one statement), customized pricing and cross-marketing of services. The Company believes that its ability to provide last mile local loop service through its own network will enhance its ability to ensure high quality service by minimizing its reliance on the ILEC for service deployment, maintenance and equipment upgrades. The Company believes that this ability will represent an additional advantage relative to fiber-based CLECs which frequently resell the last mile local loop from the ILEC.

     Flexible Information Systems. Teligent is designing, acquiring and integrating advanced flexible information systems to support billing, customer care, provisioning and maintenance operations. These information systems will be based on current technologies and platforms to meet current and anticipated customer demands, including service bundling, integrated billing and flexible pricing. Teligent expects that its information systems will give it the capability to adapt quickly and flexibly to changing market conditions and new customer requirements. The Company believes that legacy systems have historically constrained the industry's ability to provide customized offerings and new service features to customers on a timely basis.

     Experienced Management and Sponsors. Teligent's management team, led by Alex J. Mandl, formerly President and Chief Operating Officer of AT&T, has significant senior management experience at leading telecommunications companies including MCI Communications Corporation, PCS PrimeCo, L.P., MFS Communications Company, Inc. and UUNET Technologies, Inc. as well as other competitive providers and start-up businesses. This includes extensive experience in the operational, technical, sales, marketing, financial and regulatory areas. Teligent believes that its senior management team has been and will be critical in attracting high quality managers, salespeople and engineers needed to execute its business plan. See 'Management.' Teligent's sponsors, Associated and Telcom Ventures, both have extensive experience in pioneering wireless telecommunications businesses. NTT, the world's largest telecommunications carrier, has extensive local telecommunications and wireless network experience and has agreed to enter into a technical services agreement with Teligent to assist Teligent in designing and managing its network and deploying advanced services.

TELIGENT'S NETWORK ARCHITECTURE

     The Company intends to deploy its own 24 GHz fixed wireless point-to-multipoint broadband local networks to provide last mile connectivity in its licensed market areas. Prior to commercial deployment of the point-to-multipoint networks, and where otherwise economically attractive, the networks may also include point-to-point links and resold local services. The Company believes that this flexibility will allow it to accommodate new customers quickly, as well as expand its addressable customer base. Teligent also expects to offer long distance service on a resale basis, and intends to connect each local exchange network to an IXC's point of presence.

     The network equipment will use digital wireless technology to deliver high quality voice, data and videoconferencing services that Teligent believes will provide comparable performance to that of fiber optic-based systems. The Company's networks will also incorporate encryption and authentication to increase privacy and reduce the potential for fraud. Each market area is expected to be served by a voice switching and data routing center. The Company will use a combination of wired and wireless facilities to connect the center to the base stations distributed throughout the market area. The base stations will transmit to and receive signals from wireless equipment at a customer premise, allowing transmissions between multiple customer antennas and a single base station antenna. The customer premise equipment includes two components: (i) an integrated antenna/radio unit installed either on the roof, an exterior wall or inside a window of the customer's building and (ii) the indoor customer interface equipment installed within the building. The radio/antenna unit will communicate with the base station via microwave signal operating within the 24 GHz band. The base stations will have an average service radius of approximately three miles (five kilometers) away, depending on a number of factors such as power levels used, customer density, local weather environment and network design. A base station will have the capability to support customers in every direction within a 360 degree coverage area. The modular design of the CPE is intended to make equipment installation easier and ensure short service activation intervals.

     The Company's point-to-multipoint hardware and network capacity are expected to be shared among all the customers within the coverage area of a base station sector. A key feature of the Company's network architecture will be the future capability to allocate and share network capacity on an as-needed basis. In the future, Teligent's system is intended to dynamically allocate spectral bandwidth, and therefore capacity, among the several customers served by a base station sector based on individual customer demand enabling a customer to instantaneously increase or decrease the capacity required.

     Traffic between base station sites and the Company's switching centers will be carried over a backhaul network that will be a combination of Company-owned 24 GHz wireless links as well as fiber optic transmission facilities, where appropriate. While the Company may build its own fiber optic facilities in certain areas, it expects to work primarily with other fiber network providers, through leasing arrangements or partnerships. Additionally, as customers are added and the backhaul capacity requirements increase, some of the wireless links initially deployed may be replaced with additional fiber-based facilities. In such cases, the wireless equipment may be redeployed elsewhere in the network, in order to reduce stranded assets.

     Teligent expects to deploy digital voice switches and data switches in each of its principal market areas. Such voice and data switches will consist of traditional circuit-based systems as well as more advanced packet and cell-based switching systems. These switching systems will be engineered to provide interconnection of customer traffic with other local exchange networks, long distance networks and the Internet, as well as with other locations the customer may have within the Teligent network.

     The Company plans to have a central Network Operation Center ('NOC') which will monitor its networks 24 hours a day, seven days a week and provide real-time alarm, status and performance information. The Company intends to build a back-up NOC facility to further enhance network reliability. The NOC will provide customers remote circuit provisioning to ensure service availability. At the NOC, the network will be managed and maintained on an end-to-end basis using an integrated Network Management System ('NMS'). The NMS will allow the Company to monitor various network elements to ensure consistent and reliable performance. This monitoring capability will be designed to allow the Company to plan for and conduct preventative maintenance activities in order to avoid network outages and to respond promptly to any network disruption that might occur.

Teligent's NOC will be designed to permit enhancements such as providing end customers with the capability to manage their segments of the network.

DEPLOYMENT STRATEGY

     Teligent intends to build out and commercialize its networks based upon the following strategy:

     Integrated Market Research and Base Station Site Optimization. Within each market area, Teligent will conduct market research and identify and target specific geographic areas with favorable customer characteristics. Such areas need not be contiguous or centrally located since Teligent's stand-alone base stations are intended to be able to serve geographically dispersed pockets of businesses.

     Base Station Site Construction. The Company intends to determine which potential base station sites offer the best lines of sight, gain access to those sites on a cost-effective basis and prepare installation to coincide with customer activations.

     Initiate Sales. As base station sites are identified, Teligent's sales force will target those buildings accessible by line of sight, prioritize buildings based upon their revenue potential, and then begin selling Teligent's voice and data services within each building. This should allow the Company to deploy CPE in most cases only after signing a customer.

     Customer Premise Equipment Installation. When Teligent acquires customers in a building, two additional sets of equipment will be deployed. First, a radio/antenna unit (and related equipment) will be installed on the roof of the customer's building, which will transmit and receive all of that building's communications back and forth from a base station site. Due to the small size of the radio/antenna unit (less than two feet long) and ease of installation, the Company believes customer installation can be accomplished within three to five days. Second, equipment will be deployed at each customer's premise to connect their phone system or PBX to the radio on the roof. The Company may, however, utilize unbundled local loops on an opportunistic basis to complement the Company's core wireless local loop deployment strategy.

     Leverage Capital Deployed. Teligent plans to maximize the return on its infrastructure in two ways. First, the sales force will be encouraged to acquire additional customers in 'on net' buildings, which have already installed customer units. Additionally, the Company will seek to sell incremental products to existing customers.

SALES AND MARKETING

     Overview. Teligent plans to address its initial target markets as a high quality and lower-cost single source provider of telephony services. To develop the market potential of its fixed local wireless network, the Company has organized its operations into two geographic regions. Each region will have its own Division President in charge of operations, field service, site acquisition, proactive customer service and sales and marketing. Teligent believes that the reputation and quality of its senior management will afford it a critical advantage in attracting the highest quality sales people as it builds its sales force throughout its market areas. The extent of sales activity in each market will depend upon a number of factors including (i) number of license areas, (ii) geographic size of license areas, (iii) end user density within license areas and (iv) competitive landscape. In order to gain market share, the Company intends to competitively price its service by leveraging the network cost advantages which it expects to achieve as it acquires customers. Over time, if and when Teligent builds market share and develops its brand, the Company plans to increase its emphasis on the value of a single source provider and the quality of its customer care.

     Sales Force/Customer Care. Teligent's goal is to complement its full array of services for small to medium-sized businesses with a level of customer service and sales professionalism significantly higher than that of its principal competitors. The Company seeks to recruit salespeople with successful experience in competitive telephony businesses, including individuals with backgrounds in CLECs, competitive long distance, telecommunications equipment and data services. The salespeople will have performance incentives through a structure that ties a significant portion of their compensation to the actual revenue they produce. In addition, salespeople will be encouraged to maximize penetration in 'on net' buildings. The sales force will be trained to sell the Company's full product line of local, long distance, Internet and data services. This ability to bundle multiple services is intended to attract customers looking for a single point of contact for their telecommunications needs. Teligent will emphasize responsive, proactive service allowing small and medium-sized businesses access to seven day, 24 hour in-house technical support.

     Marketing. The Company plans to supplement its direct sales force through various marketing plans, including direct mail, partnership marketing (in specific buildings or associated properties) and targeted advertising and promotion efforts in Teligent's coverage areas. In addition, the Company intends to use alternate or indirect channels of distribution, including an active sales agent program. Efforts in the initial years are expected to consist of direct mailings, highly localized advertising, inbound telemarketing, an Internet web page and select promotional events. Teligent anticipates that, over time, marketing and advertising will be expanded to mass media with market-wide and potentially nationwide coverage, outbound telemarketing and select indirect sales channels such as resellers, agents and other partnerships.

     The Company is in the process of creating a centralized marketing group responsible for developing the Teligent product line and for ensuring that each of its components and overall package of services are competitive. Teligent's initial focus is on local exchange service where it believes it has a significant advantage, but the Company expects that where demand exists, it will bundle additional product lines, such as resold long distance and Internet access, with its local service.

     Teligent intends to offer multiple product service packages to business customers. Teligent believes that it should have a significant advantage in the marketing of its product lines because it will be able to combine multiple services without the constraints of inflexible existing systems or product-specific boundaries. By offering services both as a bundled package and on a component basis (i.e., local, long distance or Internet access, individually), Teligent intends to capitalize upon the potential revenue opportunities in the marketplace. Teligent believes that this flexible sales strategy should help reduce switching barriers for those customers who may initially be reluctant to switch all of their services and vendors at once or for those who have existing contracts.

     The Company is compiling geographic databases of commercial buildings and business establishments, which it anticipates using to optimize network deployment, as well as to target sales and marketing efforts, in order to maximize capital efficiency. In addition, the Company plans to use this data to measure its performance by market segment as it grows and to use this information to optimize deployment of its networks going forward.

SERVICE OFFERINGS

     The Company intends to deploy its networks on an initial basis to support a comprehensive and fully integrated product line that is designed to meet the broad telecommunications needs of small and medium-sized business customers. These services will typically include the basic telephone services, including local and long distance, and data services that customers have today. Over time, the Company also expects to offer high-speed data connectivity required for new applications, such as high-speed Internet access, multimedia, virtual workgroups, application and document sharing, and two-way videoconferencing. Teligent intends to address customer demand for bundled service offerings to provide the convenience of dealing with a single telecommunications provider.

     Teligent intends to provide its local retail services to end users using its own broadband wireless local networks. However, the Company will also provide its local retail product offering on a case by case basis using other telecommunications carriers' transport facilities, such as unbundled local loops from ILECs or facilities from other CLECs where it can use such facilities to penetrate the market more quickly and/or cost efficiently. As the Company extends its wireless local service to such buildings, it intends to migrate these customers to its own facilities.

     The Company plans to begin Phase I Deployment efforts in Dallas, TX, Los Angeles, CA and Washington, DC during the fourth quarter of 1997. The Company currently provides commercial Internet access through a fixed wireless point-to-point broadband system in 31 markets and has deployed a point-to-multipoint system in Richardson, TX on a trial basis.

END USER SERVICES

     The Company plans to offer an integrated package of services including local and long distance services (domestic and international) as well as Internet services, frame relay, voice mail, conference bridges, videoconferencing, advanced fax management, integrated single number service, call screening, call forwarding and other advanced telecommunications services.

     Local Exchange Services. Teligent intends to provide a complete range of local exchange services by developing and implementing its own nationwide network of central office class switches and related hardware and software. These services are expected to include basic local services, access to long distance and intra-LATA switched and dedicated lines, direct inward dialing ('DID'), Digital PBX, Centrex and custom calling services.

     Long Distance. As a complement to its local exchange services, Teligent also plans to offer long distance services as part of a product bundle to its customers through resale agreements with national long distance companies. These long distance services will include domestic intrastate, interstate and international calling, toll-free services (800, 888), calling card, and conference call bridging and other enhanced services. When the Company's coverage area spans multiple LATAs, it plans to use its own facilities to provide inter-LATA long distance service.

     Internet and Data Services. The Company intends to offer transport for Internet services from the customer premise to an Internet access point in each city, using the high bandwidth capacity of its 24 GHz networks. It also intends to offer Internet access through resale, partnership or outsourcing, as a part of a bundled offering under the Teligent brand name. These Internet services are expected to include routing, addressing, DNS, registration services, network security and fire walls, intranet services, e-mail, news servers, hosting and peering.

     Dedicated Private Line. Teligent intends to provide local dedicated data access circuits as well as the long distance portion of those circuits on a resale basis. These lines, which link customers' LANs together to create MANs and WANs, are used by banks, billing clearinghouses, advertising agencies, hospitals and other businesses to exchange large data files as well by any business to connect offices for file sharing, e-mail and workgroup applications.

WHOLESALE TRANSPORT

     The Company believes it is also well positioned to capitalize on the opportunity to provide flexible high bandwidth telecommunications transport services to other carriers including IXCs, ISPs, CAPs, CLECs, and ILECs. The marketplace demand for such telecommunications transport services is experiencing substantial growth as a result of the increased acceptance and reliance on the Internet by business users as well as the emergence of bandwidth intensive applications such as videoconferencing, Internet telephony, and large data file transfers. Although not its core strategy, after penetrating a market area, the Company may sell excess capacity to generate additional revenue and increase local network utilization. The Company may also offer wireless backhaul services to connect the cell sites of cellular and PCS companies to their mobile switching centers.

24 GHZ WIRELESS LICENSES

     The Company is licensed by the FCC to operate point-to-point and point-to-multipoint 24 GHz fixed wireless systems in 74 Standard Metropolitan Statistical Areas ('SMSAs'), covering over 700 municipalities in the United States, including 320-400 MHz of spectrum in 27 of the 35 most populous market areas in the United States, and at least 80 MHz of spectrum in 47 other major market areas. See 'Risk Factors--Relocation of Licenses to 24 GHz; Pending FCC Petitions.' The following chart lists the Company's license areas in descending order of size based on the estimated 1994 population of the market (based on U.S. Census Bureau data and Claritas Inc. data), the Company's licensed spectrum bandwidth in each market area and the estimated 1994 number of business employees in each market area (based on American Business Information Inc.
data).

                                                                 BUSINESS
SMSA                             BANDWIDTH                     EMPLOYEES IN
RANK         MARKET AREAS          (MHZ)       POPULATION      MARKET AREA
----     --------------------    ---------     -----------     ------------
  1      New York, NY               400          9,434,000       3,597,000
  2      Los Angeles, CA            400          9,132,000       3,229,000
  3      Chicago, IL                400          7,538,000       3,113,000
  4      Philadelphia, PA           320          4,913,000       1,701,000
  5      Detroit, MI                400          4,322,000       1,517,000
  6      Dallas, TX                 400          4,302,000       1,729,000
  7      Houston, TX                400          3,925,000       1,471,000
  8      Washington, DC             400          3,850,000       1,693,000
  9      San Francisco, CA          320          3,814,000       1,629,000
 10      Boston, MA                 400          3,194,000       1,436,000
 12      Atlanta, GA                400          3,015,000       1,236,000
 13      San Diego, CA              320          2,674,000         908,000
 15      Minneapolis, MN            400          2,586,000       1,271,000
 17      St. Louis, MO              400          2,473,000         893,000
 18      Baltimore, MD              320          2,435,000         762,000
 19      Phoenix, AZ                400          2,309,000         894,000
 20      Seattle, WA                400          2,135,000         894,000
 21      Pittsburgh, PA             400          2,100,000         665,000
 22      Denver, CO                  80          2,069,000         890,000
 23      Miami, FL                  400          2,058,000         768,000

 24      Tampa, FL                  400          2,016,000         698,000
 26      Cleveland, OH              320          1,848,000         803,000
 27      Portland, OR               320          1,573,000         618,000
 28      San Jose, CA               240          1,541,000         643,000
 29      Cincinnati, OH             240          1,510,000         578,000
 30      Kansas City, MO            320          1,509,000         643,000
 31      Sacramento, CA             320          1,482,000         442,000
 32      Milwaukee, WI              320          1,469,000         660,000
 33      San Antonio, TX            320          1,402,000         435,000
 35      Indianapolis, IN           320          1,333,000         551,000
 36      Columbus, OH               160          1,302,000         586,000
 37      Salt Lake City, UT          80          1,214,000         499,000
 38      Orlando, FL                 80          1,206,000         573,000
 39      Buffalo, NY                 80          1,201,000         442,000
 40      New Orleans, LA             80          1,178,000         469,000
 41      Hartford, CT                80          1,154,000         540,000
 43      Nashville, TN               80          1,060,000         508,000

                                                                 BUSINESS
SMSA                             BANDWIDTH                     EMPLOYEES IN
RANK         MARKET AREAS          (MHZ)       POPULATION      MARKET AREA
----     --------------------    ---------     -----------     ------------
 44      Norfolk, VA                 80          1,040,000         321,000
 45      Rochester, NY               80          1,038,000         444,000
 46      Memphis, TN                 80          1,034,000         470,000
 47      Jacksonville, FL            80          1,009,000         433,000
 48      Oklahoma City, OK           80            977,000         434,000
 49      Greensboro, NC              80            963,000         486,000
 50      Louisville, KY              80            931,000         414,000
 51      West Palm Beach, FL         80            931,000         316,000
 52      Las Vegas, NV               80            931,000         445,000
 53      Birmingham, AL              80            905,000         386,000
 54      Austin, TX                  80            884,000         396,000
 55      Honolulu, HI                80            881,000         344,000
 56      Dayton, OH                  80            864,000         389,000
 57      Albany, NY                  80            851,000         377,000
 58      Charlotte, NC               80            840,000         467,000
 60      Richmond, VA                80            792,000         369,000
 61      Tulsa, OK                   80            788,000         321,000
 62      Raleigh, NC                 80            788,000         385,000
 63      Fresno, CA                  80            734,000         240,000
 65      Tucson, AZ                  80            717,000         280,000
 66      Allentown, PA               80            713,000         269,000
 68      Ventura, CA                 80            694,000         223,000
 69      Syracuse, NY                80            681,000         298,000
 70      Akron, OH                   80            680,000         284,000
 71      Greenville, SC              80            674,000         301,000
 72      El Paso, TX                 80            663,000         209,000
 75      Omaha, NE                   80            631,000         304,000
 78      Wilmington, DE              80            609,000         291,000
 79      Albuquerque, NM             80            592,000         272,000
 80      Springfield, MA             80            581,000         235,000

 82      Baton Rouge, LA             80            562,000         218,000
 84      Charleston, SC              80            545,000         197,000
 86      New Haven, CT               80            528,000         227,000
 87      Stockton, CA                80            522,000         165,000
 97      Newport News, VA            80            470,000         170,000
120      Santa Barbara, CA           80            378,000         134,000
135      Trenton, NJ                 80            330,000         165,000
                                               -----------     ------------
         TOTAL                                 130,027,000      51,663,000
                                               -----------     ------------
                                               -----------     ------------

COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY

LOCAL TELECOMMUNICATIONS MARKET

     Competition from ILECs. The local telecommunications market is intensely competitive for newer entrants and currently is dominated by the RBOCs and other ILECs. The Company has not begun to market its point-to-multipoint wireless local broadband services to potential customers on a widespread basis and is currently providing point-to-point services on a limited basis. The Company has not obtained significant market share in any of the areas where it offers its services or intends to offer services, nor does it expect to do so in the near future given the size of the local telecommunications market, the intense competition therein and the diversity of customer requirements. In each market area in which the Company is authorized to provide services, the Company competes or will compete with several other service providers and technologies. Many of the Company's competitors have long-standing relationships with customers and suppliers in their respective industries, greater name recognition and significantly greater financial, technical and marketing resources than the Company. The Company expects to compete on the basis of local service features, quality, price, reliability, customer service and rapid response to customer needs while bundling local resold long distance and Internet access. The Company faces significant competition from ILECs, such as the RBOCs. The ILECs have long standing relationships with their customers, have significant name recognition and financial resources, have the potential to subsidize competitive services with revenues from a variety of business services, and benefit from existing state and federal regulations that favor the ILECs over the Company in certain respects. Regulatory decisions and recent legislation, such as the Telecommunications Act, have reduced barriers to entry into new segments of the industry. In particular, the Telecommunications Act, among other things, (i) enhances local exchange competition by preempting laws prohibiting, or that have the effect of prohibiting, competition in the local exchange market, by requiring ILECs to provide fair and equal standards for interconnection and by requiring ILECs to unbundle their facilities and services and (ii) permits an RBOC to compete in the inter-LATA long distance service market outside of its local territory immediately, and within its local service territory on a state-by-state basis once certain market-opening requirements are implemented and entry is determined to be in the public interest. The Company believes that these requirements of the Telecommunications Act promote greater competition and will help provide opportunities for broader entrance into the local exchange markets. However, as ILECs face increased competition, regulatory decisions are likely to provide them with increased pricing flexibility, which in turn may result in increased price competition. There can be no assurance that such increased price competition will not have a material adverse effect on the Company's business, financial condition and results of operations. Nor can there be any assurance that substantial local exchange competition will develop in the near future.

     A number of companies are developing enhancements to increase the performance of ILECs' copper wire based legacy networks. These generally consist of digital subscriber line products, such as ADSL, HDSL and VDSL. There can be no assurance that the Company will be able to compete effectively with these enhancements.

     Competition from New 24 GHz and Other Fixed Wireless Service
Providers. The Company also faces potential competition from new entrants to the 24 GHz fixed wireless market, including ILECs, CLECs and other leading telecommunications companies. In the Relocation Order, the FCC announced that it will conduct a rulemaking proceeding to devise rules for the issuance of licenses for up to five 80 MHz channels in the 24 GHz spectrum band in each market except for those licenses already issued to the Company and other previous 18 GHz licensees. See 'Regulation.' The grant of additional fixed wireless authorizations by the FCC in the 24 GHz band could result in increased competition and diminish the value of the Company's existing fixed wireless authorizations. The Company believes that any additional 24 GHz licenses will be made available through an auction. The Company believes that, assuming that additional authorizations are made available by the FCC, additional entities having greater resources than the Company could acquire authorizations at auctions from the FCC to provide telecommunications services in the 24 GHz band. See 'Regulation.'

     The Company will also face competition from other terrestrial fixed wireless services, including MMDS, 28 GHz LMDS and 38 GHz wireless communications systems, 2.8 GHz Wireless Communications Service ('WCS'), FCC
Part 15 unlicensed wireless radio devices, and other services that use existing point-to-point wireless channels on other frequencies. Additionally, other companies have filed applications for global broadband satellite systems proposed to be used for broadband voice and data services. If developed, these systems could also present significant competition to the Company.

     The Company faces competition from entities which offer, or are licensed to offer, 38 GHz services, such as Advanced Radio Telecommunications, Inc. ('ART'), WinStar Communications, Inc. ('WinStar') and BizTel, Inc. ('BizTel'). Teligent could also face competition in certain aspects of its existing and proposed businesses from competitors providing wireless services in other portions of the radio spectrum, such as CAI Wireless Systems Inc. a provider of wireless

Internet access services, and CellularVision, a provider of wireless television services which, in the future, also may provide wireless Internet access and other local telecommunications services. In many instances, these service providers hold licenses for other frequencies (such as 28 GHz) that enable them to provide comparable telecommunications services to those of the Company in geographic areas which encompass or overlap the Company's market areas. Additionally, some of these entities include among their stockholders major telecommunications entities, such as Ameritech with respect to ART, AT&T with respect to WinStar, and Teleport Communications Group, Inc. ('Teleport') with respect to BizTel. Teleport has announced its exercise of an option to acquire BizTel, subject to FCC and other regulatory approvals. Due to the relative ease and speed of deployment of fixed wireless-based technologies, the Company could face intense price competition from these and other wireless-based service providers. The Company believes that additional entities having greater resources than the Company could acquire licenses to provide 38 GHz, MMDS, LMDS, WCS, DEMS or other fixed wireless services.

     The FCC has announced plans to hold an auction for 28 GHz LMDS licenses in all markets for the provision of high capacity, wide-area fixed wireless point-to-multipoint systems. In addition, the FCC has proposed rules to auction geographical wide area licenses for the operation of fixed wireless point-to-point communications services in the 38 GHz band, although many 38 GHz licenses have already been issued nationwide. The 28 GHz LMDS auction is scheduled to begin in December 1997 and the 38 GHz auction is expected to occur in 1998. The MMDS service, also known as 'wireless cable,' also currently competes for metropolitan wireless broadband services. At present, wireless cable licenses are used primarily for the distribution of video programming and have only a limited capability to provide two-way communications needed for wireless broadband telecommunications services, but there can be no assurance that this will continue to be the case. The FCC has initiated a proceeding to determine whether to provide wireless cable operators with greater technical flexibility to offer two-way services. Cellular, PCS and other mobile service providers may also offer fixed services over their licensed frequencies. Finally, the FCC has allocated a number of spectrum blocks for use by wireless devices that do not require site or network licensing. A number of vendors have developed such devices that may provide competition to the Company, in particular for certain low data-rate transmission services.

     Other Competitors. The Company will also face both local and long distance competition from AT&T and other IXCs. The Company may face competition from electric utilities (several of whom have secured the necessary authorizations to provide local telephone service and are reportedly in various stages of perfecting and implementing their business plans), ILECs operating outside their current local service areas, other IXCs such as MCI and Sprint (each of which has significant investment from or has entered into agreements to be acquired by international telecommunications carriers with significant financial resources), and other providers. These entities provide transmission services using technologies which may enjoy a greater degree of market acceptance than the Company's wireless broadband technology in the provision of last mile broadband services. Moreover, the consolidation of telecommunications companies and the formation of business alliances within the telecommunications industry, which are expected to accelerate as a result of the passage of the Telecommunications Act, could give rise to significant new or stronger competitors to the Company. There can be no assurance that the Company will be able to compete effectively in any of its markets.

     The Company's Internet access services also are likely to face significant competition from other ISPs as well as from cable television operators deploying cable modems, which provide high speed data capability over installed coaxial cable television networks and there can be no assurance that such competition will not be significant. Although cable modems currently are not widely available and do not provide for data transfer rates that are as rapid as those which can be provided by the Company's services, the Company believes that the cable industry may support the deployment of cable modems to residential cable customers through methods such as price subsidies. Notwithstanding the cable industry's interest in rapid deployment of cable modems, the Company believes that in order to provide broadband capacity to a significant number of business and government users, cable operators will be required to spend significant time and capital in order to upgrade their existing networks to a more advanced hybrid fiber coaxial network architecture. However, there can be no assurance that cable modems will not emerge as a source of competition to the Company's Internet business. Further, Internet access services based on existing technologies such as ISDN and, in the future, on such technologies as ADSL and HDSL will likely provide additional sources of competition to the Company's Internet access services. Additionally, the Company believes that many ILECs and CLECs already are promoting other Internet access services.

LONG DISTANCE TELECOMMUNICATIONS MARKET

     The long distance market has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high (and increasing) average churn rate as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. The Company will compete with major carriers such as AT&T, MCI, Sprint and WorldCom, as well as other national and regional long distance carriers and resellers, many of whom own substantially all of their own facilities and are able to provide services at costs lower than the Company's expected costs since the Company will generally lease its access facilities. The Company believes that the RBOCs also will become significant competitors in the long distance telecommunications industry after 1998. See 'Regulation--Federal Legislation.' ISPs also will compete in this market. The Company believes that the principal competitive factors affecting its market share will be pricing, customer service, accurate billing, clear pricing policies and, to a lesser extent, variety of services. The ability of the Company to compete effectively will depend upon its ability to maintain high quality, market-driven services at prices generally perceived to be equal to or below those charged by its competitors. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect the Company. In addition, ILECs have been obtaining additional pricing flexibility. This may enable ILECs to grant volume discounts to larger long distance companies, which also would put the Company's long distance business at a disadvantage in competing with larger providers.

VENDOR EVALUATION

     The Company has the ability to source key network components from a number of equipment vendors. The Company has initiated a process of evaluating competing products of several vendors. In July 1997, the Company issued a Request for Proposal for the Company's 24 GHz telecommunications network, including radio access and transmission equipment, switching and network management products and services. The Company has received and is evaluating proposals from several telecommunication infrastructure integrators and manufacturers, including Nortel, Lucent, Ericsson and Hughes Network Systems. In support of this effort, the Company has entered into agreements with manufacturers specializing in radio access and transmission equipment, including P-Com, Netro and BNI, and is in discussions with Bosch, to provide technology trials of 24 GHz point-to-multipoint equipment. These trials will form part of the Company's Phase I Deployment during the fourth quarter of 1997 and the first and second quarter of 1998. The Company has entered into the Equipment Letter of Intent with Nortel which outlines the principal terms and conditions for the purchase of certain telecommunications equipment, software and services. See 'Description of Certain Indebtedness--Vendor Financing.'

INTELLECTUAL PROPERTY

     The Company uses the name 'Teligent' as its primary business name and servicemark. It is the owner of U.S. Reg. No, 1,893,005 - TELIGENT, which was issued on May 9, 1995, to Creative Integrated Systems, Inc. for various items of communication equipment, based on use in commerce since January 6, 1994. The Company has licensed Creative Integrated Systems, Inc. to continue using the mark in connection with communications equipment.

     On April 7, 1997, the Company filed applications to register its name and logo design in the United States Patent and Trademark Office for 'land based and satellite communications services.' First action on the applications is expected in late 1997 or early 1998. The Company reasonably believes that the applications will mature to registration, but there is no assurance until the registrations actually issue.

     The Company relies upon a combination of licenses, confidentiality agreements and other contractual covenants, to establish and protect its technology and other intellectual property rights. The Company currently has no patents or patent applications pending. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or other intellectual property or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Moreover, although the Company believes that its business as currently conducted does not infringe upon the valid proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against the Company or that, in the event of an unfavorable ruling on any such claim, a license or similar agreement to utilize technology relied upon by the Company in the conduct of its business will be available to the Company on reasonable terms.

EMPLOYEES

     As of September 30, 1997, the Company had a total of 108 employees. The Company is not a party to any collective bargaining agreements. The Company believes its relations with its employees to be good.

PROPERTIES

     Teligent's principal executive offices consist of approximately 53,000 square feet held under a lease, located in Vienna, VA. The lease expires on March 1, 2002. Teligent has exercised an option to add an additional 22,000 square feet. The Company believes that these facilities are adequate for its needs at the present time.

     The Company will lease the space necessary to site equipment to provide its wireless broadband services in and around each of its licensed areas. See 'Risk Factors--Distance and Weather Limitations; Line of Sight; Building Access' and '--Management of Growth.'

     See Note 5 to the Financial Statements for additional information regarding future minimum lease commitments.

LEGAL PROCEEDINGS

     Other than license and regulatory proceedings described under 'Risk Factors--Government Regulation' and 'Regulation,' the Company is not currently a party to any legal proceedings, which, individually or in the aggregate, the Company believes will have a material adverse effect on the Company's financial condition or results of operations.

                      TELECOMMUNICATIONS INDUSTRY OVERVIEW


     The current telecommunications landscape is being reshaped by the convergence of at least four major trends: (i) deregulation of the growing $100 billion market for business and residential local exchange services; (ii) increasing customer demand for high speed, broadband services, driven by the creation of bandwidth-intensive applications such as the Internet, data networks and videoconferencing, (iii) growing customer desire to bundle the billing, pricing and customer care across a proliferating set of telecom services and
(iv) technological advances. The growth in demand for high speed digital telecommunications services is being driven by the revolution in microprocessor power and advances in new multimedia and on-line applications such as the Internet. The ability to access and distribute information quickly has become critical to business and government users of telecommunications services. The rapid growth of LANs, Internet services, videoteleconferencing and other data intensive applications is significantly increasing the volume of broadband telecommunications traffic. This increasing demand, together with changes in the regulatory environment, is creating an opportunity for competitive telecommunications service providers such as the Company to offer cost-effective, high-capacity last mile access using both wireline and wireless solutions.


     The present structure of the United States telecommunications industry was shaped principally by the 1984 court-directed divestiture of the Bell System (the 'Divestiture'). As part of the Divestiture, seven RBOCs were created and separated from the long distance service provider, AT&T, resulting in two distinct telecommunications service industries: local exchange and interexchange (commonly known as long distance). Local exchange services typically involve the carriage of telecommunications within defined local calling areas, known as LATAs, and the provision of access, or connections, between ILECs and IXCs for the completion of long-distance calls.

     Since the Divestiture, the interexchange business has become increasingly competitive, but the local exchange segment of the telecommunications market has remained the domain of ILECs. Recently, however, regulatory policy has shifted away from monopoly protection of the ILECs. U.S. court decisions, FCC actions, and, most recently, the Telecommunications Act have dramatically changed the regulatory environment. These changes have permitted increased competition in the local exchange market and created opportunities for new companies.

     In the late 1980s, competitive access providers ('CAPs') emerged to compete with ILECs by providing dedicated private line transmission and access services. Beginning in 1994, a few states permitted CAPs to also operate as CLECs, by providing local exchange services to business customers in addition to transmission and access services. These CAP/CLEC networks typically consist of fiber optic facilities connecting IXC POPs with customer locations and ILEC switches within a limited metropolitan area. Initially, demand for alternative local access was driven by access charges of approximately 40% to 45% of the cost of a long-distance call levied by ILECs on the IXCs. In addition to providing lower access charges, CAP/CLEC fiber optic services, where available, have generally been considered to provide superior quality and higher capability services than those available from ILECs' legacy copper wire networks. It is estimated that in 1996, CAP/CLECs captured over $2 billion of revenues generated by the business communication market, and as a result of increased competition and growth of enhanced services, CAP/CLECs' revenues continue to grow significantly.

     The Company believes that continued growth in the quality and number of competitors in the local telecommunications market will be driven principally by
(i) the growing interest among business customers for an alternative to the ILEC networks in order to obtain higher capacity and better pricing, (ii) the increases in data applications and capacity requirements for local and wide area network connections, high speed Internet access and videoconferencing, (iii) the ILECs' inability to upgrade their copper networks quickly, (iv) growing customer desire for facilities-based network redundancy, integrated and bundled services, and for higher quality, more responsive customer care, and (v) new state and federal legislation mandating interconnection and competition in the local exchange market.


     The Company believes that local wireless broadband telecommunications services will be developing rapidly to handle these growing needs for alternative local access. In particular, the Company believes that deployment of terrestrial fixed, wide area wireless system links by the Company and others will enable the provision of greater capacity and reliability at a lower cost per customer than traditional copper wire networks primarily to those customers where fiber is not economical.

                                   REGULATION

OVERVIEW

     The Company's fixed wireless broadband services are subject to regulation by federal, state and local governmental agencies. The Company has obtained all authorizations and approvals necessary and appropriate to conduct its operations as currently conducted and believes that it is in compliance with all laws, rules and regulations governing its current operations. See 'Risk Factors--Relocation of 24 GHz Licenses; Pending FCC Petitions.' Nevertheless, changes in existing laws and regulations, including those relating to the provision of wireless local telecommunications services via 24 GHz fixed wireless licenses and/or the future granting of 24 GHz fixed wireless authorizations, or any failure or significant delay in obtaining necessary future regulatory approvals, could have a material adverse effect on the Company's business, financial condition and results of operations.

     At the federal level, the FCC has jurisdiction over the use of the electromagnetic spectrum (i.e., wireless services) and has exclusive jurisdiction over all interstate telecommunications services, that is, those that originate in one state and terminate in another state. State regulatory commissions have jurisdiction over intrastate communications, that is, those that originate and terminate in the same state. Municipalities and other local jurisdictions may regulate limited aspects of the Company's business by, for example, imposing zoning and franchise requirements and requiring installation permits. The Company also is subject to taxation at the federal and state levels and may be subject to varying taxes and fees from local jurisdictions.

FEDERAL LEGISLATION

     The Telecommunications Act. The Telecommunications Act, enacted on February 8, 1996, substantially departs from prior legislation in the telecommunications industry by establishing local exchange competition as a national policy through the removal of state regulatory barriers to competition and the preemption of laws restricting competition in the local exchange market. The Telecommunications Act, among other things, mandates that ILECs (i) permit resale of their services and facilities on reasonable and nondiscriminatory terms and at wholesale rates, (ii) allow customers to retain the same telephone number ('number portability') when they switch local service providers, (iii) permit interconnection by competitors to an ILEC's network at any technically feasible point that is at least equal in quality to that which the local exchange carrier provides to itself and pursuant to reasonable and nondiscriminatory rates and terms, (iv) unbundle their network services and facilities at any technically feasible point and permit competitors and others to use these facilities at cost-based and nondiscriminatory rates and (v) ensure that an end user does not have to dial any more digits to reach customers of local competitors than to reach the ILEC's customers to the extent technically feasible ('dialing parity'). The Telecommunications Act also allows RBOCs to provide in-region inter-LATA services on a state-by-state basis once certain market-opening requirements are implemented and entry is determined to be in the public interest. The provisions of the Telecommunications Act are designed to ensure that RBOCs take affirmative steps to level the playing field for their competitors so that others can compete effectively before the RBOC secures in-region long-distance entry. The FCC, in consultation with the United States Department of Justice and the states, is given jurisdiction to determine whether to approve applications for long distance entry. There can be no assurance, however, that the states and the FCC will implement the Telecommunications Act in a manner favorable to the Company and its customers.

     Under the Telecommunications Act, states have begun and, in a number of cases, completed regulatory proceedings to determine the pricing of unbundled network elements and services, and the results of these proceedings will determine whether it is economically attractive to use these elements.

     The RBOCs, but not other ILECs, have an added incentive to open their local exchange networks to facilities-based competition because Section 271 of the Telecommunications Act provides for the removal of the current ban on RBOC provision of in-region inter-LATA toll service and equipment and manufacturing only after meeting certain requirements. This ban will be removed only after the RBOC demonstrates to the FCC, which must consult with the Department of Justice and the relevant state commissions, that the RBOC has (i) met the requirements of the Telecommunications Act's 14-point competitive checklist and fully implemented an approved interconnection agreement with one or more unaffiliated, facilities-based competitors providing business and residential service somewhere in the state (or that by a date certain no such competitors have 'requested' interconnection as defined in the Telecommunications Act and the RBOC is offering all of the elements in the competitive checklist); (ii) demonstrated that it will provide in-region inter-LATA toll services through a separate affiliate, which is required for three years, unless extended by the FCC; and (iii) demonstrated that entry is consistent with the public interest.

FEDERAL REGULATION

     The Telecommunications Act Regulations. The Telecommunications Act in some sections is self-executing, but in most cases the FCC must issue regulations that identify specific requirements before the Company and its competitors can proceed to implement the changes the Telecommunications Act prescribes. The Company actively monitors all pertinent FCC proceedings and has participated in some of these proceedings. The outcome of these various ongoing FCC rulemaking proceedings or judicial appeals of such proceedings could materially affect the Company's business, financial condition and results of operations.



     As required by the Telecommunications Act, the FCC adopted, in August 1996, new rules implementing the interconnection and resale provisions of the Telecommunications Act (the 'Interconnection Order') which are intended to remove or minimize regulatory, economic and operational impediments to full competition for local services, including switched local exchange service. A number of parties filed an appeal against the Interconnection Order in Federal court seeking to vacate certain of the rules adopted therein. In a July 18, 1997 decision, the United States Court of Appeals for the Eighth Circuit vacated significant portions of the Interconnection Order, including its provisions governing the pricing of local telecommunications services and unbundled network elements, its unbundling requirements and its 'pick and choose' provision (which enabled a telecommunications carrier to demand any term of an ILEC's interconnection contract with another carrier). See 'Regulation.' The Eighth Circuit's October 14 decision vacated an FCC rule that obligated ILECs, under certain circumstances, to provide combinations of network elements, rather than provide them individually. This decision may make it more difficult or expensive for competitors to use combinations of ILEC elements. Because the Company does not anticipate widespread use of combinations of ILEC elements, the decision should not have a material adverse effect on its operations. Moreover, because the decision may increase the cost and decrease the efficiency of ILEC network element-based competitive approaches, the Company believes that the decision may comparatively advantage the Company's entry strategy, which does not heavily rely on the use of ILEC network elements. The FCC or other parties may seek review of these decisions by the U.S. Supreme Court. Although the Company believes that the final outcome of the Eighth Circuit decisions, including any further proceedings or a Supreme Court appeal, will not have a material adverse affect on its operations, there can be no certainty in this regard. To date, three RBOCs have filed an application with the FCC for 'in-region' long distance authority. The FCC denied the application of SBC Communications, Inc. ('SBC') with respect to Oklahoma in June 1997; denied the application of Ameritech in August 1997 with respect to Michigan; and has not yet addressed an application recently filed by BellSouth. Several entities have sought reconsideration of the FCC's Michigan decision and some have initiated litigation claiming, among other things, that Section 271 of the Telecommunications Act is unconstitutional, that the FCC has exceeded its jurisdiction, and that the FCC has violated the Eighth Circuit's ruling on the Interconnection Order by effectively promulgating national pricing standards and in other ways violated the Court's ruling. See 'Business--Competition in the Telecommunications Industry,' 'Telecommunications Industry Overview' and 'Regulation.'


     In July 1996, the FCC mandated that over the course of the next year responsibility for administering and assigning local telephone numbers be transferred from the RBOCs and a few other ILECs to a neutral entity. In August 1996, the FCC issued regulations which address certain of these issues, but leave others for decision by the states and the still-to-be selected neutral numbering plan administrator. In August 1997, the FCC designated two neutral numbering plan administrators and the process of transferring numbering administration to these entities is underway. The new FCC numbering regulations
(a) prohibit states from creating new area codes that could unfairly hinder ILEC competitors (including the Company) by requiring their customers to use 10 digit dialing while existing ILEC customers use 7 digit dialing, and (b) prohibit ILECs (which are still administering central office numbers pending selection of the neutral administrator) from charging 'code opening' fees to competitors (such as the Company) unless they charge the same fee to all carriers including themselves. In addition, each carrier is required to contribute to the cost of numbering administration through a formula based on net telecommunications revenues. In July 1996, the FCC released rules to permit both residential and business customers to retain their telephone numbers when switching from one local service provider to another (known as 'number portability'). RBOCs are required to implement number portability in the top 100 markets by October 1, 1997 and to complete it by December 31, 1998. In smaller markets, RBOCs must implement number portability within six months of a request therefore commencing December 31, 1998. Other ILECs are required to implement number portability by October 31, 1997 only in those of the top 100 markets where the feature is required by another ILEC. Non-RBOC ILECs are not required to implement number portability in any additional markets until December 31, 1998, and then only in markets where the feature is requested by another ILEC.

     The FCC recently authorized cellular and other commercial mobile radio service ('CMRS') to provide for other wireless services to fixed locations (rather than to mobile customers), including offering wireless local loop service in whatever capacity such provider determines. Previously, many CMRS providers could provide fixed services on only an ancillary or incidental basis. Moreover, in August 1996 the FCC promulgated regulations that classify CMRS providers as telecommunications carriers, thus giving them the same rights to interconnection and reciprocal compensation under the Telecommunications Act as other non-LEC telecommunications carriers, including the Company.

     In addition pursuant to the Telecommunications Act, the FCC issued new regulations in 1997 regarding the implementation of the universal service program and the assessment of access charges on carriers obtaining access to local exchange networks. Both the access charge and universal service regimes were substantially revised. As a result of these changes, the costs of business and multiple residential lines are expected to increase. Several parties have sought FCC reconsideration or appealed various parts of the new FCC rules, including the revenue basis on which universal service contributions are determined. The Company is unable to predict the final formula for universal service contribution or its own level of contribution.

     FCC Licensing. The Communications Act of 1934 (the 'Communications Act') imposes certain requirements relating to licensing, common carrier obligations, reporting and treatment of competition. Under current FCC rules, the recipient of an authorization for fixed wireless microwave facilities, including the Company is required to construct facilities to place the station 'in operation' within 18 months of the date of grant of the authorization. In the event that the recipient fails to comply with the construction deadline, the license is terminated absent an extension of the deadline. Except for those facilities for which the 18-month deadline has not passed, the Company or its predecessor-in-license constructed facilities in each of their licensed markets to satisfy this construction deadline. In addition, if a station does not transmit operational traffic for a consecutive period of twelve months at any time after construction is complete, or if removal of equipment or facilities renders the station incapable of providing service, the license is subject to forfeiture, absent a waiver of the FCC's rules.

     The FCC's current policy is to align the expiration dates of all fixed wireless licenses of a particular service such that they mature concurrently and, upon expiration, to renew all such licenses for ten years. The initial term of most currently outstanding fixed wireless licenses, including the Company's licenses, expires on January 1, 2001. While FCC custom and practice establishes a presumption in favor of granting the renewal of licenses to licensees, such presumption requires that the licensee substantially comply with its regulatory obligations during its license period. The FCC's failure to renew one or more licenses could have a material adverse effect on the Company's business, financial condition and results of operations. See 'Risk Factors--Transfer of Control of Wireless Licenses; Non-Renewal and Fluctuation in Value.'

     Under the terms of its licenses, the Company is classified as a common carrier, and as such is required to offer service on a non-discriminatory basis at just and reasonable rates to anyone reasonably requesting such service. Although the Communications Act prohibits the Company from unjustly or unreasonably discriminating among its customers, the statute, as currently interpreted by the FCC, does permit the Company to reasonably classify its customers and reasonably discriminate among such classifications. Under the FCC's streamlined regulation of non-dominant carriers, the Company, as a non-dominant carrier, is not subject to rate regulation. The FCC has recently issued regulations pursuant to which the Company does not need to file tariffs setting forth its rates, terms, and conditions of service for interstate exchange access service ('permissive detariffing') and is currently conducting a rulemaking in which it has proposed prohibiting tariff filing for such services ('mandatory detariffing'). The FCC had previously issued mandatory detariffing regulations for interstate interexchange service; however, various carriers have filed suit to overturn these FCC regulations and the U.S. Court of Appeals for the D.C. Circuit has stayed the mandatory detariffing rules as they apply to interexchange carriers pending its decision in that appeal. The Company's provision of intrastate services, including local exchange service if the Company should offer it, is subject to regulation by each state in which the Company provides intrastate services.


     Transfer of Control of Wireless Licenses. Pursuant to the LLCA, MSI and DSC contributed their fixed wireless licenses to the Company. Pursuant to the FirstMark Acquisition, the Company acquired additional licenses in three SMSAs. The assignment or transfer of control of licenses issued by the FCC (including pro forma assignments and transfers) is subject to the prior consent of the FCC, which consent generally turns on a number of factors including the identity, background and the legal and financial qualifications of the assignee and the satisfaction of certain other regulatory requirements. The FCC granted the application for the transfer of control of FirstMark's fixed wireless licenses to the Company in July 1997. The FCC granted the applications to assign the MSI and DSC licenses to the Company in October 1997. There were no petitions to deny filed against the FirstMark transfer of control application or the MSI and DSC assignment applications and the FCC grant thereof has become final.



     Relocation of Licenses to 24 GHz. The FCC issued an Order (the 'Relocation Order') on March 14, 1997 providing for the relocation of certain fixed wireless licensees in the 18 GHz band to a reallocated portion of the 24 GHz band, pursuant to a request of the National Telecommunications and Information Administration ('NTIA') acting on behalf of the Department of Defense. The Relocation Order provided for the relocation of these licenses from 100 MHz over 5 channels in the 18 GHz band to 400 MHz over 5 corresponding channels in the 24 GHz band. On June 24, 1997, the FCC issued a subsequent order (the 'Modification Order') that implemented the Relocation Order by modifying the affected 18 GHz licenses, including those held by the Company, to authorize operations at 24 GHz. Pursuant to the Relocation Order, those 18 GHz fixed wireless operators in the Washington, DC and Denver, CO areas (including the Company's Washington, DC, Baltimore, MD and Denver, CO facilities) were required to relocate to corresponding channels in the 24 GHz band no later than June 5, 1997. The 18 GHz fixed wireless licensees in all other areas must relocate to corresponding channels in the 24 GHz band no later than January 1, 2001. Although the Company is permitted to continue operations in the 18 GHz band outside of the Washington, DC and Denver, CO areas until that date, its intention is to convert all of its facilities to 24 GHz band operation as soon as possible.


     The FCC implemented this relocation without notice and comment procedures in order to give effect to NTIA's request on behalf of the Department of Defense to protect national security satellite operations from harmful interference from 18 GHz license stations. A number of parties have filed petitions with the FCC seeking a number of remedies including either partial or full reconsideration or review of one or both of these orders and modification or revocation of the Company's licenses. These parties argued, among other things, that the FCC decision should be reversed because the FCC's allocation of 400 MHz of 24 GHz spectrum for licenses was unnecessary and that the FCC should not have so relocated the fixed wireless licensees without conducting prior notice and comment rulemaking proceedings. The Company filed timely responses with the FCC opposing the petitions and continues to buildout its networks as permitted under its licenses, the Relocation Order and the Modification Order. In addition, one of these parties, DirecTV, has filed a petition for rulemaking with the FCC requesting that the FCC grant permission for DirecTV and others to construct and operate broadcast satellite uplink facilities in certain areas on a portion of the 24 GHz band allocated and granted to the former 18 GHz fixed wireless licensees. The Company has filed a timely opposition to this rulemaking petition.

     The Company cannot determine how the FCC will resolve the petitions for reconsideration or review of the Relocation Order and the Modification Order and the DirecTV rulemaking petition. Thus, any construction or operation at 24 GHz prior to the final resolution of these petitions is at the Company's risk and expense. If the Relocation Order or Modification Order were subsequently modified or reversed, such a modification or reversal could have a material adverse effect on the Company's business, financial condition and results of operations. In particular, it cannot be determined whether, under a modified license relocation, the Company's equipment would be rendered unusable or usable only after significant expense and delay.

     Grant of the DirecTV rulemaking petition could materially and adversely affect the Company's business, financial condition and results of operations. If implemented, DirecTV's proposals could result in the construction and operation of satellite uplink facilities on 24 GHz frequencies currently allocated to fixed wireless services, which could interfere with the Company's operations in the vicinity of these satellite uplink facilities. In addition, in the Relocation Order the FCC announced that it will commence a rulemaking proceeding to address future fixed wireless licensing in the 24 GHz band, which may include proposals to auction available spectrum and to adopt service rules for 24 GHz operations. There can be no assurance that the Company's point-to-point and point-to-multipoint equipment as currently designed will comply with the service rules ultimately adopted by the FCC.

     The FCC's decisions upon reconsideration will be subject to judicial appeal to a U.S. court of appeals. There can be no assurance that the FCC will be able to defend any such litigation successfully. The court may affirm the Relocation Order or any order made by the FCC upon reconsideration, vacate and remand the matter to the FCC for initiation of a rulemaking proceeding, or make any other ruling. If the matter is remanded, the FCC could decide this issue in the same way or it could make a different decision, which may be adverse to the Company. Failure by the court to affirm the terms of the Relocation Order or the Modification Order could have a material adverse effect on the Company's business, financial condition and results of operations.

     Uncertainty during an appeal period regarding the Company's prospects and the implications of the result of such litigation may disrupt the Company's relationships with actual and potential customers, equipment vendors, lenders or other parties, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Teledesic. On September 6, 1996, Teledesic Corporation ('Teledesic') filed a petition seeking the dismissal of then-pending applications for additional transmission (nodal) stations in seven licensed MSI fixed wireless markets, and the rescission of existing licenses, then held by or belonging to MSI or DSC. In its petition, Teledesic claimed that its then-proposed satellite system was incompatible with existing licensed terrestrial networks in the 18 GHz band, that the Commission's initial grants of the fixed wireless licenses to MSI and DSC was inappropriate, and that MSI and DSC had failed to construct and operate their licensed facilities in compliance with the FCC's rules. The Company, MSI and DSC opposed Teledesic's petition in their respective pleadings filed with the FCC.

     In November and December 1996, the Commission inspected each of the MSI and

DSC fixed wireless facilities and determined that the companies had complied with all applicable construction and operational requirements. In letters dated April 2, 1997, and April 8, 1997, the Commission notified MSI and DSC, respectively, that the Commission 'concluded its inquiry' and 'determined not to take any further action' in connection with the investigation. Moreover, on February 24, 1997, the Company, MSI and DSC entered into an agreement pursuant to which Teledesic agreed to withdraw its petition and reimburse MSI, DSC and the Company, respectively, for some of the costs related to the relocation of their 18 GHz fixed wireless systems to the 24 GHz band, conditioned upon the FCC's relocation of 18 GHz fixed wireless licensees to the 24 GHz band.

     In their petitions for reconsideration of the Relocation Order, a number of parties raised substantially similar arguments to those initially raised by Teledesic against the validity of the licenses now held by, and the constructed fixed wireless facilities now owned by, the Company. The Company, MSI and DSC have opposed those claims.

     On March 21, 1997, Teledesic withdrew its petition against MSI's pending applications and MSI's and DSC's licenses.

     Alien Ownership. Under the Communications Act, the FCC may, if it finds the public interest will be served, refuse to grant common carrier licenses to (or may revoke the licenses of) an entity directly or indirectly controlled by non-U.S. citizens or by a corporation, the capital stock of which is more than 25% owned or voted by non-U.S. citizens or companies. The Communications Act also prohibits any entity, more than 20% of whose capital stock is owned or voted by non-U.S. citizens or companies, from receiving a license for common carrier services. After January 1, 1998, the FCC has proposed to apply a rebuttable presumption that greater than 25% indirect ownership or control of a common carrier licensee by citizens or companies from a country that is a signatory to the Telecommunications Annex to the World Trade Organization General Agreement on Trade in Services ('WTO Agreement') serves the public interest, but the 20% restriction on direct ownership will remain. The Company is not aware of alien ownership of its outstanding stock that would cause it to be in violation of the Communications Act. However, a significant amount of Associated's Common Stock is held in nominee name and, accordingly, the Company is not aware of the citizenship of the actual beneficial owners of such shares.

     The FCC has tentatively concluded that after January 1, 1998, with regard to investors from countries that are not signatories to the WTO Agreement, it will continue to apply an 'effective competitive opportunities' test in the exercise of its statutory discretion to permit indirect alien ownership of more than a 25% interest in a common carrier licensee. The FCC is expected to adopt rules governing investments from entities from non-WTO Agreement countries before the end of 1997. If U.S. investors are permitted to own an interest greater than 25% in a communications carrier offering similar services in the alien investor's home market and such market satisfies certain other open competition criteria, the FCC will generally permit that alien to own an equivalent interest in a U.S.-licensed common carrier. Other factors, such as the promotion of competition in the U.S. market and U.S. national security concerns, may affect this determination.

STATE REGULATION


     Many of the Company's services will be classified as intrastate services subject to state regulation. All of the states where the Company operates, or will operate, require some degree of state regulatory commission approval to provide certain intrastate services. In most states, intrastate tariffs are also required for various intrastate services, although the Company is not typically subject to price or rate of return regulation for tariffed intrastate services. MSI and DSC have previously obtained the required state approvals to provide the full range of intrastate services that the Company will provide, including facilities-based local services, in a number of states. Applications to assign those approvals to the Company or to obtain initial Company certification have been filed or are in the process of being filed in those states. The Company has already received authorization in Texas, Georgia, Maryland, Virginia, Colorado and Washington, D.C. to provide the full range of services and is in the process of obtaining authorization in those states where it currently holds FCC licenses and where MSI or DSC either did not hold FCC licenses for facilities-based services or had not yet obtained authorization for the full range of intrastate service offerings.


     The Telecommunications Act requires each state to remove barriers to entry and barriers to competition for ILEC competitors. While no assurance can be given as to how quickly and how effectively each state will act to implement this legislation, many state authorization processes are being streamlined and the authorization time frames shortened considerably. Not all states have a streamlined process and in some jurisdictions the Company, MSI and DSC may experience delays. In states where the Company's intrastate authorizations are pending, prior to grant thereof service is or will be offered through MSI or DSC, via their state authorizations, and, to the extent required, state-filed tariffs, on behalf of the Company.


     Under the Telecommunications Act, if a request is made by the Company, ILECs have a statutory duty to negotiate interconnection and access arrangements in good faith for the Company's provision of local service. The Company has reached a comprehensive negotiated interconnection, unbundled element, and resale agreement with Pacific Bell for California, with Ameritech for Illinois, with Bell Atlantic for Washington, D.C., Maryland and Virginia and with Southwestern Bell for Texas. It is in the process of negotiating comprehensive interconnection agreements with numerous ILECs.


     During these negotiations, the Company or the ILEC may submit disputes to the state regulatory commissions for mediation and, after the expiration of the statutory negotiation period set forth in the Telecommunications Act, the parties may submit outstanding disputes to the states for arbitration. To date the Company has not submitted any disputes to the states for mediation or arbitration. The Company has been working with state regulatory commissions, as well as the FCC, to encourage the adoption of rules facilitating roof top and building access for competitive carriers.

LOCAL REGULATION

     The Company will need to interact with local governments in a variety of ways. How diverse local governments will exercise traditional functions, including zoning, permitting and management of rights of ways, and address the expansion of telecommunications competition and varying means of entry in particular is uncertain. The kinds and timing of approvals required to install antennas and conduct other aspects of the Company's business varies among local governments and may also vary with the specific technology or equipment configuration used by the Company.

     While the Telecommunications Act permits local governments to manage rights of way, the scope of that authority, including the circumstances when fees can be charged and the amount of such charges has already been the subject of numerous disputes between telecommunications carriers and such local governments. In addition, some local governments have been requiring substantial filings and review before telecommunications carriers can operate in their licensed areas and have also required the payment of significant franchise fees or taxes. Some of these disputes involving licensing of telecommunications carriers, antenna siting, and rights of way are in litigation and more administrative and court litigation is likely. The prohibition of entry barriers set forth in the Telecommunications Act and the FCC's power to preempt such barriers have been implicated in such litigation. The FCC has recently preempted, and thereby prevented enforcement of, certain state and local regulations that had the effect of inhibiting local competition. Any inability or unwillingness by the FCC to preempt additional state and local regulations in a timely fashion could have a material adverse impact on the Company.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     Set forth below is certain information regarding the directors, executive officers and certain other officers of the Company:

NAME                                               AGE   POSITION AND OFFICES
----                                               ---   --------------------
EXECUTIVE OFFICERS
Alex J. Mandl...................................    53   Chairman of the Board and Chief Executive
                                                           Officer

Kirby G. Pickle, Jr.............................    41   President and Chief Operating Officer

Laurence E. Harris..............................    61   Senior Vice President, General Counsel and
                                                           Assistant Secretary

Abraham L. Morris...............................    38   Senior Vice President, Chief Financial Officer
                                                           and Treasurer

Steven F. Bell..................................    47   Senior Vice President for Human Resources

OTHER OFFICERS

Richard J. Hanna................................    41   Senior Vice President for Sales and Marketing

Keith W. Kaczmarek..............................    41   Senior Vice President for Engineering and
                                                           Operations

David S. Turetsky...............................    40   Vice President for Law and Regulatory Affairs

Cindy L. Tallent................................    40   Vice President and Controller

Philip C. McKinney..............................    37   Vice President for Information Technology

Robert H. Schwartz..............................    31   Vice President for Corporate Development and
                                                           Strategy

Scott G. Bruce..................................    36   Secretary

Myles P. Berkman................................    60   Director

David J. Berkman................................    36   Director

William H. Berkman..............................    32   Director

Rajendra Singh..................................    43   Director


     Alex J. Mandl has been Chairman and Chief Executive Officer since September 1996. Prior to joining Teligent, Mr. Mandl served as President and Chief Operating Officer of AT&T. As President and Chief Operating Officer, Mr. Mandl oversaw AT&T's operations including its long-distance, wireless and local communications services, in addition to its credit card and Internet businesses. As Chief Financial Officer from 1991 to 1993, Mr. Mandl directed AT&T's financial strategy, policy and operations, and managed the acquisition of McCaw Cellular Communications, Inc. Earlier, Mr. Mandl served as Chairman and CEO of Sea-Land Services, Inc., an ocean transportation and distribution services company. Mr. Mandl serves on the boards of the Warner-Lambert Company, Forstmann Little & Co. and NextLevel Corporation.

     Kirby G. Pickle, Jr., has served as President and Chief Operating Officer since February 1997. Prior to that, Mr. Pickle served as Executive Vice President of MFS Communications Company, Inc. and President and Chief Operating Officer of one of its subsidiaries, UUNET Technologies, Inc. Earlier, as President and COO of MFS Intelenet, Inc. Mr. Pickle managed three businesses that generated a majority of MFS' revenues. Prior to his service for MFS, Mr. Pickle was a Vice President at US Sprint (now known as Sprint), a regional sales manager for MCI Communications Corporation, Inc. and held various management positions at AT&T.

     Laurence E. Harris has been Senior Vice President and General Counsel since December 1996. Prior to joining the Company, Mr. Harris served as Senior Vice President of Law and Public Policy for MCI Communications Corporation. Earlier, Mr. Harris was President and Chief Operating Officer of Metromedia

Telecommunications, Inc. and CRICO Communications, a privately-held paging company. Mr. Harris also served as chief of the FCC's Mass Media Bureau where he was responsible for regulation and policy for cable, television and radio broadcasting. Mr. Harris was also responsible for regulatory and antitrust activities at MCI before serving at the FCC.

     Abraham L. Morris joined Teligent in April 1997 as Senior Vice President, Chief Financial Officer and Treasurer. Prior to which, he served as Senior Vice President for Operations Support at MFS Communications Company, Inc., where he was involved in business development, revenue assurance and co-carrier/local service activities. Prior to that, Mr. Morris was Vice President and Chief Transition Officer for MFS Intelenet, Inc. and earlier was Treasurer of MFS. Mr. Morris was involved in MFS' capital raising activities, including its initial public offering. Before joining MFS, Mr. Morris served as General Manager, Mergers and Acquisitions at Peter Kiewit Sons', Inc., a diversified industrial services company.

     Steven F. Bell assumed the position of Senior Vice President for Human Resources in April 1997. Prior to joining Teligent, Mr. Bell served as Vice President for Human Resources and Organization Development at COMSAT Corporation where he was responsible for executive and staff recruitment and development at the 4,000-employee satellite communications company. Earlier, Mr. Bell was Vice

President, Human Resources for the worldwide technologies division of American Express Corporation.

     Richard J. Hanna joined Teligent in April 1997 as Senior Vice President for Sales and Marketing. Prior to joining Teligent, Mr. Hanna served as President and Chief Executive Officer of MFS Intelenet, Inc. Prior to that, he served as Vice President of Sales and Marketing for AT&T where he was responsible for developing its commercial sales channel. Mr. Hanna has also served in senior sales and marketing positions at MCI Communications Corporation and Sprint.

     Keith W. Kaczmarek joined Teligent in May 1997 as Senior Vice President of Engineering and Operations. Prior to which, he served as Vice President of Engineering and Operations for AirTouch/PCS PrimeCo, where he managed the development and installation of PCS deployment of CDMA wireless technology. Between 1993 and 1995, as Vice President of Technology Development and Product Development for Nextel Communications, Mr. Kaczmarek managed technology development for the company's digital mobile wireless networks. He has also held senior positions at AirTouch Communications, GTE Corp. and GTE Mobilnet, Inc.

     David S. Turetsky joined Teligent in May 1997 as Vice President for Law and Regulatory Affairs. He served in the Antitrust Division of the U.S. Department of Justice as Deputy Assistant Attorney General for Civil and Regulatory Affairs and originally as senior counsel to the Assistant Attorney General. He assisted in developing the Clinton Administration's telecommunications policy, including the Telecommunications Act of 1996, and was responsible for the Division's telecommunications work. While at the U.S. Department of Justice, he represented the United States in international telecommunications and antitrust matters and assisted in overseeing a telecommunications services accord through the World Trade Organization. Earlier, he was a partner in the law offices of LeBoeuf, Lamb, Leiby & MacRae.

     Cindy L. Tallent joined Teligent in September 1997 as Vice President and Controller. Prior to joining the Company, Ms. Tallent was the Senior Vice President, Finance for Global TeleSystems Group, Inc. There she was involved in establishing and managing international joint ventures, securing financing and implementing systems and controls. Ms. Tallent also held various finance positions at GTE where she was employed for ten years and was the Vice President and Chief Financial Officer for GTE Spacenet when she left in 1995. Prior to GTE, Ms. Tallent was a senior accountant with Price Waterhouse LLP.

     Philip C. McKinney joined Teligent in March 1997 as Vice President for Information Technology. Prior to joining the Company, Mr. McKinney was Director of Consulting Services for Computer Sciences Corporation where he oversaw client engagements for start-up and established providers in the communication industry. Earlier, Mr. McKinney was Director of Operations where he managed customer care, billing and information technology outsourcing services to telecommunication clients in North America.

     Robert H. Schwartz joined Teligent upon inception in March 1996 as Vice President of Corporate Development and Strategy. Previously, Mr. Schwartz served as Director of Corporate Development for Nextel where he was involved in strategic planning, mergers and acquisitions and various investment transactions including public fundraising activities. Prior to that, Mr. Schwartz performed consulting work in the communications industry including satellite, cable television, and wireless telecommunications companies.

     Scott G. Bruce has been Secretary of the Company since its inception in March 1996. Mr. Bruce is also General Counsel and Secretary of Associated and served as the Company's General Counsel until December 1996. Mr. Bruce has experience in the fields of corporate mergers and acquisitions and securities law. Between 1987 and 1992, he was a corporate attorney at Wolf, Block, Schorr and Solis-Cohen in Philadelphia. Earlier, he worked in the New York office of Touche Ross & Co., the predecessor to Deloitte & Touche LLP.

     Myles P. Berkman has been a Director of the Company since its inception in March 1996. Mr. Berkman is Chairman, President and Chief Executive Officer of Associated, positions he has held since 1994. In addition to owning a majority interest in the Company through MSI, Associated is engaged in the development of wireless location services, and has operations and interests in international wireless telephony, radio broadcasting and cable television. From 1979 to 1994, Mr. Berkman was the President and Chief Operating Officer of Associated Communications Corporation ('ACC'), the parent corporation of Associated prior to 1995, and a publicly traded company. Mr. Berkman developed ACC into one of the largest U.S. cellular operators at the time of its sale to SBC Communications, Inc. Mr. Berkman is the father of William H. Berkman and David
J. Berkman, each of whom is also a Director of the Company.

     David J. Berkman has been a Director of Teligent since its inception in March 1996. Since 1994, Mr. Berkman has served as the Executive Vice President and a Director of Associated. From 1993 to 1994, Mr. Berkman was Executive Vice President and a member of the Board of Directors of ACC. Prior to 1994, Mr. Berkman was Vice President of ACC. He is a member of the board of directors of Teletrac, Inc. and a former member of both the Board of Directors and the Executive Committee of the Cellular Telephone Industry Association. Mr. Berkman also serves as Vice Chairman of the Board of Directors of Portatel del Sureste, S.A. de C.V., a Mexican cellular telephone company controlled by Associated. David J. Berkman is the son of Myles P. Berkman and the brother of William H. Berkman, each of whom is also a Director of the Company.

     William H. Berkman has been a Director of Teligent since its inception in March 1996. Mr. Berkman is currently President of MSI, a subsidiary of Associated. Since June 5, 1997, Mr. Berkman has served as an Assistant Secretary of Associated. Before joining Associated, Mr. Berkman held several executive positions at The News Corporation, Ltd. William H. Berkman is the son of Myles
P. Berkman and the brother of David J. Berkman, each of who is also a Director of the Company.

     Dr. Rajendra Singh has been a Director of Teligent since its inception in March 1996. Since December 1993, Dr. Singh has served as Chairman of the Board and Chief Executive Officer of Telcom Ventures, L.L.C. and he also served as President of that company, through September 1997. Dr. Singh also serves as President and Treasurer of DSC. Dr. Singh founded Telcom Ventures in 1993 and, together with his family, is one of the principal owners of that company. He also serves as Chairman of the Board of LCC International, Inc., a worldwide provider of wireless engineering and design services and related products, which he co-founded in 1983 and which is an affiliate of Telcom Ventures. The Singh family and The Carlyle Group are the principal owners of Telcom Ventures. Dr. Singh has created widely-used standards of system design and methodology in the cellular industry. Dr. Singh organized and participated in the Cellular Telephone Industry Association's scientific panel which investigated time dispersion for Time Division Multiple Access and Frequency Division Multiple Access wireless technologies.

     Upon the consummation of the First Closing, NTT will be entitled to elect a director to the Company's Board. Additionally, once the NTT director is elected, Associated will be entitled to elect an additional director to the Company's Board so that its designees will continue to constitute a majority thereof.

BOARD OF DIRECTORS


     Election of Directors. Following the Offerings, pursuant to the Company's Certificate of Incorporation, which will become effective pursuant to the Reorganization (the 'Certificate of Incorporation'), until the number of shares held by holders of the respective series of Class B Common Stock fall below certain thresholds, such holders will have the right to elect directors to the Company's Board of Directors as follows: a majority of directors will be elected by the holders of Series B-1 Common Stock (as defined below), one director will be elected by the holders of Series B-2 Common Stock and one director will be elected by the holders of Series B-3 Common Stock. Upon the consummation of the Offerings, all of the Series B-1 Common Stock, Series B-2 Common Stock and Series B-3 Common Stock will be held by MSI, DSC (or other affiliate of Telcom Ventures) and NTT (or an affiliate thereof), respectively. The holders of the Class A Common Stock and Class B Common Stock, voting as a single class, will have the right to elect a number of directors equal to the total number of directors less the number of directors elected by the holders of Series B Common Stock. See 'Description of Capital Stock.' Immediately upon consummation of the Offerings, the Board will consist of seven directors, comprised of those listed above, one additional director elected by Associated as the holder of Series B-1 Common Stock and one director elected by NTT as the holder of Series B-3 Common Stock (as defined below). After consummation of the Offerings, the Company intends to expand its Board of Directors to the extent necessary under the rules of the Nasdaq National Market or otherwise to maintain the requisite number of directors who are not officers of or perform other duties for the Company (other than serving as such directors). Upon any such expansion, the Board will be further increased and additional individuals elected by Associated as the holder of Series B-1 Common Stock so that its designees will continue to constitute a majority of the Board.

     Limitation of Liability and Indemnification.  The Certification of

Incorporation will eliminate, to the fullest extent permitted by law, the liability of directors to the Company and its stockholders for monetary damages for breach of directors' fiduciary duty. This provision is intended to afford the Company's directors the benefit of the Delaware General Corporation Law (the 'DGCL'), which provides that directors of Delaware corporations may be relieved of monetary liability for breach of their fiduciary duty of care, except under certain circumstances involving breach of a director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived an improper personal benefit. In addition, the Certificate of Incorporation will provide that the Company will indemnify its directors and officers to the fullest extent authorized or permitted by law.

     Committees of the Board of Directors; Compensation Committee Interlocks and Insider Participation. Following the Offerings, the Board of Directors will establish an audit committee (the 'Audit Committee') and a compensation committee (the 'Compensation Committee'). Prior to the Offerings, the entire Board of Teligent, L.L.C. made all decisions with respect to the compensation of executive officers and the establishment of compensation and benefit plans.

     The Audit Committee will review the scope and approach of the annual audit, the annual financial statements of the Company and the auditors' report thereon and the auditors' comments relative to the adequacy of the Company's system of internal controls and accounting systems. The Audit Committee will also recommend to the Board of Directors the appointment of independent public accountants for the following year.

     The Compensation Committee will review management compensation levels and provide recommendations to the Board of Directors regarding salaries and other compensation for the Company's executive officers, including bonuses and incentive programs.

     Compensation of Directors. Certain directors of Teligent, L.L.C. were granted Appreciation Units (as defined below) under Teligent's Long-Term Incentive Compensation Plan during 1996. See 'Security Ownership of Certain Beneficial Owners and Management.' Directors of the Company are currently not reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to serving on, the Board of Directors and any committees thereof. The Company may consider additional compensation arrangements for its directors from time to time.

EXECUTIVE COMPENSATION

     The following table sets forth compensation paid during the fiscal year ended December 31, 1996 to the Chief Executive Officer of the Company (the 'Named Executive Officer'). There were no other executive officers of the Company whose annual salary and bonus exceeded $100,000 for all services rendered to the Company during such fiscal year.

                           SUMMARY COMPENSATION TABLE


                                                                                              ANNUAL COMPENSATION
                                                                                              --------------------
NAME AND PRINCIPAL POSITION                                                        YEAR(1)     SALARY      BONUS
--------------------------------------------------------------------------------   --------   --------    --------
Alex J. Mandl ..................................................................     1996     $165,753    $166,667
  Chairman of the Board
  and Chief Executive Officer

------------------
(1) Alex J. Mandl's employment with the Company began on September 1, 1996.

THE MANDL EMPLOYMENT AGREEMENT

     The Mandl Employment Agreement took effect September 1, 1996 and expires on September 1, 2002, unless further extended pursuant to its terms. Under the Mandl Employment Agreement, Mr. Mandl is entitled to a minimum salary of $500,000 per annum (which may be increased from time to time at the discretion of the Board after the first two years) and an annual bonus of $500,000 per annum for the first three fiscal years of employment, subject to increase after three years at the discretion of the Board. After such period, Mr. Mandl shall also be entitled to participate in all annual non-equity-based executive compensation plans. Pursuant to the Mandl Employment Agreement, Mr. Mandl (a) has received a $15 million recourse loan from MSI and DSC (see 'Certain Relationships and Related Transactions--Loans to Executive Officers') and (b) will be entitled to a $5 million special payment upon the fifth anniversary of his employment. The recourse loan will be automatically forgiven (i) twenty percent in year one, twenty percent in year two, and sixty percent in year five,
(ii) upon the termination of his employment by him for Good Reason (as defined in the Mandl Employment Agreement) or by the Company without Cause (as defined in the Mandl Employment Agreement) or (iii) his death or disability.

     The Mandl Employment Agreement provides that if either MSI or DSC sells any of their respective member interests in the Company to a third party, such seller shall be obligated to require the purchaser of such interests to purchase, and may require Mr. Mandl to sell to such third party, a proportionate percentage of the vested equity interest represented by Mr. Mandl's CARs valued as of the date of such purchase, at the same price paid by the third party for the interests of such seller. The Mandl Employment Agreement also provides for a right of first refusal on the part of MSI and DSC with respect to the disposition by Mr. Mandl of an equity interest in the Company. In the event of a Change in Control of the Company (as defined in the Mandl Employment Agreement), all CARs shall vest immediately, the principal balance remaining on the $15 million loan shall be immediately forgiven and the remainder of the $5 million fifth anniversary special payment shall be paid.

     In addition, in the Mandl Employment Agreement the Company has granted Mr. Mandl certain registration rights with respect to the shares of Class A Common Stock which will be subject to the options into which the CARs will be converted pursuant to the Conversion described under 'Conversion of CARs and Appreciation

Units into Stock Options' (such shares as to which such registration rights apply being referred to as 'Mandl Registrable Securities', and the number of such shares as of the date Teligent, L.L.C. is converted to a corporation (the 'Conversion Date'), as adjusted for splits, combinations and the like, being referred to as the 'Maximum Amount'). Under the Mandl Employment Agreement, the Company is required, if requested by Mr. Mandl, to use its reasonable best efforts to cause to be included in any registration statement with respect to a public offering of shares of Class A Common Stock, a number of shares of Mandl Registrable Securities proportionate to the number of shares of Common Stock then owned by MSI and the Telcom Stockholder which are included in such registration statement (based on the total number of shares of Common Stock then owned by MSI and the Telcom Stockholder, and the Maximum Amount, respectively). Because no shares of Common Stock are being sold by MSI or the Telcom Stockholder in the Equity Offerings, Mr. Mandl has no right to sell any Mandl Registrable Securities in the Equity Offerings. In addition, in each of four twelve-month periods, the first of which commences on the Conversion Date and each of the remaining three of which commences on each of the remaining three respective subsequent anniversaries thereof, the Company is required, if requested by Mr. Mandl (which request may not be made prior to six months after consummation of the Equity Offerings), to use its reasonable best efforts to promptly cause to be registered under the Securities Act for public sale by Mr. Mandl a number of Mandl Registrable Securities constituting at least 25% of the Maximum Amount (the 'Maximum Annual Amount'), provided that in no event may Mr. Mandl sell publicly more than the Maximum Annual Amount in any such twelve-month period.

     The Mandl Employment Agreement (other than certain restrictive covenants of Mr. Mandl and certain severance obligations of the Company) may be terminated
(a) by the Company (i) without Cause by giving 30-days notice or (ii) for Cause upon the Board's confirmation that the employee has failed to cure the grounds for termination within ten days after notice thereof by the Company and (b) by Mr. Mandl (i) without Good Reason by giving a 120-day notice or (ii) for Good Reason upon the Company's failure to cure the grounds for termination within 20 days after notice thereof by Mr. Mandl. The Mandl Employment Agreement prohibits disclosure by Mr. Mandl of any Company confidential information at any time. In addition, while he is employed by the Company and for two years thereafter, Mr. Mandl is prohibited from engaging or significantly investing in competing business activities and from soliciting any Company employee to be employed elsewhere.

COMPANY APPRECIATION RIGHTS

     On September 1, 1996, pursuant to the terms of the Employment Agreement between the Company and Alex J. Mandl (the 'Mandl Employment Agreement'), six separate Company Appreciation Rights ('CARs') were granted to Mr. Mandl, as follows:

                                   UNADJUSTED

CAR(1)        VESTING DATE        TARGET VALUE
-------    ------------------    --------------
No. 1      September 1, 1997     $  200,000,000
No. 2      September 1, 1998        250,000,000
No. 3      September 1, 1999        325,000,000
No. 4      September 1, 2000        425,000,000
No. 5      September 1, 2001        500,000,000
No. 6      September 1, 2002      2,750,000,000

------------------
(1) For each CAR, Mr. Mandl is entitled to receive, as soon as practicable after the 'settlement date,' as defined in the Mandl Employment Agreement, an amount equal to a percentage (initially 3%) of the excess of Teligent, L.L.C.'s fair market value over the target value for that CAR. Teligent, L.L.C.'s Board of Directors, in its sole discretion, shall determine if the CAR is to be settled with cash, equity securities of Teligent, L.L.C. a combination thereof, or any other form of consideration as the Board of Directors may determine. The CAR percentage and target values are subject to adjustment for equity contributions and other transactions of the Company, as defined in the Mandl Employment Agreement, and expire ten years after the grant date. In general, upon termination of the Mr. Mandl's employment, nonvested CARs shall be forfeited.

     In connection with the Reorganization, the CARs will be converted, effective as of the consummation of the Offerings, into options to purchase shares of Class A Common Stock, which options will be governed by and subject to the terms of the Stock Plan. See 'Conversion of CARs and Appreciation Units into Stock Options.'

LONG-TERM INCENTIVE COMPENSATION PLAN AWARDS

     The Company has adopted a Long-Term Incentive Compensation Plan (the 'Long-Term Incentive Compensation Plan') under which an aggregate of 1,600,000 appreciation units ('Appreciation Units') may be granted to employees, directors, and consultants of the Company. Each Appreciation Unit represents a right to receive consideration equal to .00001% of the appreciation of the value of Teligent, L.L.C. from and after the date of grant of the Appreciation Unit until the settlement date. There are no minimum or maximum amounts payable in respect of an Appreciation Unit and no specified performance targets need to be reached. Appreciation Units generally vest at the rate of 20% per year. The Long-Term Incentive Compensation Plan provides that, in the event that any equity securities of Teligent, L.L.C. become listed and traded on a national securities exchange or on the Nasdaq National Market, the Board of Directors may make such equitable changes or adjustments or take such other actions that it deems necessary or appropriate with respect to the terms of any outstanding Appreciation Units (including cancelling outstanding Appreciation Units in exchange on an equitable basis for replacement awards). In connection with the Reorganization, all Appreciation Units will be converted, effective as of the consummation of the Reorganization, into options to purchase Class A Common Stock, which options will be governed by and subject to the terms of the 1997 Stock Incentive Plan (the 'Stock Plan'). See 'Conversion of CARs and Appreciation Units into Stock Options.' No Appreciation Units have been granted to the Named Executive Officer.

CONVERSION OF CARS AND APPRECIATION UNITS INTO STOCK OPTIONS

     The Mandl Employment Agreement provides, in effect, that upon consummation of the Equity Offerings, the Company's Board shall effect as promptly as practicable the conversion of each outstanding CAR (whether or not vested) into a stock option, effective as of the date of such consummation, having the same vesting schedule, vesting rights (including upon termination of employment) and term as the CAR being converted. The Long-Term Incentive Compensation Plan authorizes the Board, in the event equity securities of the Company become listed or traded on the Nasdaq National Market (which will occur upon consummation of the Equity Offerings), to make such equitable changes or adjustments in the terms of Appreciation Units as the Board determines in its sole discretion, including cancelling Appreciation Units in exchange on an equitable basis for replacement awards (including without limitation stock options). The Company and Mr. Mandl have agreed, and as contemplated by the Long-Term Incentive Compensation Plan, the Board of Teligent, L.L.C. has determined, that to enable Mr. Mandl and the holders of Appreciation Units, to retain, through Company stock options, the value and continuing equity incentive represented by outstanding CARs and Appreciation Units, effective upon consummation of the Equity Offerings, outstanding CARs and Appreciation Units will be converted (the 'Conversion') into and will become options (the 'Conversion Options') to purchase a number of shares of Class A Common Stock at respective exercise prices such that the value of such CARs and Appreciation Units immediately prior to consummation of Equity Offerings will be reflected in the initial 'spread value' of (and the number of shares of Class A Common Stock subject to) the Conversion Options, based on (x) in the case of the CARs, the average closing price per share of Class A Common Stock on the Nasdaq National Market over the first 20 days of public trading commencing upon consummation of the Equity Offerings (the 'Conversion Trading Price') and (y) in the case of the Appreciation Units, the initial per share offering price of the Class A Common Stock in the Equity Offerings (the 'Offering Price'). The Conversion Options will be governed by and subject to the terms of the Stock Plan (see '1997 Stock Incentive Plan' below) and have the same vesting schedule, vesting rights and terms as the applicable CAR or Appreciation Units which was converted.

     Assuming 51,757,709 shares of Common Stock outstanding upon consummation of the Equity Offerings and a Conversion Trading Price and an Offering Price of $20.50 (the midpoint of the initial public offering price range in the Equity Offerings), pursuant to the Conversion Mr. Mandl and all other directors and executive officers of the Company as a group (8 persons) would receive Conversion Options to purchase 5,904,481 and 4,220,714 shares of Class A Common Stock, respectively (representing approximately 9.2% and 6.6%, respectively, of all shares of Common Stock outstanding on a fully diluted basis immediately after consummation of the Equity Offerings), at weighted average exercise prices per share of Class A Common Stock of $5.77 (excluding the exercise price of $46.28 per share for the 984,081 shares of Class A Common Stock subject to Mr. Mandl's Conversion Option which vests in 2002) and $6.55, respectively. As of September 30, 1997, after giving effect to the consummation of the Equity Offerings, Mr. Mandl's Conversion Options will be vested and immediately exercisable with respect to 984,080 shares of Class A Common Stock, and will vest and become exercisable with respect to the remaining 4,920,401 shares of Class A Common Stock subject to such Conversion Options ratably over the remaining five years of the term of the Mandl Employment Agreement, and none of the Conversion Options held by directors and officers (other than Mr. Mandl) will be vested. Such Conversion Options held by such directors and officers generally will vest ratably over five-year periods commencing on the date of grant of the respective Appreciation Units which were converted into such Conversion Options pursuant to the Conversion. There can be no assurance as to the actual Conversion Trading Price and, accordingly, the actual number of shares of Class A Common Stock subject to Conversion Options (and the respective exercise prices thereof) received by the named persons and by all directors and executive officers of the Company as a group, and the actual respective percentages of all outstanding shares of Common Stock represented by such shares, may be materially higher or lower than described above.

1997 STOCK INCENTIVE PLAN


     The Company anticipates that prior to the consummation of the Offerings, the Company and its stockholders will approve the Teligent, Inc. 1997 Stock Incentive Plan (the 'Stock Plan') in order to facilitate the ownership of the Company's stock by such individuals, thereby aligning their interests with those of the Company's stockholders and to assist the Company in attracting and retaining officers and other key employees with experience and ability. Based on the assumptions set forth in the first sentence of the immediately preceding paragraph, 14,588,532 shares of Class A Common Stock will initially be reserved for issuance pursuant to awards under the Stock Plan, including 12,344,939 shares issuable upon exercise of the Conversion Options (See 'Conversion of CARs and Appreciation Units into Stock Options.') Shares to be issued pursuant to the exercise or vesting of awards granted under the Stock Plan may be authorized but unissued shares or treasury shares of Class A Common Stock. The Stock Plan provides that no participant can receive awards thereunder (excluding Conversion Options) that relate to shares of Class A Common Stock which in the aggregate exceed 20% of the total number of shares of Common Stock reserved for issuance under the Stock Plan. The Stock Plan provides that the Board of Directors or the Committee (as defined below) may amend, suspend or terminate the Stock Plan at any time; provided, however, that no amendment that requires stockholder approval under applicable law in order for the Stock Plan to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code') shall be effective unless the same shall be approved by the stockholders of the Company. The Stock Plan will be administered by a committee (the 'Committee') of the Board of Directors consisting solely of two or more non-employee directors of the Company who are 'outside directors' within the meaning of Section 162(m) of the Code, and 'non-employee directors' within the meaning of Rule 16b-3 promulgated under
Section 16 of the Exchange Act.


     The Stock Plan provides for the granting of options intended to be 'incentive stock options' within the meaning of Section 422 of the Code ('ISOs') and options which do not qualify as ISOs (collectively, 'Options'). Options granted under the Stock Plan (other than the Conversion Options) may be accompanied by stock appreciation rights ('SARs'). The Stock Plan provides that Options generally are granted with an exercise price equal to 100% of the fair market value of the Class A Common Stock on the date of grant. The Stock Plan also provides for the grant of restricted stock awards, which may be subject to such restrictions as the Committee in its sole discretion may deem appropriate; such restrictions may include (without limitation) achievement of certain performance goals relating to the Company's return on assets, return on equity or earnings per share.

     Upon the exercise of any Option, the purchase price must be fully paid. Such purchase price may be paid in cash (including without limitation cash borrowed from the Company), by delivery of Class A Common Stock equal in market value to the exercise price, a combination thereof or, in the sole discretion of the Committee, through a cashless exercise procedure. The Stock Plan provides that the Company has the right to require a participant to satisfy the tax withholding requirements arising with respect to awards granted thereunder. Such obligation may be satisfied by a cash payment, by authorizing the Company to withhold from the shares of Class A Common Stock or cash otherwise payable a number of shares or cash, as applicable, equal to such obligation, or delivery of Class A Common Stock equal in market value to such obligation.

     In the event of a Change in Control of the Company (as defined in the Stock
Plan), all Options under the Stock Plan will become immediately exercisable in full and all restrictions with respect to restricted stock awards shall lapse.


     The Company intends to file a registration statement on Form S-8 to register shares of Class A Common Stock reserved or to be available for issuance under the Stock Plan. See 'Shares Eligible for Future Sale.'

                              CERTAIN TRANSACTIONS

THE REORGANIZATION

     The Company is currently a wholly owned subsidiary of Teligent, L.L.C. Immediately prior to the consummation of the Offerings, Teligent L.L.C. will merge with and into the Company with the Company surviving the merger. The Company was organized in September 1997 for the purpose of succeeding to the business of Teligent, L.L.C. The Company has not conducted, and prior to the Reorganization will not conduct, any business other than in connection with the Offerings and the other transactions described herein. In connection with the Reorganization, the Company's Certificate of Incorporation and By-laws will be amended in their entirety. See 'Description of Capital Stock' for a description of the Certificate of Incorporation and By-laws of the Company that will be in effect at the time of the consummation of the Offerings.


     As a result of the Reorganization, all of Teligent, L.L.C.'s member interests will be converted into and become shares of Common Stock of the Company, as follows: (i) the interest of MSI will be converted into 21,436,689 shares of Series B-1 Common Stock; (ii) the interest of the 'Telcom Stockholder' will be converted into 17,206,210 shares of Series B-2 Common Stock; (iii) the interest of NTTA&T will be converted into 5,783,400 shares of Series B-3 Common Stock (defined below), including the 3,470,040 shares acquired by NTTA&T at the Second Closing; and (iv) the interest of the FirstMark Sole Stockholder will be converted into 1,831,410 shares of Class A Common Stock. The Company will receive no additional consideration in connection with such conversion of member interests into shares of Common Stock pursuant to the Reorganization.


THE ADDITIONAL SPONSOR EQUITY CONTRIBUTIONS


     In connection with the First Closing under the NTT Purchase Agreement (see 'The Strategic Equity Investment' immediately below), the original members of Teligent, L.L.C. have made additional cash contributions to Teligent, L.L.C. in the aggregate amount of $60 million. In addition, Associated has agreed to make the ACLA Contribution.


THE STRATEGIC EQUITY INVESTMENT

     NTT Purchase Agreement. The Company and NTT entered into the NTT Purchase Agreement on September 30, 1997 providing for NTT to make the Strategic Equity Investment. The NTT Purchase Agreement provides for the Strategic Equity Investment to close in two stages. At the First Closing, NTT will purchase for $40 million a 5% member interest in Teligent, L.L.C. (calculated as of the date of the NTT Purchase Agreement after giving pro forma effect to the consummation of the FirstMark Acquisition and the Additional Sponsor Equity Contributions, but before giving effect to the consummation of the Equity Offerings and the conversion of existing equity incentive awards into stock options in connection with the Reorganization). The First Closing is subject to the satisfaction or waiver of certain conditions, including (i) the consummation of the Additional Sponsor Cash Contributions; (ii) the consummation of the transfer by MSI and DSC of their fixed wireless licenses to Teligent, L.L.C.; (iii) NTT having filed notification of its investment in the Company with the Japanese Ministry of Finance (the 'MOF') and the waiting period with respect thereto having expired without MOF objecting to the Strategic Equity Investment; (iv) the obtaining of all necessary consents and approvals from governmental authorities, including the FCC; and (vi) Teligent, L.L.C. having entered into the Technical Services Agreement (described below) with NTT for NTT to provide assistance to Teligent, L.L.C. on certain technical matters. The First Closing is expected to occur at or prior to the consummation of the Offerings.


     At the Second Closing, NTT will purchase for $60 million a number of shares of Series B-3 Common Stock representing a 7.5% equity interest in the Company (calculated as of the date of the NTT Purchase Agreement after giving pro forma effect to the consummation of the FirstMark Acquisition and the Additional Sponsor Cash Contributions, but before giving effect to the consummation of the Equity Offerings and the conversion of existing equity incentive awards into stock options in connection with the Reorganization); provided, however, that if the price per share in the Equity Offerings is less than NTT's price per share would be in the Second Closing, then NTT is entitled to receive additional shares of Series B-3 Common Stock such that its price per share in the Second Closing equals the price per share in the Equity Offerings. Based on the initial public offering price range of $19.00 to $22.00 per share, no such adjustment would be required. The Second Closing is subject to the satisfaction or waiver of certain conditions, including the termination or expiration of the applicable waiting period, including any extension thereof, under the HSR Act, which termination has occurred. The NTT Purchase Agreement provides that the Second Closing will occur upon consummation of the Equity Offerings.


     The NTT Purchase Agreement may be terminated at any time prior to the First Closing (i) by mutual consent of NTT and the Company; (ii) by either the Company or NTT if the First Closing shall not have occurred by December 31, 1997 (subject to extension to March 31, 1998 if the failure to consummate is due to a governmental intervention or the failure to obtain a necessary governmental consent, so long as the failure to consummate by December 31, 1997 is not a result of the terminating party's failure to perform its obligations or breach of its representations and warranties under the NTT Purchase Agreement and (iii) by either the Company or NTT if any court or governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken other action restricting, enjoining or otherwise prohibiting the Strategic Equity Investment and such order, decree or ruling shall have become final and unappealable. The NTT Purchase Agreement may be terminated at any time after the First Closing and prior to the Second Closing (i) by NTT within thirty days after the second year anniversary of the First Closing; (ii) by either NTT or the Company within thirty days after the third year anniversary of the First Closing; (iii) by mutual consent of NTT and the Company; and (iv) by either the Company or NTT if any court or governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken other action restricting, enjoining or otherwise prohibiting the Strategic Equity Investment and such order, decree or ruling shall have become final and unappealable. If the Purchase Agreement is terminated as provided in the previous two sentences, then the maximum liability of a party for breaches of its representations and warranties in the NTT Purchase Agreement is $500,000.

     It is anticipated that concurrently with the consummation of the Equity Offerings, the Company will enter into a Stockholders Agreement with NTT (or an affiliate thereof which holds Common Stock upon such consummation) and some or all of the other stockholders of the Company immediately prior to consummation of the Equity Offerings providing for certain rights and obligations with respect to the ownership and governance of the Company. See 'Certain

Relationships and Related Transactions--Stockholders Agreement.' The Stockholders Agreement will also provide for certain rights and obligations of the parties thereto relating to the Company's compliance with the foreign ownership restrictions under the Communications Act of 1934 and the rules, regulations and decisions of the FCC. See 'Description of Capital
Stock--Restriction on Foreign Ownership'.

     Registration Rights Agreement. Teligent, L.L.C. and NTT have entered into a Registration Rights Agreement dated as of September 30, 1997 (the 'Registration Rights Agreement'). The Registration Rights Agreement provides that NTT may demand registration (each, a 'Demand Registration') of the shares of Common Stock received by NTT pursuant to the Reorganization ('NTT Registrable Securities') at any time after the six month anniversary after the consummation of the Equity Offerings (subject to a maximum of three Demand Registrations in total), provided such demand is (i) made by holders of at least 20% of the outstanding NTT Registrable Securities or (ii) with respect to NTT Registrable Securities the aggregate offering price of which, net of underwriting discounts and commissions, is not less than $20 million. Upon such request, the Company is required to use its reasonable best efforts to register under the Securities Act, subject to certain holdback periods, NTT Registrable Securities held by the requesting holders and any other holders who desire to sell Common Stock pursuant to such Demand Registration. In addition, the Registration Rights Agreement provides that, subject to certain limitations, holders of NTT Registrable Securities may participate in any registration of Common Stock by the Company under the Securities Act (other than on Form S-4 or S-8 under the Securities Act) (each, a 'Piggyback Registration'). Holders of NTT Registrable Securities also have the right, subject to certain holdback periods and other limitations, after the six month anniversary of the consummation of the Equity Offerings to demand that the Company effect a registration on Form S-3 under the Securities Act, if available, (a 'Form S-3 Registration') of all or part of their NTT Registrable Securities, so long as the anticipated aggregate offering price for such NTT Registrable Securities is in excess of $10 million.

     Under the Registration Rights Agreement, the Company is required to pay all registration expenses (other than underwriting discounts and commissions and fees and disbursements of counsel of the selling stockholders) with respect to all required Demand Registrations and Form S-3 Registrations and up to three Piggyback Registrations. Under the Registration Rights Agreement, the Company is required to indemnify the selling stockholders, and the Company may request as a condition to effecting any registration indemnification from the selling stockholders, against certain liabilities in respect of any registration statement covered by the agreement.

     NTT is permitted under the Registration Rights Agreement to assign its rights thereunder to any person to which it transfers no less than 20% of the NTT Registrable Securities. The Registration Rights Agreement terminates with respect to particular NTT Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities have been disposed of under such registration statement, (ii) such securities have been transferred pursuant to Rule 144, (iii) such securities have been otherwise transferred or disposed of, and new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company, and subsequent transfer or disposition of them does not require registration or qualification under the Securities Act or any similar state law then in force, or (iv) such securities have ceased to be outstanding.

     Technical Services Agreement. Pursuant to the NTT Purchase Agreement and in satisfaction of a condition to the First Closing, the Company has entered into a technical services agreement (the 'TSA') with NTT America, Inc., a wholly owned subsidiary of NTT ('NTT America'), whereby NTT America will provide certain technical services to the Company relating to network design and implementation. The term of the TSA commences on the later of December 1, 1997 and the date of the First Closing, and terminates on the fifth anniversary of the commencement date, unless extended or earlier terminated as provided therein (the 'Term'). After the initial five year period, the Term is automatically extended for additional one-year periods unless either party gives notice of termination within sixty days prior to the then applicable termination date. During the first two years of the Term (the 'Initial Phase'), the Company shall pay to NTT America a fee in the amount of $4 million per year. The fees payable by the Company to NTT America during each of the remaining three years of the Term shall be negotiated annually based upon the scope of technical services to be provided under an annual work plan (the 'Work Plan') to be prepared by the Company and NTT America. The parties have the right to terminate the TSA in the event they cannot agree on any annual Work Plan or the fees payable therefor.

THE FIRSTMARK ACQUISITION

     In October 1997, pursuant to the FirstMark Acquisition, the Company acquired all of the stock of FirstMark for an aggregate purchase price of approximately $10.5 million in cash and a 5% member interest in Teligent, L.L.C. FirstMark holds licenses for fixed wireless channels in the 24 GHz band (which were relocated from the 18 GHz band) in the Los Angeles and San Francisco, CA and New York, NY markets. See 'Risk Factors-- Relocation of Licenses to 24 GHz; Pending FCC Petitions' and 'Regulation--Relocation of Licenses to 24 GHz.'

VENDOR FINANCING

     The Company has entered into the Equipment Purchase Letter of Intent with Nortel which outlines the principal terms and conditions for the purchase of certain telecommunications system equipment, software and services to be purchased by the Company. The Company has also entered into the Financing Commitment Letter with Nortel setting forth the anticipated terms and conditions under which Nortel will provide the Nortel Loans which will be used to finance the purchase of the equipment and provide working capital. See 'Description of Certain Indebtedness--Vendor Financing.'

NOTES OFFERING

     Concurrent with the Equity Offerings, the Company is offering $250.0
million principal amount of its    % Senior Notes due 2007 and $
principal amount at maturity of its    % Senior Discount Notes due 2007 in the
Notes Offering by a separate prospectus. The Senior Discount Notes will be issued at a discount to their aggregate principal amount at maturity to generate gross proceeds to the Company of approximately $150.0 million. The net proceeds to the Company in the Notes Offering are estimated to be $385.0 million (after deducting estimated underwriting discounts and offering expenses). Upon the closing of the Notes Offering, the Company will use approximately $69.0 million of the net proceeds of the Notes Offering to purchase the Pledged Securities (in such amount as will be sufficient to provide for payment in full of the first six interest payments due on the Senior Notes) that will be pledged as security for repayment of the Senior Notes. The precise amount of the Pledged Securities to be acquired will depend upon interest rates prevailing at the closing of the Notes Offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MEMBERS AGREEMENT

     The Company, MSI, Associated, DSC, the Telcom Stockholder and the owners of the Telcom Stockholder have entered into an agreement (the 'Members Agreement') whereby the Company has granted to DSC certain registration rights substantially similar to those granted to NTT (see 'Certain Transactions--Strategic Equity Investment--Registration Rights Agreement') with respect to Common Stock held by DSC at the time of consummation of the Equity Offerings. In addition, Associated and MSI agreed with DSC that upon a 'Change in Control' (as defined in the Members Agreement) of Associated or MSI, (i) Associated will immediately convert, and cause its controlled affiliates to immediately convert, all of the Series B-1 Common Stock owned by them into Class A Common Stock such that, under the Company's Certificate of Incorporation as then in effect, Associated, alone or together with its controlled affiliates, will no longer have the right to elect a majority of the Company's Board, (ii) MSI will cause its designees on the Company's Board to cause the Board to convene a meeting of the Company's stockholders and (iii) promptly after taking the action described in (ii) immediately above, MSI will cause such number of its designees on the Company's Board to resign so that such designees no longer constitute a majority thereof. Under the Members Agreement, in order for a 'Change in Control' of Associated or MSI to occur, in addition to certain changes in equity ownership or board composition of Associated or MSI as set forth in the Members Agreement, the Telcom Stockholder and its affiliates must own shares of Series B-2 Common Stock representing at least 10% of all then outstanding shares of Common Stock and must continue to be controlled by Rajendra Singh, Neera Singh, any estates or trusts of which such persons are executors, trustees or beneficiaries and any entities controlled by such persons. In the Members Agreement, each of Associated and MSI also agreed with DSC that it will not transfer control of any entity which holds Class B Common Stock of the Company to any third party (other than an affiliate of Associated, provided such affiliate agrees to be bound by the provisions of the Members Agreement applicable to MSI) without the consent of DSC unless, concurrentlly with or prior to such transfer, AGI and MSI take the actions described in clauses (i) through (iii) above. In addition, in the Members Agreement, MSI and the Telcom Stockholder have each granted to the other rights of first refusal and co-sale rights with respect to any sale or transfer by the other (other than to an affiliate or pursuant to a pledge arrangement, and excluding any public sale or distribution whether pursuant to a registration statement, Rule 144 or otherwise) of shares of Common Stock (other than Common Stock acquired in public market transactions). Pursuant to the Members Agreement, Associated and the owners of the Telcom Stockholder have also each granted to the other rights of first refusal and co-sale rights, with the same exceptions, with respect to any sale or transfer by the other of shares of MSI, or member or other equity interests of the Telcom Stockholder, but only if shares of Common Stock constitute all or substantially all of the assets of MSI or the Telcom Stockholders, respectively.

STOCKHOLDERS AGREEMENT

     As contemplated by the Amended and Restated Limited Liability Company Agreement of Teligent, L.L.C. which will be entered into at the First Closing pursuant to the NTT Purchase Agreement (the 'Amended LLCA'), it is anticipated that at or prior to the consummation of the Equity Offerings, the Company will enter into a Stockholders Agreement (the 'Stockholders Agreement') with NTT (or an affiliate thereof) and some or all of the other stockholders of the Company immediately prior to the consummation of the Equity Offerings (such stockholders that are parties to the Stockholders Agreement being referred to as the 'Stockholder Parties'). Pursuant to the Stockholders Agreement, NTT and the Telcom Stockholder will continue to have certain rights and obligations with respect to their ownership interest in, and the governance of, the Company, as were applicable under the Amended LLCA, including, so long as the Telcom Stockholder and NTT, respectively, have the right to elect a member of the Company's Board, the right of such respective directors to approve (i) any amendment to the Company's Certificate of Incorporation which materially and adversely affects the rights of NTT or the Telcom Stockholder, respectively, in a discriminatory manner vis-a-vis one or more of the other Stockholder Parties,
(ii) any transaction between the Company and any Stockholder Party or its affiliates involving an amount in excess of $150,000, except as contemplated by the Amended LLC Agreement, the NTT Purchase Agreement and the Technical Services Agreement, (iii) the appointment of any independent accountants, other than a nationally recognized accounting firm, to serve as the Company's auditors and
(iv) any action by the Company seeking protection under any bankruptcy or insolvency law. The Stockholders Agreement will also provide that so long as the Telcom Stockholder and NTT, respectively, have the right to elect a member of the Company's Board, the Company will afford to representatives of the Telcom Stockholder and NTT, respectively, certain business consultation rights, including with respect to any action (each a 'Consultation Event') which (i) materially changes the fundamental character of the Company's business, (ii) replaces the Company's Chief Executive Officer or Chief Operating Officer, (iii) involves the sale or pledge by the Company of a substantial portion of its assets or any acquisition, divestiture or merger of the Company with another entity or any joint venture outside the ordinary course of the Company's business or (iv) involves the issuance by the Company of shares of Common Stock or Preferred Stock to any telecommunications carrier. With respect to any Consultation Event, the Company will be required to provide reasonable advance notice to NTT and the Telcom Stockholder and, in the case of the Consultation Event referred to in clause (iv) of the immediately preceding sentence, to give due consideration to their objections. Under the Stockholders Agreement, so long as NTT and the Telcom Stockholder, respectively, have the right to elect a member of the Company's Board, (i) such respective members of the Company's Board or their designated representative will have visitation rights at meetings of all significant internal operating committees and of each committee of the Board which is established of which such respective Board members are not members, and (ii) such respective members of the Company's Board will be members of any technical, compensation or audit committees or any other committee of the Board authorized to negotiate any Consultation Event. Pursuant to the Stockholders Agreement, so long as NTT is entitled to elect a member of the Company's Board, NTT will have the right, at its expense, to secund to the Company employees of NTT or its affiliates (not exceeding a total of five such employees in any three month period) to observe the Company's operations, including its technical and marketing activities (such secunded employees being referred to as the 'Secunded Employees'). NTT's right to elect a director to the Company's Board will terminate (as a result of the automatic conversion of all Series B-3 Common Stock into Class A Common Stock), thereby terminating NTT's rights under the Stockholders Agreement as described above if at any time the number of issued and outstanding shares of Series B-3 Common Stock is less than the Series B-3 Threshold Amount (as defined under 'Description of Capital Stock--Common Stock') or if NTT or any of its affiliates engage in certain activities which are competitive with the Company as provided in the Certificate of Incorporation. The Telcom Stockholder's right to elect a director to the Company's Board will terminate (as a result of the automatic conversion of all Series B-2 Common Stock into Class A Common Stock), thereby terminating the Telcom Stockholder's rights under the Stockholders Agreement as described above, if at any time the number of issued and outstanding shares of Series B-2 Common Stock is less than 10% of the aggregate number of issued and outstanding shares of Common Stock (exclusive of shares held in the Company's treasury). See 'Description of Capital Stock--Common Stock.'

     To enable NTT to benefit from secunding the Secunded Employees, in the Stockholders Agreement the Company will grant to NTT and its affiliates a non-exclusive, perpetual, irrevocable, royalty free right and license to use, solely in the business of NTT and its affiliates outside the United States, such product, service, marketing, operational and technical information of the Company as shall be learned or obtained by the Seconded Employees. Such right and license will not include any specific patent, copyright, trademark, tradename or similar property rights of the Company and will not be assignable to any third party.

     The Stockholders Agreement will also provide that until the second anniversary of the First Closing under the NTT Purchase Agreement, each Stockholder Party will hold at least one-half of the shares of Common Stock held by such Pre-IPO Stockholder as of the Second Closing under the NTT Purchase Agreement, except that such requirement will lapse and be without further effect automatically as to NTT and the Telcom Stockholder, respectively, if a Consultation Event occurs even though NTT or the Telcom Stockholder, respectively, has objected thereto. Under the Stockholders Agreement, if such requirement so lapses with respect to the Telcom Stockholder and, at the time of such lapsing, MSI is not entitled, pursuant to the Certificate of Incorporation, to elect a majority of the members of the Company's Board (see 'Description of Capital Stock--Common Stock'), then such requirement shall also lapse and be without further effect with respect to MSI. In addition, in the Stockholders

Agreement, MSI and the Telcom Stockholder have each granted to NTT co-sale rights with respect to any sale or transfer by either of them (other than to an affiliate or pursuant to a pledge arrangement, and excluding any public sale or distribution whether pursuant to a registration statement, Rule 144 or otherwise) of shares of Common Stock (other than Common Stock acquired in public market transactions).

     The Stockholders Agreement will also provide for certain rights and obligations relating to the Company's compliance with the foreign ownership restrictions under the Communications Act of 1934 and the rules, regulations and decisions of the FCC. See 'Description of Capital Stock--Restriction on Foreign Ownership.'

LOANS TO EXECUTIVE OFFICERS


     Mr. Mandl is obligated to MSI and DSC in the form of loans for an aggregate principal amount of $15.0 million at an interest rate of 6.53% per year, which principal and interest accrued thereon will become due and payable on September 3, 2001. The entire principal amount and interest accrued thereon will be forgiven as to 20% thereof on each of the first and second anniversaries of his employment with the Company and as to 60% thereof on the fifth such anniversary, provided that he is employed by the Company on such dates. If Mr. Mandl's employment with the Company is terminated prior to September 3, 2001 by the Company other than for Cause or by Mr. Mandl for Good Reason or by reason of his death or disability, the outstanding principal balance and accrued interest thereon will be forgiven; if his employment with the Company is terminated prior to September 3, 2001 for any other reason, the outstanding principal balance (and interest accrued thereof) will become immediately due and payable to MSI and DSC. See 'Management--Mandl Employment Agreement.'


     Messrs. Pickle, Harris, Morris and Bell are obligated to the Company in the form of loans in the aggregate principal amounts of $1,000,000, $600,000, $1,000,000 and $1,000,000, respectively. Such loans bear interest at annual interest rates of 5.73%, 6.54%, 5.76% and 5.83%, respectively. The principal amount and accrued interest on such loans will become due and payable generally on February 1, 2000, June 8, 2000, April 10, 2000 and April 7, 2000,
respectively. Each of the loans provides for the forgiveness of the principal balance and interest accrued thereon; generally, these provisions become applicable either incrementally during the term of the loan or as of its maturity date (in any case, subject to the executive's continued employment with the Company as of such date) or, among other things, in the event the executive's employment is terminated under certain circumstances, which include in each case a termination of employment by the Company other than for cause, and which may include a constructive termination or a termination by reason of death or disability. In addition, each of the loans provides that the remaining principal balance and interest accrued thereon will become immediately due and payable in the event the executive's employment with the Company is terminated by the Company for cause or, generally, by the executive other than by reason of death or disability.

FIRSTMARK AGREEMENT

     Pursuant to the FirstMark Agreement, the Company has granted the FirstMark Sole Stockholder certain registration rights with respect to the shares of Class A Common Stock into which the Firstmark Sole Stockholder's member interest in Teligent, L.L.C. will be converted pursuant to the Reorganization (the 'FirstMark Sole Stockholder Registrable Securities'). Such registration rights include 'piggyback' rights substantially similar to those granted to Mr. Mandl pursuant to the Mandl Employment Agreement. Such 'piggy-back' rights are subject to a customary underwriter's 'cutback' whereby all shares of Common Stock to be sold by the Company will first be included in the applicable registration statement and thereafter all other shares requested to be included in such registration statement will be subject to exclusion on a pro rata basis. The FirstMark Sole Stockholder will have no right to sell any FirstMark Sole Stockholder Registrable Securities in the Equity Offerings. Commencing on the first anniversary of the consummation of the Equity Offerings, the FirstMark Sole Stockholder is entitled to one demand registration under the Securities Act in respect of FirstMark Sole Stockholder Registrable Securities, provided such demand registration right shall apply only if the amount of FirstMark Sole Stockholder Registrable Securities to be registered constitutes at least 50% of the greatest amount of FirstMark Sole Stockholder Registrable Securities owned by the FirstMark Sole Stockholder at any time and has an anticipated aggregate offering price (before underwriters' fees, commissions and discounts) of at least $10,000,000. In the FirstMark Agreement, the FirstMark Sole Stockholder has agreed not to engage, directly or indirectly, in any business which provides or proposes to provide in the United States digital electronic message services in the 18 GHz frequency band or such other frequency band to which digital electronic message services are relocated by the FCC, or which provides fixed wireless voice, video or data transmission services in any frequency band in Canada.

ASSOCIATED

     Associated owns, operates and invests in a variety of communications activities and enterprises that may be in competition with the Company. Prior to the consummation of the Offerings, Associated intends to effect the ACLA Contribution. There can be no assurance that Associated's current or future business activities will not be in competition with the Company's business. In addition, Associated provides certain general and administrative services to Teligent for a monthly fee of approximately $150,000. The Company expects to enter into an agreement with Associated after consummation of the Offerings for Associated to continue to provide such services for the same fee.

NTT

     In connection with the NTT Purchase Agreement, the Company has entered into the Technical Services Agreement with an affiliate of NTT America. See 'Certain Transactions--The Strategic Equity Investment-- Technical Services Agreement.'

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information as of September 30, 1997, on a pro forma basis after giving effect to the Transactions, with respect to the beneficial ownership of each class of the Company's Common Stock, before and after giving effect to the Equity Offerings (and assuming an initial public offering price of $20.50 per share, the midpoint of the initial public offering price range in the Equity Offerings), by (i) each person known by the Company to own 5% of any class of the Company's Common Stock, (ii) each director of the Company, (iii) the Named Executive Officer and (iv) all directors and executive officers as a group. The address for directors and executive officers of the Company is Teligent, Inc., 8065 Leesburg Pike, Vienna, VA 22182.


                                                                                                                    CLASS B COMMON
                                                                                                                        STOCK
                                                                                                                  ------------------
                                                                                                                  SERIES B-1 COMMON
                                        CLASS A COMMON STOCK                     CLASS B COMMON STOCK                   STOCK
                                -------------------------------------   ---------------------------------------   ------------------
                                 BEFORE OFFERING     AFTER OFFERING      BEFORE OFFERING       AFTER OFFERING      BEFORE OFFERING
NAME AND ADDRESS OF BENEFICIAL  -----------------   -----------------   ------------------   ------------------   ------------------
OWNER                           NUMBER(9)   %(10)   NUMBER(9)   %(10)   NUMBER(9)    %(10)   NUMBER(9)    %(10)   NUMBER(9)    %(10)
------------------------------- ---------   -----   ---------   -----   ----------   -----   ----------   -----   ----------   -----
The Associated Group, Inc.            --      --          --      --    21,436,689   48.3    21,436,689   48.3    21,436,689   100.0
 (1) ..........................
 200 Gateway Towers
 Pittsburgh, PA 15222
Telcom Ventures, L.L.C.(2) ....       --      --          --      --    17,206,210   38.7    17,206,210   38.7           --      --
 211 N. Union Street
 Suite 300
 Alexandria, VA 22201
Lynn Forester ................. 1,831,410   100.0   1,831,410   25.0           --      --           --      --           --      --
 c/o FirstMark Holdings
 527 Madison Avenue
 New York, NY 10022
Nippon Telegraph and Telephone        --      --          --      --    5,783,400    13.0    5,783,400    13.0           --      --
 Corporation ..................
 Tokyo Opera City Tower
 20-2 Nishi-Shinjuku 3-chome
 Shinjuku-ku, Tokyo 163-14
 Japan
Alex J. Mandl(3)...............  984,080    35.0     984,080    11.8           --      --           --      --           --      --
Myles P. Berkman(4)............       --
                                                          --                   --      --           --      --           --      --
David J. Berkman(5)............  120,175     6.2     120,175     1.6           --      --           --      --           --      --
William H. Berkman(6)..........  120,175     6.2     120,175     1.6           --      --           --      --           --      --

Dr. Rajendra Singh(7)..........   80,506     4.2      80,506     1.1           --      --           --      --           --      --
All directors and executive
 officers as a group (9
 persons)(8)................... 1,626,958   47.0    1,626,958   18.2           --      --           --      --           --      --

                                   CLASS B COMMON
                                       STOCK
                                 ------------------
                                 SERIES B-1 COMMON            SERIES B-2 COMMON STOCK               SERIES B-3 COMMON STOCK
                                       STOCK          ---------------------------------------   -------------------------------
                                 ------------------                                                                    AFTER
                                   AFTER OFFERING      BEFORE OFFERING       AFTER OFFERING      BEFORE OFFERING      OFFERING
NAME AND ADDRESS OF BENEFICIAL   ------------------   ------------------   ------------------   ------------------   ----------
OWNER                            NUMBER(9)    %(10)   NUMBER(9)    %(10)   NUMBER(9)    %(10)   NUMBER(9)    %(10)   NUMBER(9)
-------------------------------  ----------   -----   ----------   -----   ----------   -----   ----------   -----   ----------
The Associated Group, Inc.       21,436,689   100.0          --      --           --      --           --      --           --
 (1) ..........................
 200 Gateway Towers
 Pittsburgh, PA 15222
Telcom Ventures, L.L.C.(2) ....         --      --    17,206,210   100.0   17,206,210   100.0          --      --           --
 211 N. Union Street
 Suite 300
 Alexandria, VA 22201
Lynn Forester .................         --      --           --      --           --      --           --      --           --
 c/o FirstMark Holdings
 527 Madison Avenue
 New York, NY 10022
Nippon Telegraph and Telephone          --      --           --      --           --      --    5,783,400    100.0   5,783,400
 Corporation ..................
 Tokyo Opera City Tower
 20-2 Nishi-Shinjuku 3-chome
 Shinjuku-ku, Tokyo 163-14
 Japan
Alex J. Mandl(3)...............         --      --           --      --           --      --           --      --           --
Myles P. Berkman(4)............
                                        --      --           --      --           --      --           --      --           --
David J. Berkman(5)............         --      --           --      --           --      --           --      --           --
William H. Berkman(6)..........         --      --           --      --           --      --           --      --           --
Dr. Rajendra Singh(7)..........         --      --           --      --           --      --           --      --           --
All directors and executive
 officers as a group (9
 persons)(8)...................         --      --           --      --           --      --           --      --           --


                                            PERCENTAGE OF
                                               VOTING
                                                POWER
                                           OUTSTANDING(9)
                                         -------------------
NAME AND ADDRESS OF BENEFICIAL            BEFORE     AFTER
OWNER                            %(10)   OFFERING   OFFERING

-------------------------------  -----   --------   --------
The Associated Group, Inc.         --      46.3%      41.4%
 (1) ..........................
 200 Gateway Towers
 Pittsburgh, PA 15222
Telcom Ventures, L.L.C.(2) ....    --      37.2%      33.2%
 211 N. Union Street
 Suite 300
 Alexandria, VA 22201
Lynn Forester .................    --       4.0%       3.5%
 c/o FirstMark Holdings
 527 Madison Avenue
 New York, NY 10022
Nippon Telegraph and Telephone   100.0     12.5%      11.2%
 Corporation ..................
 Tokyo Opera City Tower
 20-2 Nishi-Shinjuku 3-chome
 Shinjuku-ku, Tokyo 163-14
 Japan
Alex J. Mandl(3)...............    --       2.1%       1.9%
Myles P. Berkman(4)............
                                   --         *          *
David J. Berkman(5)............    --         *          *
William H. Berkman(6)..........    --         *          *
Dr. Rajendra Singh(7)..........    --         *          *
All directors and executive
 officers as a group (9
 persons)(8)...................    --       3.4%       3.0%


------------------

*  Less than 1%.

(1) All shares shown are held of record by Microwave Services, Inc., a wholly owned subsidiary of The Associated Group, Inc.


(2) All shares shown are held of record by Telcom-DTS Investors, L.L.C., an affiliate of Telcom Ventures, L.L.C.


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


 (3) Based on a Conversion Trading Price of $20.50 per share, the midpoint of the initial public offering price range in the Equity Offerings (see 'Management-- Conversion of CARs and Appreciation Units into Stock Options'). All such 984,080 shares of Class A Common Stock are issuable upon exercise of Mr. Mandl's Conversion Options which are exercisable within 60 days.



 (4) Based on a Conversion Trading Price of $20.50 per share, the midpoint of the initial public offering price range in the Equity Offerings (see 'Management-- Conversion of CARs and Appreciation Units into Stock Options'). Does not include 21,436,689 shares of Class B Common Stock held of record by Microwave Services, Inc., a wholly owned subsidiary of The Associated Group, Inc. As a director and Chairman, President, Chief Executive Officer and Treasurer of The Associated Group, Inc., Myles P. Berkman may be deemed to be the beneficial owner of the shares of Class B Common Stock held by Microwave Services, Inc.



 (5) Based on a Conversion Trading Price of $20.50 per share, the midpoint of the initial public offering price range in the Equity Offerings (see 'Management-- Conversion of CARs and Appreciation Units into Stock Options'). All such 120,175 shares of Class A Common Stock are issuable upon exercise of David J. Berkman's Conversion Options which are exercisable within 60 days. Does not include 21,436,689 shares of Class B Common Stock held of record by Microwave Services, Inc., a wholly owned subsidiary of The Associated Group, Inc. As a director and Executive Vice President of The Associated Group, Inc., David J. Berkman may be deemed to be the beneficial owner of the shares of Class B Common Stock held by Microwave Services, Inc.



 (6) Based on a Conversion Trading Price of $20.50 per share, the midpoint of the initial public offering price range in the Equity Offerings (see 'Management-- Conversion of CARs and Appreciation Units into Stock Options'). All such 120,175 shares of Class A Common Stock are issuable upon exercise of William H. Berkman's Conversion Options which are exercisable within 60 days.



 (7) Based on a Conversion Trading Price of $20.50 per share, the midpoint of the initial public offering price range in the Equity Offerings (see 'Management-- Conversion of CARs and Appreciation Units into Stock Options'). All such 80,506 shares of Class A Common Stock are issuable upon exercise of Dr. Singh's Conversion Options which are exercisable within 60 days. Does not include 17,206,210 shares of Class B Common Stock held of record by Telcom-DTS Investors, L.L.C., a subsidiary of Telcom Ventures, L.L.C. As Dr. Singh is the Chief Executive Officer, a director and, together with members of his family, the principal owner of Telcom Ventures, L.L.C., Dr. Singh may be deemed to be the beneficial owner of the shares of Class B Common Stock held by Telcom-DTS Investors, L.L.C.




 (8) Based on a Conversion Trading Price of $20.50 per share, the midpoint of the initial public offering price range in the Equity Offerings (see 'Management-- Conversion of CARs and Appreciation Units into Stock Options'). All such 1,626,958 shares of Class A Common Stock are issuable upon exercise of Conversion Options which are exercisable within 60 days held by all directors and executive officers as a group. Does not include 21,436,689 and 17,206,210 shares of Class B Common Stock held of record by Microwave Services, Inc. and Telcom-DTS Investors, L.L.C., respectively. See footnotes 4, 5 and 7.


 (9) Unless otherwise indicated, each beneficial owner has both sole voting and sole investment power with respect to the shares beneficially owned by such person, entity or group. The number of shares shown as beneficially owned include all options, warrants and convertible securities held by such person, entity or group which are exercisable or convertible within 60 days.

(10) The percentages of beneficial ownership as to each person, entity or group assume the exercise or conversion of all options, warrants and convertible securities held by such person, entity or group which are exercisable or convertible within 60 days, but not the exercise or conversion of options, warrants and convertible securities held by others shown in the table.

                          DESCRIPTION OF CAPITAL STOCK


     The following summary description of the capital stock of the Company does not purport to be complete and is subject to the provisions of the Certificate of Incorporation and By-laws of the Company, which will become effective upon consummation of the Reorganization (the 'By-laws'), which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and to the provisions of applicable law.


AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Upon consummation of the Offerings, the authorized capital stock of the Company will consist of 265,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, par value $.01 per share (the 'Preferred Stock'). Of the 265,000,000 authorized shares of the Company's Common Stock, 200,000,000 shares will be designated as Class A Common Stock and 65,000,000 shares will be designated as Class B Common Stock, par value $.01 per share (the 'Class B Common Stock'). Of the 65,000,000 authorized shares of Class B Common Stock, 30,000,000 shares will be designated as Class B, Series 1 (the 'Series B-1 Common Stock'), 25,000,000 shares will be designated as Class B, Series 2 (the 'Series B-2 Common Stock') and 10,000,000 shares will be designated as Class B,

Series 3 (the 'Series B-3 Common Stock'). As of September 30, 1997, after giving effect to the Transactions and the Offerings, 7,331,410 shares of Class A Common Stock will be issued and outstanding, 21,436,689 shares of Series B-1 Common Stock will be issued and outstanding, held by one stockholder of record, 17,206,210 shares of Series B-2 Common Stock will be issued and outstanding, held by one stockholder of record, and 5,783,400 shares of Series B-3 Common Stock will be issued and outstanding, held by one stockholder of record.

COMMON STOCK

     Voting Rights. Except as otherwise required by law or, as described below, by the Certificate of Incorporation, the holders of shares of Common Stock will vote together as a single class. Each share of Common Stock will entitle the registered holder thereof to one vote. There will be no cumulative voting.

     Upon consummation of the Offerings, pursuant to the Certificate of Incorporation, the holders of Series B-1 Common Stock, voting as a separate class, will be entitled to elect that number of directors equal to the minimum number necessary to constitute a majority of members of the Company's Board of Directors (the 'Series B-1 Directors'); provided, however, that if at any time the number of issued and outstanding shares of Series B-1 Common Stock (exclusive of any shares held in the Company's treasury or by subsidiaries of the Company) is less than 20% of the aggregate number of issued and outstanding shares of Common Stock (exclusive of shares held in the Company's treasury or by subsidiaries of the Company) then, without any further action of any party or the Company, all of such issued and outstanding shares of Series B-1 Common Stock will automatically and irrevocably be converted into an equal number of shares of Class A Common Stock and the holders of Series B-1 Common Stock so converted will no longer be entitled to elect Series B-1 Directors. See 'Risk Factors--Control by Principal Stockholder.'

     The holders of Series B-2 Common Stock, voting as a separate class, will be entitled to elect one member of the Company's Board of Directors (the 'Series B-2 Director'); provided, however, that if at any time the number of issued and outstanding shares of Series B-2 Common Stock (exclusive of any shares held in the Company's treasury or by subsidiaries of the Company) is less than 10% of the aggregate number of issued and outstanding shares of Common Stock (exclusive of shares held in the Company's treasury or by subsidiaries of the Company) then, without any further action of any party or the Company, all of such issued and outstanding shares of Series B-2 Common Stock will automatically and irrevocably be converted into an equal number of shares of Class A Common Stock and the holders of Series B-2 Common Stock so converted will no longer be entitled to elect a Series B-2 Director.

     The holders of Series B-3 Common Stock, voting as a separate class, will be entitled to elect one member of the Company's Board of Directors (the 'Series B-3 Director'); provided, however, that if at any time (A) the number of issued and outstanding shares of Series B-3 Common Stock (exclusive of any shares held in the Company's treasury or by subsidiaries of the Company) is less than (i) 3% of the aggregate number of issued and outstanding shares of Common Stock (exclusive of shares held in the Company's treasury or by subsidiaries of the Company and shares issued pursuant to the exercise of any warrants, options or other rights to purchase shares issued in connection with any debt issued by the Company substantially concurrently with the consummation of the Equity Offerings) or (ii) 50% of the aggregate number of shares of Series B-3 Common Stock issued and outstanding (exclusive of any shares held in the Company's treasury or by subsidiaries of the Company and shares issued pursuant to the exercise of any warrants, options or other rights to purchase shares issued in connection with any debt issued by the Company substantially concurrently with the consummation of the Equity Offerings) immediately following the Reorganization (such number of shares of Series B-3 Common Stock meeting the foregoing 50% tests being referred to as the 'Series B-3 Threshold Amount') or (B) NTT or any person or entity controlled by it chooses at any time to engage in, or make a material investment in any person or entity whose principal business is, the provision in the United States of any terrestrial fixed wireless local telecommunications services offered by the Company in the same market segments (i.e. business or residential) then, without any further action of any party or the Company, all of such issued and outstanding shares of Series B-3 Common Stock will automatically and irrevocably be converted into an equal number of shares of Class A Common Stock and the holders of Series B-3 Common Stock so converted will no longer be entitled to elect a Series B-3 Director. In the event of any stock split, reverse stock split, stock dividend or similar transaction with respect to the Series B-3 Common Stock, the number referred to in clause (ii) of this paragraph is required to be appropriately adjusted.

     The holders of Class A Common Stock and Class B Common Stock, voting together as a single class, will be entitled to elect all members of the Company's Board of Directors, other than any Series B-1 Directors, Series B-2 Director or Series B-3 Director (the 'Common Directors').

     Any Series B-1 Director, Series B-2 Director or Series B-3 Director may be removed with or without cause, but only by the affirmative vote of the holders of a majority of the shares of the series of Class B Common Stock entitled to elect such director, voting as a separate class. Any Common Director may be removed with or without cause, but only by the affirmative vote of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock voting together as a single class.

     Any vacancy in the office of a director may be filled by a vote of holders of, in the case of any Series B-1 Director, Series B-2 Director or Series B-3 Director, the series of Class B Common Stock entitled to elect such director voting as a separate class and, in the case of any Common Director, the Class A Common Stock and Class B Common Stock voting together as a single class; provided, however, that any vacancy in the office of a Common Director may, in the absence of a stockholder vote, be filled by the remaining directors or, if there remains only one director, by such sole remaining director; provided, further, however, that any vacancy in the office of a Series B-1 Director may, in the absence of a stockholder vote, be filled by the remaining Series B-1 Directors or, if there remains only one Series B-1 Director, by such sole remaining Series B-1 Director.

     Transfers of Certain Common Stock.  Upon consummation of the Offerings,

pursuant to the Certificate of Incorporation, no holder of shares of Class B Common Stock may transfer, and the Company may not register (and may not permit the transfer agent for such Common Stock to register) the transfer of, any shares of Class B Common Stock or any interest therein, whether by sale, assignment, gift, bequest, pledge, hypothecation, encumbrance, or any other disposition, except to a Permitted Transferee (as defined below) of such holder. If a holder of shares of Class B Common Stock transfers any such shares to any person or entity other than a Permitted Transferee of such holder, such transfer, without any further action of any party or the Company, will automatically and irrevocably convert such shares into an equal number of shares of Class A Common Stock from the date of such transfer. The Certificate of Incorporation will define 'Permitted Transferee' to mean only: (i) in the case of any holder of shares of Series B-1 Common Stock, Associated and any corporation, partnership or other business entity directly or indirectly controlled by Associated at the time of transfer; (ii) in the case of any holder of shares of Series B-2 Common Stock, Dr. Rajendra Singh, Neera Singh and any corporation, partnership or other business entity directly or indirectly controlled by Dr. Rajendra Singh, Neera Singh or their respective executors (to the extent acting in such capacity) or direct descendants; provided, however, that if any holder of Series B-2 Common Stock ceases to be so controlled, then any shares of Series B-2 Common Stock held by such holder will be deemed to have been transferred to a person or entity other than a Permitted Transferee; and
(iii) in the case of any holder of shares of Series B-3 Common Stock, NTT and any corporation, partnership or other business entity directly or indirectly controlled by NTT at the time of transfer. Notwithstanding the foregoing, any holder of shares of Class B Common Stock, or any Permitted Transferee of such holder, will be permitted to grant a security interest in, or pledge, pursuant to a bona fide financing arrangement involving such holder or Permitted Transferee, all or any portion of such holder's or Permitted Transferee's shares of Class B Common Stock, if (i) such grant or pledge does not require registration or qualification pursuant to any federal or state securities laws and (ii) the Company receives copies of any instruments evidencing such grant or pledge and such secured party's or pledgee's written acknowledgment that it has reviewed the terms of the Certificate of Incorporation. No such grant or pledge will by itself cause the conversion of any such shares of Class B Common Stock into shares of Class A Common Stock; provided, however, that if any such secured party or pledgee (which is not a Permitted Transferee of the holder making such grant or pledge) forecloses upon any such shares of Class B Common Stock, such foreclosure, without any further action of any party or the Company, will automatically and irrevocably convert such shares into an equal number of shares of Class A Common Stock from the date of such foreclosure.

     Conversion into Series A Common Stock. Upon consummation of the Offerings, pursuant to the Certificate of Incorporation, each share of Class B Common Stock will be convertible at any time, at the option of the registered holder thereof, into one fully paid and nonassessable share of Class A Common Stock, subject to adjustment for any stock split.


     Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after distribution in full of the preferential amounts, if any, to be distributed to holders of shares of Preferred Stock, unless otherwise required by law, holders of shares of Common Stock will be entitled to receive all the remaining assets of the Company of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them. Pursuant to the Certificate of Incorporation, the holders of Common Stock will participate in such assets as if all classes and series of Common Stock constituted a single class of stock.

     Dividends. Subject to the preferential rights of holders of Preferred Stock, if any, the holders of shares of Common Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Company which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock. Pursuant to the Certificate of Incorporation, no dividend will be declared or paid in respect of any class of Common Stock by the Company unless the holders of all classes of Common Stock receive the same per share dividend, payable in the same amount and type of consideration, as if such classes constituted a single class, except that if any dividend is declared that is payable in shares of Common Stock, or in subscription or other rights to acquire shares of Common Stock, then (i) such dividend will be declared and paid at the same rate per share with respect to each class of Common Stock, (ii) the dividend payable on shares of Class A Common Stock will be payable only in shares of, or in subscription or other rights to acquire shares of, Class A Common Stock and (iii) the dividend payable on shares of each series of Class B Common Stock will be payable only in shares of, or in subscription or other rights to acquire shares of, the same series of Class B Common Stock.

PREFERRED STOCK

     Under the Certificate of Incorporation, the Board of Directors will be expressly authorized to provide for the issuance of all or any shares of Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL.

RESTRICTION ON FOREIGN OWNERSHIP

     Upon consummation of the Offerings, pursuant to the Company's Certificate of Incorporation, the Board of Directors of the Company shall have all powers necessary to ensure compliance by the Company with the foreign ownership restrictions (the 'Foreign Ownership Restrictions') under the Communications Act of 1934, as amended, and the rules, regulations and decisions of the FCC including, without limitation, the power to prohibit the transfer of any shares of capital stock of the Company to any Foreign Owner (as hereinafter defined) and to take or cause to be taken such action as it deems appropriate to implement such prohibition. 'Foreign Owner' shall mean (a) any person who is a citizen of a country other than the United States; (b) any corporation or other legal entity organized under the laws of any government other than the government of the United States or of any state, territory or possession of the United States; (c) any government other than the government of the United States or of any state, territory or possession of the United States; and (d) any representative of any of the foregoing or any entity owned or whose capital was contributed in whole or in part by, any of the foregoing.

     Pursuant to the Certificate of Incorporation, any shares of capital stock of the Company determined by the Board to be beneficially owned by any Foreign Owner, or with respect to which any Foreign Owner has voting rights (pursuant to any agreement, arrangement, understanding or otherwise), will be subject to redemption by action of the Board of Directors, to the extent necessary in the sole judgment of the Board of Directors to comply with the Foreign Ownership Restrictions. In such event, the redemption price of the shares to be redeemed will be equal to the fair market value of such shares, as determined by the Board in good faith. Under the Certificate of Incorporation, the redemption price of such shares may be paid in cash, securities or any combination thereof. Such redemption will be upon such other terms and conditions as the Board of Directors shall determine. See 'Risk Factors--Restrictions on Foreign Ownership.'

     Under the Stockholders Agreement, if the Company is required by a change in law or other circumstance to reduce the level of foreign ownership of the Company and the Company is unable to obtain a waiver of such requirement, the Company will have the right, and will be required, at NTT's election, to refuse to sell stock in the Company to any Foreign Owner if such a transaction would adversely impact NTT's ability to hold its then existing share ownership in the Company, and, in addition, the Company will have the right, and will be required, at the election of any Stockholder Party, to repurchase for cash (to the extent permitted by applicable Delaware corporation law) shares first from all other Foreign Owners other than the Stockholder Parties, if applicable, and thereafter from each of the Stockholder Parties, on a pro rata basis (based on the percentage of foreign ownership attributable to each Stockholder Party) at the fair market value thereof based on the Company's then public trading value. See 'Certain Relationships and Related Transactions--Stockholders Agreement.'

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS AND THE DGCL

     Certificate of Incorporation and By-laws. The Certificate of Incorporation will provide that stockholders are not entitled to call a special meeting of stockholders, nor to require the Board of Directors to call such a meeting. The Certificate of Incorporation will provide that stockholders will not be entitled to act by written consent in lieu of a meeting; provided, however, that in connection with the election or removal of any Series B-1 Director, Series B-2 Director or Series B-3 Director, the holders of the series of Class B Common Stock entitled to elect or remove such director voting as a separate class will be able to act by written consent in lieu of a meeting. In addition, the By-laws of the Company will contain certain advance notice requirements that must be complied with by any stockholder who wishes to nominate any person for election to the Company's Board of Directors or who otherwise wishes to properly bring business before an annual meeting of the Company's stockholders. These provisions of the Certificate of Incorporation, together with the ability of Associated, as the holder of Series B-1 Common Stock, to elect a majority of the Company's Board, could discourage potential acquisition proposals and could delay or prevent a change of control of the Company. See 'Risk Factors-- Control by Principal Stockholders.'

     Delaware Takeover Statute. The Company is subject to Section 203 of the DGCL ('Section 203'), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines 'business combination' to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. The restrictions on business combinations contained in Section 203 would not apply to any business combination between MSI or DSC, on the one hand, and the Company, on the other hand.

LISTING


     The Company has applied for the quotation of the Class A Common Stock on The Nasdaq National Market under the symbol 'TGNT.'

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company's Class A Common Stock is
              .

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE NOTES OFFERINGS

     Concurrently with the Equity Offerings, the Company is offering $250.0
million principal amount of the Senior Notes and $       principal amount at
maturity of the Senior Discount Notes. The Senior Discount Notes will be issued at a discount to their aggregate principal amount at maturity to generate gross proceeds to the Company of approximately $150.0 million. The following is a summary of the material terms of the Senior Notes and the Senior Discount Notes and is qualified in its entirety by reference to the indentures governing the Notes. Capitalized terms used herein have the meanings given to them in the indentures governing the Notes.

     Upon the closing of the Notes Offering, the Company will use approximately $69.0 million of the net proceeds to purchase Pledged Securities (in such amount as will be sufficient to provide for payment in full of the first six interest payments due on the Senior Notes) that will be pledged as security for repayment of the principal amount of the Senior Notes. The Notes will be senior unsecured (except, in the case of the Senior Notes, for the pledge by the Company of the Pledged Securities) obligations of the Company. The Notes will rank pari passu in right of payment with all other existing and future senior unsecured indebtedness of the Company.


     Interest on the Senior Notes will accrue at a rate of    % per annum and
will be payable in cash semi-annually on             and             ,
commencing on            , 1998. Cash interest will not accrue on the Senior
Discount Notes prior to            , 2002. Thereafter, interest on the Senior
Discount Notes will accrue at a rate of    % per annum and will be payable in
cash semiannually on            , and            , commencing on            ,
2003.


     On or after            , 2002, the Notes will be redeemable at the option
of the Company, in whole at any time or in part from time to time, at the redemption prices set forth in the Indentures governing the Notes, together with interest accrued to the redemption date. In addition, at any time on or prior to
           , 2000, the Company may redeem up to 35% of the originally issued principal amount of Senior Notes and up to 35% of the originally issued principal amount at Stated Maturity of Senior Discount Notes, at a redemption
price of    % of the principal amount, plus accrued and unpaid interest thereon,

if any, to the redemption date, in the case of the Senior Notes, and    % of the
Accreted Value at the redemption date, in the case of the Senior Discount Notes, with the net cash proceeds of (a) one or more Public Equity Offerings of Common Stock of the Company (other than the Equity Offerings) or (b) a sale or series of related sales by the Company of its Common Stock to one or more Strategic Equity Investors (other than the Transactions); provided that at least 65% of the originally issued principal amount of Senior Notes and at least 65% of the originally issued principal amount at Stated Maturity of Senior Discount Notes remains outstanding immediately after giving effect to such redemption.

     Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof (in the case of the Senior Notes) or 101% of the Accreted Value thereof (in the case of the Senior Discount Notes) on any Change of Control Payment Date
occurring prior to            , 2002, plus any accrued and unpaid cash interest
not otherwise included in Accreted Value to such Change of Control Payment Date, or 101% of the principal amount thereof at Stated Maturity on any Change of
Control Payment Date occurring on or after            , 2000, plus accrued and
unpaid interest, if any, to such Change of Control Payment Date.

     The Indentures governing the Notes contain certain covenants, including covenants with respect to the following: (i) a limitation on debt, (ii) a limitation on debt securities of, and guarantees by, certain subsidiaries, (iii) a limitation on liens, (iv) a limitation on restricted payments, (v) a limitation on dividend and other payment restrictions affecting certain subsidiaries, (vi) a limitation on issuances and sales of capital stock in certain subsidiaries, (vii) a limitation on asset sales and (viii) a limitation on transactions with affiliates.

VENDOR FINANCING

     GENERAL

     Teligent has the ability to source key network components from a number of equipment vendors. Unlike many cellular and PCS networks, fixed wireless networks can be constructed using equipment from different manufacturers because customers do not roam between base stations. Teligent believes that the flexibility provided by vendor diversity will assist in ensuring an adequate and prompt supply of equipment at attractive prices.

     The Company has entered into the Equipment Purchase Letter of Intent with Nortel which outlines the principal terms and conditions for the purchase of certain telecommunications system equipment, software and services (collectively, the 'Deliverables') to be purchased by the Company. The Company has also entered into the Financing Commitment Letter with Nortel setting forth the anticipated terms and conditions under which Nortel will provide Nortel Loans in an aggregate amount of up to $780.0 million which will be used to finance the purchase of the Deliverables and provide working capital. The Company currently expects to negotiate definitive documentation covering the purchase and sale of the Deliverables as contemplated by the Equipment Purchase Letter of Intent and the provision of financing as contemplated by the Financing Commitment Letter, subject to satisfactory completion of Nortel's due diligence, although the Company expects that the purchase and sale of certain Deliverables on Nortel's standard terms and conditions will commence in advance of the signing of definitive documentation. The provision of financing by Nortel is a condition precedent to the Company's continued purchase of Deliverables from Nortel.

     The obligations of Nortel and the Company under the Equipment Purchase Letter of Intent and the Financing Commitment Letter are subject to numerous conditions, including the negotiation, execution and delivery of definitive documentation with respect to the matters described therein. There can be no assurance that the parties will be able to reach agreement on the terms of such definitive documentation. In addition, the Financing Commitment Letter is subject to, among other things, the completion of Nortel's due diligence review and the absence, as determined by Nortel in its reasonable discretion, of (i) material adverse changes in the U.S. financial or capital markets generally, or in the loan syndication market for comparable facilities and (ii) any material adverse change in the business, condition (financial or otherwise), operations, performance, prospects or properties of the Company and its subsidiaries, taken as a whole.

     EQUIPMENT PURCHASE LETTER OF INTENT

     The Equipment Purchase Letter of Intent contemplates that Nortel will be responsible for network infrastructure integration. The Equipment Purchase Letter of Intent provides that microwave transmission equipment will be supplied by Teligent-approved radio vendors. Nortel will be responsible for managing Teligent-approved radio vendors and shall be responsible for (i) supplying certain equipment at the agreed upon delivery dates, whether such equipment is made by Nortel or Teligent-approved radio vendors, and (ii) furnishing financing to Teligent for such purchases.

     FINANCING COMMITMENT LETTER

     The Financing Commitment Letter contemplates that the Nortel Loans will be available in an aggregate amount of up to $780.0 million, in five tranches, as follows:

Tranches A-1 and A-2.....................................   $600.0 million
Tranches B-1, B-2 and C..................................   $180.0 million
                                                            --------------
  Total                                                     $780.0 million

     The Financing Commitment Letter contemplates that advances from Tranches A-1 and A-2 will be used to finance payments owing to Nortel in connection with the purchase of the Deliverables and that advances from Tranches B-1 and B-2 may be used by the Company to fund its working capital needs. Advances under Tranche

C are only to be used to pay interest due on Tranche A and B advances during the first two years following initial funding. The Financing Commitment Letter provides that Tranches A-1 and B-1 become available (subject to certain customary conditions precedent) upon the Company's receipt of at least $100.0 million (the 'Initial Capital') in equity contributions after August 1997. The Company expects that the consummation of the Additional Sponsor Cash Contributions and the Strategic Equity Investment will satisfy this condition. The Financing Commitment Letter contemplates that Tranches A-2 and B-2 will become available (subject to certain customary conditions precedent) upon the termination of the Company's Revolving Credit Agreement and the receipt of proceeds or commitments for specified levels of additional equity and debt above and beyond the Initial Capital. The Company expects that these conditions will be satisfied upon consummation of the Offerings.

     The Financing Commitment Letter contemplates that the Nortel Loans will be available to the Company in multiple drawings until the earlier of (i) the fourth anniversary of the date of the initial advance and

(ii) December 31, 2001 (the relevant date, the 'Commitment Termination Date'). Principal will be repaid in quarterly installments commencing on the fourth anniversary of the date of the initial advance, as follows:

YEAR FOLLOWING THE INITIAL 4-YEAR          QUARTERLY
PERIOD                                    AMORTIZATION
-------------------------------------     ------------
1....................................         2.50%
2....................................         3.75%
3....................................         5.00%
4....................................         6.25%
5....................................         7.50%

     The Financing Commitment Letter contemplates that Nortel may, with the prior written agreement of the Company, convert up to $195.0 million of advances under Tranches A-1 and B-1 into a nine-year senior secured term loan, which would be subject to limited annual amortization and otherwise be payable in full at maturity.

     The Financing Commitment Letter contemplates that the Nortel Loans will be subject to mandatory prepayment in the amount of (i) 100% of the proceeds of certain asset sales by the Company and its restricted subsidiaries which are not reinvested in the Company's business, (ii) 100% of voluntary or mandatory prepayments or redemptions of certain other indebtedness of the Company, (iii) beginning on the Commitment Termination Date, 50% of excess cash flow (as defined in the Financing Commitment Letter) of the Company, and (iv) 100% of certain pension plan reversions. The Company will also be entitled to optionally prepay the Nortel Loans at its option at any time without premium or penalty

(other than standard breakage costs).

     The Financing Commitment Letter contemplates that the Nortel Loans will accrue interest, at the Company's option, at an interest rate equal to a base rate or an adjusted eurodollar rate ('LIBOR'), plus an applicable margin consistent with comparable transactions, determined in accordance with the amount of new capital received by the Company. Interest will be payable quarterly in arrears for base rate advances and at the end of each interest period (and also after three months) for LIBOR advances.

     The Financing Commitment Letter contemplates that the Nortel Loans will be secured by substantially all of the existing and future assets of the Company. Certain of the Company's subsidiaries will also guarantee the Company's obligations under the loan documentation and will also pledge substantially all of their existing and future assets as collateral. All collateral for the Nortel Loans will be held by a collateral trustee for the equal and ratable benefit of Nortel, the other secured lenders to whom the Nortel Loans are syndicated by Nortel and certain subsequent secured lenders or financiers of the Company (who will be expected to enter into sharing arrangements with the collateral trustee and the beneficiaries of the collateral trust).

     The definitive loan documentation is expected to contain significant covenants of the Company and its restricted subsidiaries, including, but not limited to, the following: (a) affirmative covenants with respect to compliance with laws, inspection rights, performance of other obligations, delivery of financing statements and other information, interest rate cap arrangements, maintenance of licenses, termination of the Revolving Credit Agreement and receipt of additional equity or debt, (b) negative covenants restricting the ability to incur or create (with standard baskets and exceptions) liens, debt and operating lease obligations, and otherwise restricting (with customary exceptions) mergers or consolidations, disposal of assets, investments, payments of dividends and distributions, modification of tax-sharing or management or servicing fee agreements, changes in the nature of the business of the Company, prepayment or redemption of debt, amendments to the Revolving Credit Agreement, negative lien covenants, creation of partnerships and new subsidiaries, conduct of business through its license or property companies and transactions with affiliates, and (c) financial covenants (including the following ratios: secured debt to total capitalization, total debt to total capitalization, and, in subsequent years, total debt to annualized EBITDA and fixed charge coverage; and the following operational measures: capital expenditures, minimum revenue and minimum lines of credit).

     The definitive loan documentation is expected to contain customary representations and warranties for similarly situated borrowers in secured transactions. The definitive loan documentation will also contain events of default (with standard grace periods and exceptions) with respect to payments, representations and warranties, covenants, cross default, bankruptcy and similar proceedings, judgments, enforceability of the loan documentation, validity and perfection of security interests, change of control, ERISA and other such other events of default as may be mutually agreed.

     In connection with the arranging and making of the Nortel Loans, the Company will be required to pay various arrangement, commitment and other fees to Nortel and the lenders customary for such facilities.

                        SHARES ELIGIBLE FOR FUTURE SALE


     As of September 30, 1997, after giving effect to the Transactions and the Equity Offerings, 51,757,709 shares of Common Stock will be outstanding and, assuming an initial public offering price and a Conversion Trading Price of $20.50 per share (the midpoint of the initial public offering price range in the Equity Offerings), 12,344,939 shares will be issuable upon exercise of outstanding stock options (984,080 of which will be immediately exercisable). The 5,500,000 shares of Class A Common Stock sold in the Equity Offerings will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an 'affiliate' of the Company (as that term is defined under the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act. Substantially all of the remaining 46,257,709 outstanding shares of Common Stock, which are held by the Company's stockholders who are currently members of Teligent, L.L.C., will be 'restricted securities' (within the meaning of Rule 144) and, therefore, will not be eligible for sale to the public unless they are sold in transactions registered under the Securities Act or pursuant to an exemption from registration, including pursuant to Rule 144. In connection with the Strategic Equity Investment, the Company has agreed to provide NTT certain rights to have its 5,783,400 shares of Class B Common Stock registered under the Securities Act. See 'Certain Related Transactions-- Strategic Equity Investment--Registration Rights.' The Company has also granted certain registration rights to Alex J. Mandl, the Company's Chairman and Chief Executive Officer pursuant to his employment agreement with the Company, to the FirstMark Sole Stockholder pursuant to the FirstMark Agreement and to DSC pursuant to the Members Agreement. Assuming 51,757,709 shares of Common Stock outstanding upon consummation of the Equity Offerings and a Conversion Trading Price of $20.50 (the midpoint of the initial public offering price range in the Equity Offerings), 5,904,481 shares of Class A Common Stock will be subject to Mr. Mandl's Conversion Options and, under the Mandl Employment Agreement, would be required to be registered under the Securities Act upon request by Mr. Mandl, subject to certain amount and time limitations. See 'Management-- Mandl Employment Agreement' and '--Conversion of CARs and Appreciation Units into Stock Options' and 'Certain Relations and Related Transactions--Members Agreement' and '--FirstMark Agreement.' The Company intends to file a registration statement on Form S-8 under the Securities Act to register the 14,588,532 shares of Class A Common Stock which will be reserved or to be available for issuance under the Stock Plan (assuming 51,757,709 shares of Common Stock outstanding upon consummation of the Equity Offerings and an initial public offering price and a Conversion Trading Price of $20.50 per share, the midpoint of the initial public offering price range in the Equity Offerings), including the 12,344,939 shares of Class A Common Stock which will be subject to Conversion Options (based on such assumptions).


     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, if a minimum of one year (including the holding period of any prior owner, except an affiliate) has elapsed since the later of the date of acquisition of the restricted securities from the Company or from an affiliate of the Company, a person (or persons whose shares of Common Stock are aggregated), including persons who may be deemed affiliates of the Company, would be entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of (i) 1% of the then outstanding shares of the same class of Common Stock (i.e., 73,314 shares immediately after completion of the Equity Offerings in the case of the Class A Common Stock) and
(ii) in the case of the Class A Common Stock, the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. In addition, under Rule 144(k), if a period of at least two years (including the holding period of any prior owner, except an affiliate) has elapsed since the later of the date restricted securities were acquired from the Company or the date they were acquired from an affiliate of the Company, a stockholder who is not an affiliate of the Company at the time of sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell shares of Common Stock immediately without compliance with the foregoing requirements under Rule 144. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

     Except for the issuance by the Company of Common Stock to effectuate the Transactions, issuances of stock options under the Stock Plan, issuances of Common Stock upon exercise of stock options and certain other exceptions, the Company, certain of its officers and directors and the holders of the Class B Common Stock have agreed not to sell or file a registration statement pursuant to the Securities Act or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, without the prior written consent of Merrill Lynch & Co., for a period of 180 days after the date of this Prospectus.

     The Company can make no prediction as to the effect, if any, that future sales of Class A Common Stock or the availability of shares for future sale will have on the market price of the Class A Common Stock prevailing from time to time. Sales of a substantial number of shares of Class A Common Stock in the public market following the Equity Offerings, or the perception that such sales could occur, could have an adverse effect on the market price for the Class A Common Stock.

       CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a general summary of certain United States federal income and estate tax consequences expected to result under current law from the purchase, ownership and taxable disposition of Class A Common Stock by a person or entity other than (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust (a 'Non-U.S. Holder'). This summary does not address all of the United States federal income and estate tax considerations that may be relevant to a Non-U.S. Holder in light of its particular circumstances or to Non-U.S. Holders that may be subject to special treatment under United States federal income tax laws. Furthermore, this summary does not discuss any aspects of state, local or foreign taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service (the 'IRS') and other applicable authorities, all of which are subject to change, possibly with retroactive effect. Each prospective purchaser of Class A Common Stock is advised to consult its tax advisor with respect to the tax consequences of acquiring, holding and disposing of Class A Common Stock.

DIVIDENDS

     Dividends paid to a Non-U.S. Holder of Class A Common Stock generally will be subject to withholding of United States federal income tax at a 30 percent rate (or such lower rate as may be specified by an applicable income tax treaty) unless the dividend is effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States, in which case the dividend will be taxed at ordinary United States federal income tax rates. If the Non-U.S. Holder is a corporation, such effectively connected income may also be subject to an additional 'branch profits tax.'

SALE OR DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to United States federal income tax in respect of any gain recognized on the sale or other taxable disposition of Class A Common Stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States; (ii) in the case of a Non-U.S. Holder who is an individual and holds the Class A Common Stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and either (a) the individual has a 'tax home' in the United States for United States federal income tax purposes or (b) the gain is attributable to an office or other fixed place of business maintained by the individual in the United States; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of United States federal income tax law applicable to certain United States expatriates or (iv) the Company is or has been during certain periods a 'U.S. real property holding corporation' for United States federal income tax purposes and, assuming that the Class A Common Stock continues to be 'regularly traded on an established securities market' for United States federal income tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition (or, if shorter, the Non-U.S. Holder's holding period), more than 5 percent of the outstanding Class A Common Stock. The Company believes that it will not constitute a 'U.S. real property holding corporation' immediately after the consummation of the Equity Offerings. Since certain tangible personal property relating to communications constitutes U.S. real property for purposes of determining a corporation's status as a 'U.S. real property holding corporation,' no assurance can be given that the Company will not become a 'U.S. real property holding corporation' in the future.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     United States backup withholding tax generally will not apply to dividends paid on Class A Common Stock to a Non-U.S. Holder at an address outside the United States. The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the amount, if any, of tax withheld with respect to such dividends. This information may also be made available to the tax authorities in the Non-U.S. Holder's country of residence.

     Upon the sale or other taxable disposition of Class A Common Stock by a Non-U.S. Holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31 percent and report the sale to the IRS, unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other taxable disposition of Class A Common Stock by a Non-U.S. Holder to or through the foreign office of a United States broker, or a foreign broker with certain types of relationships to the United States, the broker must report the sale to the IRS (but is not required to backup withhold) unless the broker has documentary evidence in its files that the seller is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against such Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the IRS.

     The United States Treasury Department has recently issued regulations generally effective for payments made after December 31, 1998 that will affect the procedures to be followed by a Non-U.S. Holder in establishing such holder's status as a Non-U.S. Holder for purposes of the withholding, backup withholding and information reporting rules discussed herein. Among other things, a Non-U.S. Holder may be required to furnish new certification of foreign status. Prospective investors should consult their tax advisors concerning the effect of such regulations on an investment in the Class A Common Stock.

FEDERAL ESTATE TAXES

     Class A Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the time of death will be included in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a purchase agreement (the 'U.S. Purchase Agreement') between the Company and each of the underwriters named below (the 'U.S. Underwriters'), the Company has agreed to sell to each of the U.S. Underwriters, and each of the U.S. Underwriters has severally agreed to purchase from the Company, the aggregate number of shares of Class A Common Stock set forth opposite its name below.

            U.S. UNDERWRITERS                              NUMBER OF SHARES
--------------------------------------------------------   ----------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...............................
Salomon Brothers Inc....................................
Bear, Stearns & Co. Inc.................................
Goldman, Sachs & Co.....................................
                                                           ----------------

              Total.....................................
                                                           ----------------
                                                           ----------------

     Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Brothers Inc, Bear, Stearns & Co. Inc. and Goldman Sachs & Co. are acting as representatives (the 'U.S. Representatives') of the U.S. Underwriters.

     The Company has also entered into a purchase agreement (the 'International Purchase Agreement') with certain underwriters outside the United States and Canada (the 'International Underwriters'), for whom Merrill Lynch International, Salomon Brothers International Limited, Bear, Stearns International Limited and Goldman Sachs International are acting as representatives (the 'International Representatives'), providing for the concurrent offer and sale of 1,100,000 shares of Class A Common Stock in the International Offering. The closings with respect to the U.S. Offering and the International Offering are conditioned upon one another.

     The U.S. Underwriters have advised the Company that they propose initially to offer the shares of Class A Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession not in excess of $           per share of Class A
Common Stock. The U.S. Underwriters may allow, and such dealers may reallow, a
discount not in excess of $           per share of Class A Common Stock on sales
to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed. The public offering price, concession and discount per share of Class A Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

     The several U.S. Underwriters have agreed, subject to the terms and conditions set forth in the U.S. Purchase Agreement, to purchase all of the shares of Class A Common Stock being sold pursuant to such agreement if any of the shares of Class A Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances the commitments of non-defaulting U.S. Underwriters may be increased.

     The U.S. Underwriters have advised the Company that they do not intend to confirm sales of shares of Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     The U.S. Underwriters and the International Underwriters have entered into an Intersyndicate Agreement (the 'Intersyndicate Agreement') that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to United States or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to non-United States or Canadian persons or to persons they believe intend to resell to non-United States or Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement. The Intersyndicate Agreement also provides, among other things, that sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares of Class A Common Stock so sold shall be the public offering price, less an amount not greater than the selling concession.

     The Company has granted to the U.S. Underwriters an option to purchase up to an aggregate of 660,000 additional shares of Class A Common Stock, exercisable in whole or in part for 30 days after the date of this Prospectus, solely to cover over-allotments, if any, at the public offering price, less applicable underwriting discounts. To the extent that the U.S. Underwriters exercise this option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage of shares of Class A

Common Stock that the number of shares of Class A Common Stock to be purchased by each of them, as shown in the above table, bears to the total number of shares of Class A Common Stock initially offered hereby. The Company has granted to the International Underwriters an option to purchase up to an aggregate of 165,000 additional shares of Class A Common Stock, exercisable in whole or in part for 30 days after the date of this Prospectus, solely to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters. All or a portion of an over-allotment option in either of the Equity Offerings may be allocated to cover an over-allotment in the other Offering.

     The Company has agreed to indemnify the U.S. Underwriters against certain liabilities, including liabilities under the Securities Act and other applicable securities laws, or to contribute to payments the U.S. Underwriters may be required to make in respect thereof.


     At the Company's request, the U.S. Underwriters have reserved up to 550,000 shares of Class A Common Stock for sale at the initial public offering price to certain of the Company's directors, officers and employees, members of their immediate families and other individuals who are business associates of the Company, in each case as such parties have expressed an interest in purchasing such shares. The number of shares available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares not purchased will be offered by the U.S. Underwriters to the general public on the same basis as the other shares offered hereby. In connection therewith, Alex J. Mandl, the Company's Chairman and Chief Executive Officer, has indicated an intention to purchase up to $5.0 million of Class A Common Stock in the U.S. Equity Offering.

     Except for the issuance by the Company of Common Stock to effectuate the Transactions, issuances of stock options under the Stock Plan, issuances of Common Stock upon exercise of stock options and certain other exceptions, the Company, certain of its officers and directors and the holders of the Class B Common Stock have agreed not to sell or file a registration statement pursuant to the Securities Act or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, without the prior written consent of Merrill Lynch & Co., for a period of 180 days after the date of this Prospectus. See 'Shares Eligible for Future Sale.'

     In connection with the Equity Offerings, the U.S. Underwriters and the International Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of Class A Common Stock. Specifically, the U.S. Underwriters and the International Underwriters may over-allot the offering, creating a short position. In addition, the U.S. Underwriters and the International Underwriters may bid for, and purchase shares of Class A Common Stock in the open market to cover short sales or to stabilize the price of the shares of Class A Common Stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the shares of Class A Common Stock in the Equity Offerings if the syndicate repurchases previously distributed shares of Class A Common Stock in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of Class A Common Stock above independent market levels. The U.S. Underwriters and the International Underwriters are not required to engage in these activities and may end any of these activities at any time.

     Prior to the Equity Offerings, there has been no public market for the Class A Common Stock. The public offering price will be determined by negotiations among the Company and the U.S. Representatives. Among the factors to be considered in such negotiations are an assessment of the Company's recent results of operations, the future prospects of the Company and its industry in general, market prices of securities of companies engaged in activities similar to those of the Company and prevailing conditions in the securities market. There can be no assurance that an active market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Equity Offerings at or above the public offering price.

     Application has been made to list the Class A Common Stock on the Nasdaq National Market under the symbol 'TGNT.'


     Certain of the U.S. Underwriters and their respective affiliates have provided from time to time, and expect to provide in the future, financial advisory and investment banking services for, and/or have normal banking relationships with, the Company and its affiliates, for which they receive customary compensation.

                                 LEGAL MATTERS

     The validity of the Class A Common Stock offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

     The financial statements of Teligent, L.L.C. (a development stage Company) (formerly Associated Communications, L.L.C.) at December 31, 1996, and for the period from March 5, 1996 (date of inception) to December 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and the information under the caption 'Selected Financial Data' for the period March 5, 1996 (date of inception) to December 31, 1996, appearing in this Prospectus and Registration Statement have been derived from financial statements audited by Ernst & Young LLP, as set forth in their report thereon appearing elsewhere herein.

     Such financial statements and selected financial data are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                                                         ANNEX A

                                    GLOSSARY

     24 GHZ--The portion of the radio frequency spectrum in which fixed wireless licensees may hold up to five 80 MHz channels located between 24.25 GHz and
24.45 GHz and 25.05 and 25.25 GHz.

     ACCESS CHARGES--The fees paid by long distance carriers to LECs for originating and terminating long distance calls on their local networks.

     ADSL (ASYMMETRICAL DIGITAL SUBSCRIBERS LINE)--A technology designed for conventional copper wire connections which provides a 1.5-8 Mbps downstream data transfer rates, and 16-640 Kbps upstream data transfer rates. The speed of the connection is limited by the distance the signal must travel.

     ATM (ASYNCHRONOUS TRANSFER MODE)--ATM is packet-based switching and transmission technology used to transmit voice, data and video.

     BANDWIDTH--At any given level of compression, the amount of information transportable over a link per unit of time. A single T-1 circuit will carry up to 1,544,000 bits (or 1.544 megabits) per second.

     BIT--A bit is the basic unit of information, yes-or-no, on-or-off, 1-or-0 in the binary (base 2) system which is the basis of digital computing. In contrast, a voice telephone signal over a copper wire is analog, reflecting a continuous range of vocal tone (frequency) and volume (amplitude).

     BROADBAND--Data streams of at least 1.544 megabits per second. Broadband communications systems can transmit large quantities of voice, data and video by way of digital or analog signals. Examples of broadband communications systems include DS-3 systems, which can transmit 672 simultaneous voice conversations, or a broadcast television station signal that transmits high resolution audio and video signals into the home. Broadband connectivity is an essential element for interactive multimedia applications.

     CAP (COMPETITIVE ACCESS PROVIDER)--A company that provides its customers with an alternative to the local telephone company for local and interstate transport of private line, special access and switched access telecommunications services. CAPs are also referred to in the industry as competitive local exchange carriers (CLECs), alternative local telecommunications service providers (ALTs) and metropolitan area network providers (MANs) and were formerly referred to as alternative access vendors (AAVs).

     CELLULAR--Characterized by 'cells,' the area accessible by radio/antenna unit(s) typically located at one site. A cellular phone connects to the radio/antenna unit in its current cell, then the connection is handed-off when the user moves to any other cell.

     CENTREX--A central office managed group of lines; each line is individually connected to the central office switch, but four or five digit dialing is permitted among the line group.


     CLEC (COMPETITIVE LOCAL EXCHANGE CARRIER)--A company that provides local exchange services in competition with the incumbent local exchange carrier.

     COMPRESSION--Any process that transforms a signal to a more compact form (fewer bits) for easier transfer, and then restores the signal after transfer.

     COPPER WIRE--A shorthand reference to traditional telephone lines using electric current to carry signals over copper wire.

     CPE (CUSTOMER PREMISE EQUIPMENT)--Telecommunications equipment, such as a radio/antenna unit, which is installed on the customer premises.

     DEMS (DIGITAL ELECTRONIC MESSAGE SERVICE)--A two-way, end-to-end digital fixed microwave radio service utilizing both point-to-point and point-to-multipoint equipment for the provision of telecommunications services.

     DIALING PARITY--Dialing parity is one of the changes, required by the Telecommunications Act, intended to level the competitive playing field. Dialing parity when implemented will enable customers to dial only 1+ or 0+ for service no matter which local or long distance carrier they choose.

     DIGITAL--A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary code digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. Digital transmission and switching technologies offer a threefold improvement in speed and capacity over analog techniques, allowing much more efficient and cost-effective transmission of voice, video, and data.

     DIRECT INWARD DIAL--A PBX trunk feature that allows the central office switch to recognize individual extension numbers and route calls to the PBX trunk.

     DNS (DOMAIN NAME SYSTEM)--A general purpose, distributed, replicated, data query service chiefly used on the Internet for translating host names into their corresponding Internet addresses.

     DS-0, DS-1, DS-3--Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second, DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

     FCC--Federal Communications Commission.

     FIBER OPTICS--Fiber optic cable largely immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information.

     FRAME RELAY--A high speed data packet switching service used to tramsmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56 kps to 1.5 mps.

     GHZ (GIGAHERTZ)--Billions of hertz or cycles per second; a measure used to characterize the frequency or amount of bandwidth of a radio frequency signal.

     HDSL (HIGH DATA RATE DIGITAL SUBSCRIBER LINE)--A technology designed for copper wire connections which provides, over limited distances (; 15,000 feet), T1 data transfer rates for both the downstream and upstream connection.

     HERTZ--Cycles per second. A Hertz is one full cycle (sine curve with one peak and one valley).

     INTER-LATA LONG DISTANCE--Inter-LATA long distance calls are calls that pass from one LATA to another. Typically, these calls are simply referred to as 'long distance' calls although intra-LATA calls can also be long distance calls.

     INTERNET--An array of interconnected networks using a common set of protocols defining the information coding and processing requirements that can communicate across hardware platforms and over many links now operated by a consortium of telecommunications service providers and others.

     ILEC (INCUMBENT LOCAL EXCHANGE CARRIER)--A company providing local exchange services on the date of enactment of the Telecommunications Act. Traditional local telephone companies including RBOCs and GTE.

     ISDN--Integrated Services Digital Network, a standardized all-digital network that integrates voice and data communications through existing copper wiring.

     ISP--Internet service provider.

     IXC (INTER-EXCHANGE CARRIERS)--Usually referred to as long-distance service providers. There are many facilities-based IXCs, including AT&T, MCI, WorldCom, Sprint and Frontier.

     KBPS--Kilobits per second.

     KILOBIT--One thousand bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in 'kilobits per second.'

     LANS (LOCAL AREA NETWORKS)--The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs. Most office computer networks use a LAN to share files, printers, modems and other items. Where computers are separated by greater distances, a Metropolitan Area Network (MAN) or other Wide Area Network (WAN) may be used.

     LAST MILE--A shorthand reference to the last section of a

telecommunications path, to the ultimate end user, typically provided by a local exchange carrier.

     LATAS (LOCAL ACCESS AND TRANSPORT AREAS)--The geographically defined areas in which RBOCs were authorized by the MFJ to provide local exchange services. These LATAs roughly reflect the population density of their respective states (California has 11 LATAs while Wyoming has only one). There are 163 LATAs in the United States. LATAs have one or more area codes and may cross state lines.

     LEC (LOCAL EXCHANGE CARRIER)--A company that provides local exchange services; see ILEC, CAP and CLEC.

     LEGACY NETWORK--Mature, proprietary network serviced by ILECs.

     LINE OF SIGHT--An unobstructed view between a base station and a radio/antenna unit.

     LINK--A transmission link between a base station and a radio/antenna unit.

     LMDS (LOCAL MULTIPOINT DISTRIBUTION SERVICE)--Digital wireless service in the 28-30 GHz frequency band. The FCC plans to hold spectrum auctions in this frequency band starting in December 1997.

     MAN--Metropolitan Area Network; see LAN.

     MARKET AREA--The geographic market boundaries of a wireless license. Each license application as granted defines its own market area boundaries.

     MBPS--Megabits per second.

     MEGABIT--One million bits of information. The information-carrying capacity (i.e. bandwidth) of a circuit may be measured in 'megabits per second.'

     MFJ (MODIFIED FINAL JUDGMENT)--The MFJ was a settlement of an antitrust suit reached made in 1982 between AT&T and the Department of Justice which forced the breakup of the old Bell System. This judgment, also known as the Divestiture of AT&T, established seven separate RBOCs and enhanced the establishment of two distinct segments of telecommunications service; local and long distance. This laid the groundwork for intense competition in the long distance industry. The MFJ has been superseded by the Telecommunications Act of 1996.

     MHZ (MEGAHERTZ)--Millions of hertz or cycles per second; a measure used to characterize the frequency or amount of bandwidth of a radio frequency signal.

     MICROWAVE--A portion of the radio spectrum having radio waves that are physically very short, ranging in length between about 30 cm and 0.3 cm and generally used to refer to frequencies above 2 GHz.

     NTIA--National Telecommunications and Information Administration.


     NUMBER PORTABILITY--The ability of an end user to change local exchange or long distance carriers while retaining the same telephone number. If number portability does not exist, customers will have to change phone numbers when they change carriers.

     PBX (PRIVATE BRANCH EXCHANGE)--A device located on the customer premises that provides call routing capability.

     PCS (PERSONAL COMMUNICATIONS SERVICES)--Cellular-like services provided at the 2 GHz band of the radio spectrum rather than 800 MHz. A type of wireless telephone system that uses light, inexpensive handheld sets and communicates via low power antennas.

     POPS (POINTS OF PRESENCE)--Locations where a carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that carrier.

     RBOCS (REGIONAL BELL OPERATING COMPANIES)--The holding companies owning LEC affiliates of the old AT&T or Bell system.

     RESELLERS--Companies which purchase telecommunications services wholesale from underlying carriers and resell them to end users at retail rates.

     ROOF RIGHTS--The legal right to locate, maintain and operate equipment (most commonly radio/antenna units) on the roofs of buildings, on special structures or even on utility poles or pylons, each of which provides the necessary line of sight location for wireless broadband transmission.

     SONET (SYNCHRONOUS OPTICAL NETWORK)--A set of standards of optical communications transmission systems that define the optical rates and formats, signal characteristics, performance, management and maintenance information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems. SONET facilitates the interoperability of dissimilar vendors' equipment. SONET benefits business customers by minimizing the equipment necessary for various telecommunications applications and supports networking diagnostic and maintenance features.

     T1--Telecommunications industry standard data transfer rate of 1.544 Mbps.

     VDSL (VERY HIGH DATA RATE DIGITAL SUBSCRIBER LINE)--A technology designed for copper wire which provides downstream data transfer rates over limited distance (1000-4500 feet) of 13-52 Mbps and upstream rates of 1.5-2.3 Mbps.

     WAN--Wide Area Network; see LAN.

                         INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements for the Period March 5, 1996 (date of inception) to December 31, 1996


     Report of Independent Auditors........................................................................    F-2
     Balance Sheet.........................................................................................    F-3
     Statement of Operations...............................................................................    F-4
     Statement of Members' Deficit.........................................................................    F-5
     Statement of Cash Flows...............................................................................    F-6
     Notes to Financial Statements.........................................................................    F-7

Unaudited Interim Condensed Financial Statements

     Condensed Balance Sheet...............................................................................   F-11
     Condensed Statements of Operations....................................................................   F-12
     Condensed Statement of Members' Deficit...............................................................   F-13
     Condensed Statements of Cash Flows....................................................................   F-14
     Notes to Condensed Financial Statements...............................................................   F-15

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Teligent, L.L.C.

We have audited the accompanying balance sheet of Teligent, L.L.C. (a development stage company) (formerly Associated Communications, L.L.C.) (a development stage company) as of December 31, 1996, and the related statements of operations, members' deficit, and cash flows for the period March 5, 1996 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Teligent, L.L.C. (a development stage company) at December 31, 1996, and the results of its operations and its cash flows for the period March 5, 1996 (date of inception) to December 31, 1996, in conformity with generally accepted accounting principles.

                                          /S/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
March 14, 1997

                                TELIGENT, L.L.C.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEET
                               DECEMBER 31, 1996


ASSETS
Current assets:
  Cash............................................................................................   $  1,302,612
  Accounts receivable.............................................................................          4,865
  Due from related parties........................................................................         38,253
  Prepaid expenses and other assets...............................................................        151,182
                                                                                                     ------------
     Total current assets.........................................................................      1,496,912

Property and equipment:
  Operating equipment.............................................................................      1,999,690
  Furniture and equipment.........................................................................        524,663
  Leasehold improvements..........................................................................         25,879
  Systems in process..............................................................................      1,158,768
                                                                                                     ------------
                                                                                                        3,709,000
  Accumulated depreciation and amortization.......................................................       (164,051)
                                                                                                     ------------
  Property and equipment, net.....................................................................      3,544,949
Management fees receivable........................................................................        103,468
                                                                                                     ------------
     Total assets.................................................................................   $  5,145,329
                                                                                                     ------------
                                                                                                     ------------

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
  Accounts payable................................................................................   $  3,002,179
  Employee compensation...........................................................................        462,667
  Accrued CARs and Appreciation Units.............................................................      2,778,165
  Payable to related parties......................................................................        184,305
  Revolving line of credit........................................................................      2,000,000
                                                                                                     ------------
     Total current liabilities....................................................................      8,427,316
Deferred compensation.............................................................................        292,548

Members' deficit:
  Capital contributions...........................................................................     24,058,158
  Deficit accumulated during the development stage................................................    (13,632,693)
                                                                                                     ------------
  Subtotal........................................................................................     10,425,465
  Notes receivable from Executive (Note 4)........................................................    (14,000,000)
                                                                                                     ------------
     Total members' deficit.......................................................................     (3,574,535)

                                                                                                     ------------
  Total liabilities and members' deficit..........................................................   $  5,145,329
                                                                                                     ------------
                                                                                                     ------------


                            See accompanying notes.

                                TELIGENT, L.L.C.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF OPERATIONS
         PERIOD MARCH 5, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996


Revenues:
  Management fees.................................................................................   $    100,000
  Equipment leases................................................................................        165,560
  Other services provided to members..............................................................      1,120,782
                                                                                                     ------------
Total revenues....................................................................................      1,386,342

Costs and expenses:
  Cost of wireless communication services.........................................................      1,625,006
  Sales, general and administrative...............................................................      9,582,637
  CARs and Appreciation Units.....................................................................      2,778,165
  Depreciation and amortization...................................................................        164,051
                                                                                                     ------------
Total costs and expenses..........................................................................     14,149,859
                                                                                                     ------------
Operating loss....................................................................................    (12,763,517)
Interest expense and loan fees....................................................................       (869,176)
                                                                                                     ------------

Net loss..........................................................................................   $(13,632,693)
                                                                                                     ------------
                                                                                                     ------------

Unaudited Information (Note 10):
  Pro forma loss per share........................................................................   $       (.30)
  Pro forma weighted average common shares outstanding............................................     46,257,709


                            See accompanying notes.

                                TELIGENT, L.L.C.
                         (A DEVELOPMENT STAGE COMPANY)
                         STATEMENT OF MEMBERS' DEFICIT
         PERIOD MARCH 5, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996


                                                                                         NOTES
                                                                                       RECEIVABLE
                                                        CAPITAL       ACCUMULATED         FROM           TOTAL
                                                     CONTRIBUTIONS      DEFICIT        EXECUTIVE        DEFICIT
                                                     -------------    ------------    ------------    ------------
Balance at March 5, 1996 (date of inception)......    $         --    $         --    $         --    $         --
  Member capital contributions....................      24,058,158              --              --      24,058,158
  Notes receivable from Executive.................              --              --     (15,000,000)    (15,000,000)
  Amortization of notes receivable from
     Executive....................................              --              --       1,000,000       1,000,000
  Net loss........................................              --     (13,632,693)             --     (13,632,693)
                                                     -------------    ------------    ------------    ------------
Balance at December 31, 1996......................    $ 24,058,158    $(13,632,693)   $(14,000,000)   $ (3,574,535)
                                                     -------------    ------------    ------------    ------------
                                                     -------------    ------------    ------------    ------------


                            See accompanying notes.

                                TELIGENT, L.L.C.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF CASH FLOWS
         PERIOD MARCH 5, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996


Cash flows from operating activities:
Net loss..........................................................................................   $(13,632,693)
  Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization...................................................................        164,051
  Amortization of notes receivable from Executive.................................................      1,000,000
  Change in assets and liabilities:
     Accounts receivable..........................................................................         (4,865)
     Due from related parties.....................................................................        (38,253)
     Prepaid expenses and other assets............................................................       (151,182)
     Management fees receivable...................................................................       (103,468)
     Accounts payable.............................................................................      3,002,179
     Employee compensation........................................................................        462,667
     Accrued CARs and Appreciation Units..........................................................      2,778,165
     Payable to related parties...................................................................        184,305
     Deferred compensation........................................................................        292,548
                                                                                                     ------------
Net cash used in operating activities.............................................................     (6,046,546)

Cash flows from investing activities:
  Purchase of property and equipment..............................................................     (3,709,000)
                                                                                                     ------------
Net cash used in investing activities.............................................................     (3,709,000)

Cash flows from financing activities:
  Capital contributions by members................................................................      9,058,158
  Proceeds from borrowings........................................................................      2,000,000
                                                                                                     ------------
Net cash provided by financing activities.........................................................     11,058,158
                                                                                                     ------------

Increase in cash..................................................................................      1,302,612
Cash at beginning of period.......................................................................             --
                                                                                                     ------------
Cash at end of period.............................................................................   $  1,302,612
                                                                                                     ------------
                                                                                                     ------------


                            See accompanying notes.

                                TELIGENT, L.L.C.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. THE COMPANY

     Teligent, L.L.C. ('Teligent' or the 'Company') is a limited liability company formed on March 5, 1996 by Microwave Services, Inc. ('MSI') and Digital Services Corporation ('DSC'). The Company changed its name from Associated Communications, L.L.C. The Company is in the development stage. Membership interests in Teligent are 55% and 45% for MSI and DSC, respectively. MSI and DSC hold licenses from the Federal Communications Commission ('FCC') to provide digital termination services ('DTS') at radio frequencies allocated pursuant to the FCC's rules governing common carrier Digital Electronic Message Services ('DEMS') in 31 major markets across the United States, which can be used to provide voice, high-speed data, Internet access, and videoconferencing services. Teligent provides management and administrative services to MSI and DSC in connection with the development, construction, and operation of their DTS systems (the 'DTS Systems').

2. SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Property and Equipment

     Property and equipment is recorded at cost. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets: 5-10 years for operating equipment, furniture and equipment, and the lessor of 7 years or the lease term for leasehold improvements. Operating equipment with a net book value of $1,870,641 as of December 31, 1996 is leased to MSI and DSC under operating leases with four year lease terms.


  Long-Lived Assets



     In accordance with Financial Accounting Standard No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,' management periodically reviews the carrying value and lives of property and equipment and intangible assets based on expected future cash flows.



  Capitalization of Interest




     The Company accounts for capitalized interest in accordance with the provisions of Statement of Financial Accounting Standards No. 34,
'Capitalization of Interest Cost.'



  Revenue Recognition



     Revenue from management fees, equipment leases, and other services provided to members are recognized as earned on the accrual basis. Revenue from providing DTS services is recognized when services are rendered based on usage of the Company's exchange networks and facilities.


  Income Taxes

     The Company is treated as a partnership for U.S. federal income tax purposes. Income and losses are reported on the respective tax returns of MSI and DSC. Therefore, no provision for income taxes has been made in these financial statements.

                                TELIGENT, L.L.C.
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1996

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Stock-Based Compensation

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-Based Compensation' ('FAS 123'). This new standard establishes financial accounting and reporting standards for stock-based compensation plans and to transactions in which an entity issues its equity instruments to acquire goods and services from nonemployees. The new accounting standards prescribed by FAS 123 are optional, and the Company has elected to account for its stock-based compensation plans under Accounting Principals Board Opinion No. 25, 'Accounting for Stock Issued to Employees' ('APB 25'). Compensation expense is recorded for grants under variable award plans, based on the intrinsic value of the grant.

3. REVOLVING LINE OF CREDIT

     In December 1996, the Company entered into a loan agreement with a bank

(the 'Lender') providing for a $50 million senior secured revolving credit facility (the 'Credit Facility') which expires December 19, 1997. Borrowings bear interest, at the option of the Company, at either i) the higher of the Lender's prime rate plus 1.75% or the Fed Funds rate plus 2.25%, or ii) LIBOR plus 2.75%. The Company has paid $875,000 to the lender for loan structuring fees, and will be required to pay a quarterly facility fee of $250,000 as well as commitment fees of 1/2% of the unused portion of the Credit Facility. All assets of the Company are pledged as security under the loan agreement. The stock of MSI and DSC and their membership interests in Teligent are also pledged.


4. NOTES RECEIVABLE FROM EXECUTIVE AND DEFERRED COMPENSATION



     An executive officer of the Company (the 'Executive') serves under an employment agreement dated September 1, 1996 (the 'Agreement') that provides for, among other things, a loan of $15,000,000 at an interest rate of 6.53% per year, of which $8,250,000 and $6,750,000 was advanced to the Executive from MSI and DSC, respectively. Under the terms of the Agreement, one-fifth of the principal and interest due under the notes will be forgiven on each of the Executive's first two employment anniversary dates if he is still employed by Teligent, and the remainder will be forgiven on the fifth anniversary of employment. In the event that the Executive terminates his employment prior to the fifth anniversary date (other than by reason of his death or disability or for good reason as defined in the Agreement), any outstanding principal and accrued interest on the notes will become immediately due and payable to MSI and DSC. As a result, Teligent is expensing the accrued interest and principal over five years, and as such, the balance at December 31, 1996 is $14,000,000. In addition, the Agreement also provides for a payment of $5,000,000 on the fifth anniversary of the Executive's employment, or earlier in certain circumstances. In the event of termination prior to his fifth anniversary, the Executive may receive the $5,000,000, or a pro rata portion thereof, depending on the circumstances of his termination. The Company accrues the present value of the payment due over the expected service period of five years.


5. LEASES

     The Company leases operating sites, storage, and administrative offices under operating leases. Rent expense was $883,659 for the period March 5, 1996 (date of inception) to December 31, 1996. Future minimum lease payments by year and in the aggregate, are as follows at December 31, 1996:

1997..........................................................   $ 63,813
1998..........................................................     64,148
1999..........................................................     48,000
                                                                 --------
                                                                 $175,961
                                                                 --------
                                                                 --------


                                TELIGENT, L.L.C.
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1996

6. STOCK-BASED COMPENSATION

     On September 1, 1996, six separate Company Appreciation Rights ('CARs') were granted to the Executive under the Agreement. For each CAR, the Executive is entitled to receive, as soon as practicable after the 'settlement date' as defined in the Agreement, an amount equal to a percentage (initially 3%) of the excess of the Company's fair market value over the target value for that CAR. The Company's Board of Directors, in its sole discretion, shall determine if the CAR amount is settled with cash, equity securities of the Company, a combination thereof, or any other form of consideration as the Board may determine. The CAR percentage and target values are subject to adjustment for equity contributions and other transactions of the Company, as defined in the Agreement, and expire ten years after the grant date. Upon termination of the Executive's employment, nonvested CARs shall be forfeited. The vesting date and unadjusted target value for each CAR granted is as follows:

                                                                    UNADJUSTED
                 CAR                         VESTING DATE          TARGET VALUE
--------------------------------------     -----------------      --------------
     1................................     September 1, 1997      $  200,000,000
     2................................     September 1, 1998         250,000,000
     3................................     September 1, 1999         325,000,000
     4................................     September 1, 2000         425,000,000
     5................................     September 1, 2001         500,000,000
     6................................     September 1, 2002       2,750,000,000


     In addition, the Company has adopted a Long-Term Incentive Compensation Plan (the 'Plan') under which an aggregate of 1,600,000 appreciation units ('Appreciation Units') may be granted to employees, directors, and consultants of the Company. Each Appreciation Unit represents .00001% (subject to adjustment) of the Appreciation Value associated with that Right, as defined in the Plan. In 1996, 562,000 Appreciation Units were granted for a term of ten years with a five-year vesting period.



     The Company has recognized compensation expense of $2,778,165 for the period March 5, 1996 (date of inception) to December 31, 1996 under the provisions of APB 25. Had compensation expense been determined based on the fair value of the CARs and Appreciation Units at the grant date consistent with the provisions of FAS 123, the Company's net loss for the period March 5, 1996 (date of inception) to December 31, 1996 would have been $11,483,967. The Black-Scholes option-pricing model was used to determine the fair value of the CARs, with the following assumptions: expected life of ten years, expected volatility of .34%, no expected dividend yield, and a risk-free interest rate of 6.96%.


7. RELATED PARTY TRANSACTIONS

     As discussed in Note 1, the Company was formed to provide certain administrative services to MSI and DSC, its members, in connection with the management and operation of the DTS Systems. Under the terms of the Company's Administration and Management Services Agreements (the 'Service Agreements') with MSI and DSC, the Company is entitled to a management fee of 15% of net revenues from the operations of the DTS Systems, or $5,000 per month, whichever is greater. Payment of the management fees and accrued interest thereon are deferred until cash flow from the DTS Systems is sufficient to pay such fees and interest.

     Income from equipment leases represents lease revenue from MSI and DSC for operating equipment purchased by the Company for operation of the DTS Systems which is leased to MSI and DSC under the terms of the Service Agreements.

     The Company leases certain operating sites from affiliates of MSI at cost. Total rent expense for these leases for the period March 5, 1996 (date of inception) to December 31, 1996 was $2,900.

     During 1996 employees of the parent companies of MSI and DSC performed administrative and management services on behalf of the Company. These services were billed to the Company at estimated fair

                                TELIGENT, L.L.C.
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1996

7. RELATED PARTY TRANSACTIONS--(CONTINUED)

value for such services for the period March 5, 1996 (date of inception) through August 31, 1996, and at amounts which approximate cost for the four months ended December 31, 1996, and totaled $1,493,652.

     Employees of the Company are covered under certain health and benefit plans of the parent company of MSI. The Company is billed for their pro rata cost of these benefits.


     Also during 1996, the Company contracted with LCC International, Inc., an affiliate of DSC, for consulting and technical services totaling $553,015 for the period March 5, 1996 (date of inception) to December 31, 1996.

8. COMMITMENTS AND CONTINGENCIES

     The Company has entered into a purchase agreement with an equipment vendor for the purchase of microwave equipment. Pursuant to the agreement, the parties have a mutually agreed period of time to complete negotiations of certain additional terms. If negotiations are not completed to the satisfaction of the Company within the requisite period, the Company may terminate the agreement, provided that, under certain circumstances of termination, the Company may be required to reimburse the vendor for up to $4 million in research and development costs. The outcome of the negotiation of the additional terms, and their effect on other terms and conditions of the agreement, is uncertain.

9. SUBSEQUENT EVENTS

     On March 10, 1997, Teligent entered into a Stock Contribution Agreement (the 'Stock Agreement') with another DTS licensee and its sole shareholder (the 'Sole Shareholder') for the contribution of all of the stock of the licensee to Teligent in exchange for an initial cash payment, and additional cash payments and ownership interests in Teligent upon consummation of the transactions and Teligent's acquisition of the stock and the licenses contemplated by the Stock Agreement. Consummation of the transactions and transfer of these licenses is subject to certain closing conditions and the receipt of all necessary regulatory approvals, including approval by the FCC. The amount of the equity interest in Teligent to be issued to the Sole Shareholder is dependent upon certain conditions, but shall not exceed 5% determined as of the date of the Stock Agreement. Subsequent to a closing the Sole Shareholder will have a full member interest in Teligent pursuant to the Limited Liability Company Agreement, to which MSI and DSC are parties.

     On March 14, 1997, the FCC issued an Order (the 'Relocation Order') providing for the relocation of DEMS licenses in the 18 GHz band to the 24 GHz band. On June 24, 1997, the FCC issued a subsequent order (the 'Modification Order'), which implemented the Relocation Order by modifying various DEMS licenses, including those held by the Company, to authorize DEMS operations at 24 GHz.

     The Relocation Order and the Modification Order were subject to an administrative and judicial review period and, during this period, five parties filed petitions with the FCC seeking either partial or full reconsideration or review of one or both orders. The Company timely filed responses with the FCC opposing the petitions and continues to build-out its networks as permitted under its licenses, the Relocation Order and the Modification Order. In addition, DirecTV Enterprises, Inc. has filed a petition for rulemaking with the FCC, requesting permission to construct and operate satellite uplink facilities in the 24 GHz frequencies allocated and granted to DEMS licensees. The Company and its affiliates have filed a timely opposition to this rulemaking petition. It cannot be determined when and how the FCC will rule on these petitions.



10. UNAUDITED INFORMATION



     The pro forma weighted average common shares outstanding of 46,257,709 reflects the shares outstanding upon conversion of Teligent L.L.C. to Teligent, Inc.

                                TELIGENT, L.L.C.
                         (A DEVELOPMENT STAGE COMPANY)
                      CONDENSED BALANCE SHEET (UNAUDITED)



                                                                              SEPTEMBER 30, 1997    DECEMBER 31, 1996
                                                                              ------------------    -----------------
ASSETS
Current assets:
  Cash.....................................................................      $  5,808,127         $   1,302,612
  Accounts receivable......................................................            19,340                 4,865
  Employee loans and advances..............................................         2,415,716                    --
  Due from related parties.................................................         2,522,794                38,253
  Prepaid expenses and other assets........................................           622,827               151,182
                                                                              ------------------    -----------------
     Total current assets..................................................        11,388,804             1,496,912
Property and equipment:
  Operating equipment......................................................         4,093,939             1,999,690
  Furniture and equipment..................................................         1,141,112               524,663
  Leasehold improvements...................................................            30,782                25,879
  Systems in process.......................................................         2,159,973             1,158,768
                                                                              ------------------    -----------------
                                                                                    7,425,806             3,709,000
Accumulated depreciation and amortization..................................          (470,120)             (164,051)
                                                                              ------------------    -----------------
Property and equipment--net................................................         6,955,686             3,544,949
Payment to wireless communications company.................................         5,570,000                    --
Investment in wireless communications business.............................           200,000                    --
Management fees receivable.................................................           203,376               103,468
                                                                              ------------------    -----------------
Total assets...............................................................      $ 24,317,866         $   5,145,329
                                                                              ------------------    -----------------
                                                                              ------------------    -----------------
LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
  Accounts payable.........................................................      $  3,906,330         $   3,002,179
  Employee compensation....................................................         1,996,848               462,667
  Accrued expenses.........................................................           396,011                    --
  Payable to related parties...............................................                --               184,305
  Revolving line-of-credit.................................................        38,500,000             2,000,000
  Accrued CARs and Appreciation Units--current.............................        17,898,516             2,778,165
                                                                              ------------------    -----------------
     Total current liabilities.............................................        62,697,705             8,427,316
Deferred compensation......................................................           955,557               292,548
Accrued CARs and Appreciation Units--long-term.............................        36,815,087                    --
Contingent liability--see note 3...........................................         4,000,000                    --


Members' deficit:
  Capital contributions....................................................        24,058,158            24,058,158
  Deficit accumulated during the development stage.........................       (92,458,641)          (13,632,693)
                                                                              ------------------    -----------------
  Subtotal.................................................................       (68,400,483)           10,425,465
Notes receivable from Executive............................................       (11,750,000)          (14,000,000)
                                                                              ------------------    -----------------
     Total members' deficit................................................       (80,150,483)           (3,574,535)
                                                                              ------------------    -----------------
Total liabilities and members' deficit.....................................      $ 24,317,866         $   5,145,329
                                                                              ------------------    -----------------
                                                                              ------------------    -----------------


      See accompanying notes to unaudited condensed financial statements.

                                TELIGENT, L.L.C.
                         (A DEVELOPMENT STAGE COMPANY)
                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                                                                          PERIOD
                                                                               NINE MONTHS            MARCH 5, 1996
                                                                                  ENDED           (DATE OF INCEPTION) TO
                                                                            SEPTEMBER 30, 1997      SEPTEMBER 30, 1997
                                                                            ------------------    ----------------------
Revenues:
  Management fees........................................................      $     90,000            $    190,000
  Equipment leases.......................................................           490,646                 656,206
  Other services provided to members.....................................         2,333,142               3,453,924
                                                                            ------------------    ----------------------
     Total revenues......................................................         2,913,788               4,300,130

Costs and expenses:
  Cost of wireless communication services................................         2,874,554               4,499,560
  Sales, general and administrative......................................        25,551,033              35,133,670
  CARs and Appreciation Units............................................        51,935,438              54,713,603
  Depreciation and amortization..........................................           306,069                 470,120
                                                                            ------------------    ----------------------
     Total costs and expenses............................................        80,667,094              94,816,953
                                                                            ------------------    ----------------------
Operating loss...........................................................       (77,753,306)            (90,516,823)
Interest expense and loan fees...........................................        (1,072,642)             (1,941,818)
                                                                            ------------------    ----------------------
Net loss.................................................................      $(78,825,948)           $(92,458,641)
                                                                            ------------------    ----------------------
                                                                            ------------------    ----------------------
Pro forma loss per share.................................................            $(1.70)                 $(2.00)
                                                                            ------------------    ----------------------
                                                                            ------------------    ----------------------
Pro forma weighted average common shares outstanding.....................        46,257,709              46,257,709


      See accompanying notes to unaudited condensed financial statements.

                                TELIGENT, L.L.C.
                         (A DEVELOPMENT STAGE COMPANY)
              CONDENSED STATEMENT OF MEMBERS' DEFICIT (UNAUDITED)
         PERIOD MARCH 5, 1996 (DATE OF INCEPTION) TO SEPTEMBER 30, 1997


                                                                                         NOTES
                                                                                       RECEIVABLE
                                                        CAPITAL       ACCUMULATED         FROM           TOTAL
                                                     CONTRIBUTIONS      DEFICIT        EXECUTIVE        DEFICIT
                                                     -------------    ------------    ------------    ------------
Balance at March 5, 1996 (date of inception)......    $         --    $         --    $         --    $         --
  Member capital contributions....................      24,058,158              --              --      24,058,158
  Notes receivable from Executive.................              --              --     (15,000,000)    (15,000,000)
  Amortization of notes receivable from
     Executive....................................              --              --       3,250,000       3,250,000
  Net loss........................................              --     (92,458,641)             --     (92,458,641)
                                                     -------------    ------------    ------------    ------------
Balance at September 30, 1997.....................    $ 24,058,158    $(92,458,641)   $(11,750,000)   $(80,150,483)
                                                     -------------    ------------    ------------    ------------
                                                     -------------    ------------    ------------    ------------


      See accompanying notes to unaudited condensed financial statements.

                                TELIGENT, L.L.C.
                         (A DEVELOPMENT STAGE COMPANY)
                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                                                         PERIOD
                                                                                                     MARCH 5, 1996
                                                                                NINE MONTHS             (DATE OF
                                                                                   ENDED             INCEPTION) TO
                                                                             SEPTEMBER 30, 1997    SEPTEMBER 30, 1997
                                                                             ------------------    ------------------
Cash flows from operating activities:
  Net loss................................................................      $(78,825,948)         $(92,458,641)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization........................................           306,069               470,120
     Deferred compensation................................................           663,009               955,557
     Amortization of notes receivable from Executive......................         2,250,000             3,250,000
     CARs and Appreciation Units..........................................        51,935,438            54,713,603
     Management fees......................................................           (99,908)             (203,376)
     Contingent liability--See Note 3.....................................         4,000,000             4,000,000
  Changes in current assets and current liabilities:
     Accounts receivable..................................................           (14,475)              (19,340)
     Employee loans and advances..........................................        (2,415,716)           (2,415,716)
     Due from related parties.............................................        (2,668,846)           (2,522,794)
     Prepaid expenses and other assets....................................          (471,645)             (622,827)
     Accounts payable.....................................................           904,151             3,906,330
     Employee compensation................................................         1,534,181             1,996,848
     Accrued expenses.....................................................           396,011               396,011
                                                                             ------------------    ------------------
     Net cash used in operating activities................................       (22,507,679)          (28,554,225)

  Cash flows from investing activities:
     Purchase of property and equipment...................................        (3,716,806)           (7,425,806)
     Payments relating to wireless communications business................        (5,770,000)           (5,770,000)
                                                                             ------------------    ------------------
     Net cash used in investing activities................................        (9,486,806)          (13,195,806)

  Cash flows from financing activities:
     Proceeds from bank borrowings........................................        36,500,000            38,500,000
     Member contributions.................................................                --             9,058,158
                                                                             ------------------    ------------------
     Net cash provided by financing activities............................        36,500,000            47,558,158
                                                                             ------------------    ------------------
     Net increase in cash.................................................         4,505,515             5,808,127
     Cash at beginning of period..........................................         1,302,612                    --
                                                                             ------------------    ------------------
     Cash at end of period................................................      $  5,808,127          $  5,808,127
                                                                             ------------------    ------------------

                                                                             ------------------    ------------------


      See accompanying notes to unaudited condensed financial statements.

                                TELIGENT, L.L.C.
                         (A DEVELOPMENT STAGE COMPANY)
              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 1997

(1) BASIS OF PRESENTATION


     In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position of Teligent, L.L.C. as of September 30, 1997, and the results of its operations and cash flows for the nine months ended September 30, 1997 and the period March 5, 1996 (date of inception) to September 30, 1997. These condensed financial statements are unaudited, except for the December 31, 1996 Condensed Balance Sheet, which has been derived from the 1996 audited financial statements, and do not include all related footnote disclosures. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results of operations expected in the future, although the Company will continue to be a development stage limited liability company and anticipates a net loss for the year.



     These financial statements should be read in conjunction with the 1996 audited financial statements.


(2) PAYMENT TO WIRELESS COMMUNICATIONS COMPANY

     The payment to wireless communications company of $5,570,000 at September 30, 1997 is in connection with the FirstMark acquisition and will be allocated to licenses upon closing of the transaction.

(3) CONTINGENT LIABILITY

     On September 30, 1997, the Company terminated a preexisting agreement with an equipment vendor. In connection with this termination, the Company may be required to reimburse the vendor for up to $4 million in research and development costs.

            ------------------------------------------------------
            ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Forward Looking Statements..................................     3
Additional Information......................................     3
Prospectus Summary..........................................     5
Risk Factors................................................    18
Use of Proceeds.............................................    30
Dividend Policy.............................................    30
Dilution....................................................    31
Unaudited Pro Forma Balance Sheet...........................    32
Selected Financial Data.....................................    34
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    37
Business....................................................    44
Telecommunications Industry Overview........................    57
Regulation..................................................    58
Management..................................................    64
Certain Transactions........................................    72
Certain Relationships and Related Transactions..............    75
Security Ownership of Certain Beneficial Owners and
  Management................................................    79
Description of Capital Stock................................    81
Description of Certain Indebtedness.........................    86
Shares Eligible for Future Sale.............................    89
Certain United States Federal Tax Consequences to Non-U.S.
  Holders...................................................    91
Underwriting................................................    93
Legal Matters...............................................    95
Experts.....................................................    95
Glossary....................................................   A-1

Index to Financial Statements...............................   F-1

     UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


            ------------------------------------------------------
            ------------------------------------------------------

            ------------------------------------------------------
            ------------------------------------------------------


                                5,500,000 SHARES


                               [TELIGENT LOGO]


                                 TELIGENT, INC.

                              CLASS A COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                              MERRILL LYNCH & CO.

                              SALOMON BROTHERS INC

                            BEAR, STEARNS & CO. INC.

                              GOLDMAN, SACHS & CO.


                                              , 1997

            ------------------------------------------------------
            ------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                            SUBJECT TO COMPLETION


                PRELIMINARY PROSPECTUS DATED NOVEMBER 10, 1997



                                                                 [TELIGENT LOGO]

PROSPECTUS
                                5,500,000 SHARES
                                 TELIGENT, INC.
                              CLASS A COMMON STOCK

                            ------------------------

    All of the shares of Class A Common Stock, par value $.01 per share (the 'Class A Common Stock'), being offered hereby are being sold by Teligent, Inc. ('Teligent' or the 'Company') outside the United States and Canada by the International Underwriters (the 'International Equity Offering'). Of the 5,500,000 shares of Class A Common Stock offered hereby, 1,100,000 shares are being offered initially outside the United States and Canada by the International Underwriters (the 'International Equity Offering') and 4,400,000 shares are being offered in a concurrent offering in the United States and Canada by the U.S. Underwriters (the 'U.S. Equity Offering' and, together with the International Equity Offering, the 'Equity Offerings'). The initial public offering price and the underwriting discount per share will be identical for both Equity Offerings. See 'Underwriting.' At the Company's request, the U.S. Underwriters have reserved up to 550,000 shares of Class A Common Stock in the U.S. Equity Offering for sale at the initial public offering price to certain of the Company's directors, officers and employees, members of their immediate families and other individuals who are business associates of the Company. In connection therewith, Alex J. Mandl, the Company's Chairman and Chief Executive Officer, has indicated an intention to purchase up to $5.0 million of Class A Common Stock in the U.S. Equity Offering.

    The Company's outstanding capital stock is comprised of Class A Common Stock and Class B Common Stock, par value $.01 per share (the 'Class B Common Stock' and, together with the Class A Common Stock, the 'Common Stock'). The rights of holders of shares of Common Stock are substantially identical, except that until the number of shares held by holders of the respective series of Class B Common Stock fall below certain thresholds, such holders will have the right to elect directors to the Company's Board of Directors as follows: a majority of the directors will be elected by the holders of the Series B-1 Common Stock; one director will be elected by the holders of the Series B-2 Common Stock; and one director will be elected by the holders of the Series B-3 Common Stock. See 'Description of Capital Stock.' All of the Series B-1 Common Stock will be owned by a wholly-owned subsidiary of The Associated Group, Inc ('Associated'). See 'Risk Factors--Control by Principal Stockholder.'

    Prior to the Equity Offerings, there has been no public market for the Class A Common Stock. It is currently anticipated that the initial public offering price per share of Class A Common Stock will be between $19.00 and $22.00. See 'Underwriting' for a discussion of the factors to be considered in determining the initial public offering price.


    The Company has also filed a registration statement with respect to the
offering (the 'Notes Offering') of $250,000,000 principal amount of its    %
Senior Notes due 2007 (the 'Senior Notes') and $         principal amount at
maturity of its    % Senior Discount Notes due 2007 (the 'Senior Discount Notes'
and together, with the Senior Notes, the 'Notes'), which will be made by a separate prospectus. The Senior Discount Notes will be issued at a discount to their aggregate principal amount at maturity to generate gross proceeds to the Company of approximately $150.0 million. The Equity Offerings and the Notes Offering are collectively referred to herein as the 'Offerings.' The Offerings are conditioned upon each other and will be consummated simultaneously. See 'Certain Transactions--The Notes Offering.' The Company has entered into a letter of intent with Northern Telecom, Inc. ('Nortel'). Pursuant to such agreement, the Company can incur up to $780 million in indebtedness which is expected to be secured by all of the Company's assets and guaranteed by substantially all of the Company's subsidiaries. (See 'Summary--Vendor Financing.')



    The Company is currently a wholly owned subsidiary of Teligent, L.L.C. Immediately prior to the consummation of the Offerings, Teligent, L.L.C. will merge with and into the Company (the 'Reorganization'), with the Company surviving the merger. Pursuant to the Reorganization, all Teligent, L.L.C. member interests will be converted into Common Stock and the Company will succeed to the business and assets of Teligent, L.L.C. See 'Certain Transactions--The Reorganization.' Pursuant to a Securities Purchase Agreement, Nippon Telegraph and Telephone Corporation ('NTT') has agreed, subject to certain conditions, to invest $100.0 million in the Company (the 'Strategic Equity Investment'). See 'Certain Transactions--The Strategic Equity Investment.' In connection with the Strategic Equity Investment, the original members of Teligent, L.L.C. have made additional cash contributions to Teligent, L.L.C. in the aggregate amount of $60 million (the 'Additional Sponsor Cash Contributions'). In addition, Associated has agreed to contribute to Teligent the business and operations of its wireless competitive access provider in Los Angeles, California (together with the Additional Sponsor Cash Contributions, the 'Additional Sponsor Equity Contributions'). Consummation of the Offerings is conditioned on completion of the Reorganization and consummation of the Strategic Equity Investment. See 'Certain Transactions.'



    The Company has applied for the quotation of the Class A Common Stock on the Nasdaq National Market under the symbol 'TGNT.'

    SEE 'RISK FACTORS' BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                            ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.

                                                                                        UNDERWRITING            PROCEEDS TO
                                                                PRICE TO PUBLIC          DISCOUNT(1)            COMPANY(2)
Per Share..................................................            $                      $                      $
Total(3)...................................................            $                      $                      $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'

(2) Before deducting expenses payable by the Company estimated at $        .

(3) The Company has granted the International Underwriters and the U.S. Underwriters options, exercisable within 30 days after the date hereof, to purchase up to an aggregate of 165,000 and 660,000 additional shares of Class A Common Stock, respectively, at the initial price to public per share, less the underwriting discount, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $                ,
    $        and $                , respectively. See 'Underwriting.'

                            ------------------------

    The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in New
York, New York on or about          , 1997.

                            ------------------------

                           Joint Book-Running Managers


MERRILL LYNCH INTERNATIONAL               SALOMON BROTHERS INTERNATIONAL LIMITED

                            ------------------------

BEAR, STEARNS INTERNATIONAL LIMITED                  GOLDMAN SACHS INTERNATIONAL

                            ------------------------

                The date of this Prospectus is           , 1997.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a purchase agreement (the 'International Purchase Agreement') between the Company and each of the underwriters named below (the 'International Underwriters'), the Company has agreed to sell to each of the International Underwriters, and each of the International Underwriters has severally agreed to purchase from the Company, the aggregate number of shares of Class A Common Stock set forth opposite its name below.

                                                                                               NUMBER
INTERNATIONAL UNDERWRITERS                                                                    OF SHARES
-------------------------------------------------------------------------------------------   ---------
Merrill Lynch International................................................................
Salomon Brothers International Limited.....................................................
Bear, Stearns International Limited........................................................
Goldman Sachs International................................................................
                                                                                              ---------
     Total.................................................................................
                                                                                              ---------
                                                                                              ---------

     Merrill Lynch International, Salomon Brothers International Limited, Bear, Stearns International Limited and Goldman Sachs International are acting as representatives (the 'International Representatives') of the International Underwriters.

     The Company has also entered into a purchase agreement (the 'U.S. Purchase Agreement') with certain United States underwriters (the 'U.S. Underwriters'), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Brothers Inc, Bear, Stearns & Co. Inc. and Goldman, Sachs & Co. are acting as representatives (the 'U.S. Representatives'), providing for the concurrent offer and sale of 4,400,000 shares of Class A Common Stock in the U.S. Offering. The closings with respect to the International Offering and the U.S. Offering are conditioned upon one another.

     The International Underwriters have advised the Company that they propose initially to offer the shares of Class A Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $           per
share of Class A Common Stock. The International Underwriters may allow, and
such dealers may reallow, a discount not in excess of $           per share of
Class A Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed. The public offering price, concession and discount per share of Class A Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.


     The several International Underwriters have agreed, subject to the terms and conditions set forth in the International Purchase Agreement, to purchase all of the shares of Class A Common Stock being sold pursuant to such agreement if any of the shares of Class A Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances the commitments of non-defaulting International Underwriters may be increased.

     The International Underwriters have advised the Company that they do not intend to confirm sales of shares of Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     The International Underwriters and the U.S. Underwriters have entered into an Intersyndicate Agreement (the 'Intersyndicate Agreement') that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to non-United States or Canadian persons or to persons they believe intend to resell to non-United States or Canadian persons, and the International Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to United States or Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement. The Intersyndicate Agreement also provides, among other things, that sales may be made between the International Underwriters and the U.S. Underwriters of such number of shares of

Class A Common Stock as may be mutually agreed. The price of any shares of Class A Common Stock so sold shall be the public offering price, less an amount not greater than the selling concession.

     The Company has granted to the International Underwriters an option to purchase up to an aggregate of 165,000 additional shares of Class A Common Stock, exercisable in whole or in part for 30 days after the date of this Prospectus, solely to cover over-allotments, if any, at the public offering price, less applicable underwriting discounts. To the extent that the International Underwriters exercise this option, the International Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage of shares of Class A Common Stock that the number of shares of Class A Common Stock to be purchased by each of them, as shown in the above table, bears to the total number of shares of Class A Common Stock initially offered hereby. The Company has granted to the U.S. Underwriters an option to purchase up to an aggregate of additional 660,000 shares of Class A Common Stock, exercisable in whole or in part for 30 days after the date of this Prospectus, solely to cover over-allotments, if any, on terms similar to those granted to the International Underwriters. All or a portion of an over-allotment option in either of the Equity Offerings may be allocated to cover an over-allotment in the other Offering.

     The Company has agreed to indemnify the International Underwriters against certain liabilities, including liabilities under the Securities Act and other applicable securities laws, or to contribute to payments the International

Underwriters may be required to make in respect thereof.

     At the Company's request, the U.S. Underwriters have reserved up to 550,000 shares of Class A Common Stock for sale at the initial public offering price to certain of the Company's directors, officers and employees, members of their immediate families and other individuals who are business associates of the Company, in each case as such parties have expressed an interest in purchasing such shares. The number of shares available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares not purchased will be offered by the U.S. Underwriters to the general public on the same basis as the other shares offered hereby. In connection therewith, Alex J. Mandl, the Company's Chairman and Chief Executive Officer, has indicated an intention to purchase up to $5.0 million of Class A Common Stock in the U.S. Equity Offering.

     Except for the issuance by the Company of Common Stock to effectuate the Transactions, issuances of stock options under the Stock Plan, issuances of Common Stock upon exercise of stock options and certain other exceptions, the Company, certain of its officers and directors and the holders of the Class B Common Stock have agreed not to sell or file a registration statement pursuant to the Securities Act or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, without the prior written consent of Merrill Lynch & Co., for a period of 180 days after the date of this Prospectus. See 'Shares Eligible for Future Sale.'

     In connection with the Equity Offerings, the International Underwriters and the U.S. Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of Class A Common Stock. Specifically, the International Underwriters and the U.S. Underwriters may over-allot the offering, creating a short position. In addition, the International Underwriters and the U.S. Underwriters may bid for, and purchase shares of Class A Common Stock in the open market to cover short sales or to stabilize the price of the shares of Class A Common Stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the shares of Class A Common Stock in the Equity Offerings if the syndicate repurchases previously distributed shares of Class A Common Stock in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of Class A Common Stock above independent market levels. The International Underwriters and the U.S. Underwriters are not required to engage in these activities and may end any of these activities at any time.


     Each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date of the Equity Offerings, will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving the United Kingdom; and
(iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the shares of Class A Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, or to any person to whom the document may otherwise lawfully be issued or passed on.


     Prior to the Equity Offerings, there has been no public market for the Class A Common Stock. The public offering price will be determined by negotiations among the Company and the International Representatives. Among the factors to be considered in such negotiations are an assessment of the Company's recent results of operations, the future prospects of the Company and its industry in general, market prices of securities of companies engaged in activities similar to those of the Company and prevailing conditions in the securities market. There can be no assurance that an active market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Equity Offerings at or above the public offering price.

     Application has been made to list the Class A Common Stock on the Nasdaq National Market under the symbol 'TGNT.'

     Certain of the International Underwriters and their respective affiliates have provided from time to time, and expect to provide in the future, financial advisory and investment banking services for, and/or have normal banking relationships with, the Company and its affiliates, for which they receive customary compensation.

     Purchasers of the shares of Class A Common Stock may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering price set forth on the cover page hereof.

                                 LEGAL MATTERS

     The validity of the Class A Common Stock offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

     The financial statements of Teligent, L.L.C. (a development stage Company) (formerly Associated Communications, L.L.C.) at December 31, 1996, and for the period from March 5, 1996 (date of inception) to December 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young

LLP, independent auditors, and the information under the caption 'Selected Financial Data' for the period March 5, 1996 (date of inception) to December 31, 1996, appearing in this Prospectus and Registration Statement have been derived from financial statements audited by Ernst & Young LLP, as set forth in their report thereon appearing elsewhere herein.

     Such financial statements and selected financial data are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

            ------------------------------------------------------
            ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CLASS A COMMON STOCK OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS DOCUMENT IS BEING DISTRIBUTED IN THE UNITED KINGDOM ONLY TO PERSONS OF A KIND DESCRIBED IN ARTICLE 11(3) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTIONS) ORDER 1996 OR TO WHOM IT WOULD OTHERWISE BE LAWFUL SO TO DO.


                            ------------------------

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Forward Looking Statements..................................     3
Additional Information......................................     3
Prospectus Summary..........................................     5
Risk Factors................................................    18
Use of Proceeds.............................................    30
Dividend Policy.............................................    30
Dilution....................................................    31
Unaudited Pro Forma Balance Sheet...........................    32
Selected Financial Data.....................................    34
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    37
Business....................................................    44
Telecommunications Industry Overview........................    57
Regulation..................................................    58
Management..................................................    64
Certain Transactions........................................    72
Certain Relationships and Related Transactions..............    75
Security Ownership of Certain Beneficial Owners and
  Management................................................    79
Description of Capital Stock................................    81
Description of Certain Indebtedness.........................    86
Shares Eligible for Future Sale.............................    89
Certain United States Federal Tax Consequences to Non-U.S.

  Holders...................................................    91
Underwriting................................................    93
Legal Matters...............................................    95
Experts.....................................................    95
Glossary....................................................   A-1
Index to Financial Statements...............................   F-1

     UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


            ------------------------------------------------------
            ------------------------------------------------------


                                5,500,000 SHARES


                               [TELIGENT LOGO]


                                 TELIGENT, INC.

                              CLASS A COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                          MERRILL LYNCH INTERNATIONAL

                                SALOMON BROTHERS

                             INTERNATIONAL LIMITED

                      BEAR, STEARNS INTERNATIONAL LIMITED

                          GOLDMAN SACHS INTERNATIONAL

                                              , 1997

            ------------------------------------------------------
            ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered.

Securities and Exchange Commission registration fee..........................................   $42,167
NASD filing fee..............................................................................    13,000
Nasdaq National Market fee...................................................................      *
Printing and engraving expenses..............................................................      *
Blue Sky fees and expenses...................................................................      *
Legal fees and expenses......................................................................      *
Accounting fees and expenses.................................................................      *
Transfer Agent and Registrar fees and expenses...............................................      *
Miscellaneous................................................................................      *
                                                                                                -------
     Total...................................................................................   $  *

------------------
* To be filled in by amendment.

     All of the amounts shown are estimates except for the fee payable to the Securities and Exchange Commission, the NASD filing fee and the Nasdaq National Market fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

DELAWARE GENERAL CORPORATION LAW (THE 'DGCL')

     Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

     Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


     Article Eight of the Company's Certificate of Incorporation will provide that the Company will indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification will continue as to a person who has ceased to be a director or officer of the Company and will inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that except for proceedings to enforce rights to indemnification, the Company will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by Article Eight will include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.



     The rights to indemnification and to the advance of expenses conferred in Article Eight will not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation, the By-Laws of the Company, any statute, agreement, vote of stockholders or disinterested directors or otherwise.


AMENDED AND RESTATED BY-LAWS

     Section 1 of Article VIII of the By-laws will provide that subject to
Section 3 of Article VIII, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     Section 2 of Article VIII of the By-laws will provide that subject to
Section 3 of Article VIII, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 3 of Article VIII of the By-laws will provide that any indemnification under Article VIII (unless ordered by a court) will be made by the Company only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in
Section 1 or Section 2 of Article VIII, as the case may be. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders. To the extent, however, that a director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

     Section 5 of Article VIII of the By-laws will provide that, notwithstanding any contrary determination in the specific case under Section 3 of Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of
Article VIII. The basis of such indemnification by a court will be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 1 or 2 of Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of Article VIII nor the absence of any determination thereunder will be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to Section 5 shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification will also be entitled to be paid the expense of prosecuting such application.

     Section 7 of Article VIII of the By-laws will provide that the indemnification and advancement of expenses provided by or granted pursuant to
Article VIII will not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the

Company that indemnification of the persons specified in Sections 1 and 2 of
Article VIII shall be made to the fullest extent permitted by law. The provisions of Article VIII will not be deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of Article VIII but whom the Company has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

     Section 8 of Article VIII of the By-laws will provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of Article VIII.

     Section 11 of Article VIII of the By-laws will provide that notwithstanding anything contained in Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 thereof), the Company will not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Company.

INSURANCE

     The directors and officers of the Company are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Company.

UNDERWRITING AGREEMENT

     The Underwriting Agreement will provide for the indemnification against certain liabilities of the directors and officers of the Company and certain controlling persons under certain circumstances, including certain liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In September 1997, in connection with the Company's incorporation, the Company issued 1,000 shares of Common Stock to Teligent, L.L.C. for consideration of $10. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.


     Pursuant to the Agreement and Plan of Merger dated as of October 6, 1997, at or immediately prior to consummation of the Offerings, the Company will issue an aggregate of 1,831,410 shares of Class A Common Stock and 44,426,299 shares of Class B Common Stock to the holders of Teligent, L.L.C. member interests (including the shares issued to Nippon Telegraph and Telephone Company described in the following paragraph). Such issuances will be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.


     Pursuant to the Securities Purchase Agreement dated as of September 30, 1997, at or immediately prior to consummation of the Offerings, the Company will issue and sell to Nippon Telegraph and Telephone Company or an affiliate thereof 3,470,040 shares of Series B-3 Common Stock for a purchase price of $60 million in cash. Such issuance will be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

ITEM 16. EXHIBITS

     (a) The following is a list of exhibits filed as part of this Registration Statement.



EXHIBIT
NUMBER       DESCRIPTION
---------    --------------------------------------------------------------------------------------------------------
     1.1      --   Form of U.S. Purchase Agreement.(1)
     1.2      --   Form of International Purchase Agreement.(1)
     3.1      --   Form of Certificate of Incorporation of Registrant.(3*)

EXHIBIT
NUMBER       DESCRIPTION
---------    --------------------------------------------------------------------------------------------------------
     3.2      --   Form of By-laws of Registrant.(3*)
     4.1      --   Form of Stockholders Agreement.(1)
     4.2      --   Form of Indenture between the Registrant, as issuer, and First Union National Bank, as Trustee, relating to Registrant's Senior Notes due 2007, including form of Note.(1)
     4.3      --   Form of Indenture between the Registrant, as issuer, and First Union National Bank, as Trustee, relating to Registrant's Senior Discount Notes due 2007, including form of Note.(1)
     4.4      --   Form of Pledge Agreement between Registrant, as issuer, and First Union National Bank, as Escrow
                   Agent, relating to Registrant's Senior Notes due 2007.(1)
     5.1      --   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to the legality of the Class A Common
                   Stock.(2)
    10.1      --   Employment Agreement, dated August 19, 1996, between Associated Communications, L.L.C. and Alex J.
                   Mandl.(3)
    10.2      --   Stock Contribution Agreement, dated as of March 10, 1997, among Associated Communications, L.L.C.,
                   Firstmark Communications, Inc. and Lynn Forester.(3)
    10.3      --   Securities Purchase Agreement, dated as of September 30, 1997, by and among Teligent, L.L.C.,
                   Microwave Services, Inc., Digital Services Corporation, and Nippon Telegraph and Telephone
                   Corporation.(3)
    10.4      --   Form of Registration Rights Agreement, by and among Teligent, L.L.C. and Nippon Telegraph and
                   Telephone Corporation.(3)
    10.5      --   Form of Technical Services Agreement, by and among Teligent, L.L.C. and NTT America, Inc.(1)
    10.6      --   Agreement, dated September 29, 1997, among Teligent, L.L.C., Digital Services Corporation,
                   Telcom-DTS Investors, L.L.C., Microwave Services, Inc., The Associated Group, Inc. and certain other parties(1)
    10.7      --   Agreement and Plan of Merger, dated as of October 6, 1997, by and between Teligent, Inc. and
                   Teligent, L.L.C.(3)
    10.8      --   Form of Lease Agreement, dated as of July 22, 1997, for the 8065 Leesburg Pike, Vienna, Virginia
                   office space lease between NHP Incorporated and Teligent, L.L.C.(1)
    10.9      --   Teligent, Inc. 1997 Stock Incentive Plan.(2)
    10.10     --   Financing Commitment Letter of Intent, dated October 28, 1997, by and between Northern Telecom
                   Inc. and Teligent, Inc.(1)
    10.11     --   Promissory Note, dated February 1, 1997, by Kirby G. Pickle, Jr. to Associated Communications,

                   L.L.C.(1)
    10.12     --   Promissory Note, dated October 29, 1997, by Abraham L. Morris to Associated Communications,
                   L.L.C.(2)
    10.13     --   Promissory Note, dated August 5, 1997, by Laurence E. Harris to Associated Communications,
                   L.L.C.(1)
    10.14     --   Promissory Note, dated April 7, 1997, by Steven F. Bell to Associated Communications, L.L.C.(1)
    11.1      --   Statement of Computation of Per Share Earnings.(1)
    21.1      --   Subsidiaries of the Company.(1)
    23.1      --   Consent of Ernst & Young LLP.(1)
    23.2      --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (to be contained in Exhibit 5).(2)
    24.1      --   Power of Attorney.(3)

------------------
(1) Filed herewith.
(2) To be filed by amendment.
(3) Previously filed.

* To be effective prior to consummation of the Offering.


  (b) Financial Data Schedules. All required information is set forth in the financial statements included in the Prospectus constituting part of this Registration Statement.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the U.S. Underwriting Agreement and the International Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN VIRGINIA, ON NOVEMBER 10, 1997.


                                          TELIGENT, INC.

                                          By: /s/ ALEX J. MANDL
                                            -----------------------------------
                                            Name: Alex J. Mandl
                                             Title:  Chairman of the Board
                                                     and Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   ------------------
            /s/ ALEX J. MANDL               Chairman of the Board, Chief Executive         November 10, 1997
------------------------------------------  Officer and Director
              Alex J. Mandl

                    *                       Senior Vice President and Chief Financial      November 10, 1997
------------------------------------------  Officer (Principal Financial Officer)
            Abraham L. Morris

                    *                       Vice President and                             November 10, 1997
------------------------------------------  Controller (Principal Accounting Officer)
             Cindy L. Tallent

                    *                       Director                                       November 10, 1997
------------------------------------------
             Myles P. Berkman

                    *                       Director                                       November 10, 1997
------------------------------------------
             David J. Berkman

                    *                       Director                                       November 10, 1997
------------------------------------------
            William H. Berkman


                    *                       Director                                       November 10, 1997
------------------------------------------
              Rajendra Singh

By: /s/ ALEX J. MANDL
    --------------------------------------
              ALEX J. MANDL
             Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT                                                                     PAGE
NUMBER   DESCRIPTION                                                        NO.
-------  -----------------------------------------------------------------  ----
  1.1    -- Form of U.S. Purchase Agreement.(1)
  1.2    -- Form of International PurchaseAgreement.(1)
  3.1    -- Form of Certificate of Incorporation of Registrant.(3*)
  3.2    -- Form of Amended and Restated By-laws of Registrant.(3*)
  4.1    -- Form of Stockholders Agreement.(1)
  4.2    -- Form of Indenture between the Registrant, as issuer, and First
            Union National Bank, as Trustee, relating to Registrant's
            Senior Notes due 2007, including form of Note.(1)
  4.3    -- Form of Indenture between the Registrant, as issuer, and First
            Union National Bank, as Trustee, relating to Registrant's
            Senior Discount Notes due 2007, including form of Note.(1)
  4.4    -- Form of Pledge Agreement between Registrant, as issuer, and
            First Union National Bank, as Escrow Agent, relating to
            Registrant's Senior Notes due 2007.(1)
  5.1    -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to the legality of the Class A Common Stock.(2)
 10.1    -- Employment Agreement, dated August 19, 1996, between
            Associated Communications, L.L.C. and Alex J. Mandl.(3)
 10.2    -- Stock Contribution Agreement, dated as of March 10, 1997, among Associated Communications, L.L.C., Firstmark
            Communications, Inc. and Lynn Forester.(3)
 10.3    -- Securities Purchase Agreement, dated as of September 30, 1997, by and among Teligent, L.L.C., Microwave Services, Inc.,
            Digital Services Corporation, and Nippon Telegraph and
            Telephone Corporation.(3)
 10.4    -- Form of Registration Rights Agreement, by and among Teligent,
            L.L.C. and Nippon Telegraph and Telephone Corporation.(3)
 10.5    -- Form of Technical Services Agreement, by and among Teligent,
            L.L.C. and NTT America, Inc.(1)
 10.6    -- Agreement, dated September 29, 1997, among Teligent, L.L.C.,
            Digital Services Corporation, Telcom-DTS Investors, L.L.C.,
            Microwave Services, Inc., The Associated Group, Inc. and
            certain other parties(1)
 10.7    -- Agreement and Plan of Merger, dated as of October 6, 1997, by and between Teligent, Inc. and Teligent, L.L.C.(3)
 10.8    -- Form of Lease Agreement, dated as of July 22, 1997, for the
            8065 Leesburg Pike, Vienna, Virginia office space lease
            between NHP Incorporated and Teligent, L.L.C.(1)
 10.9    -- Teligent, Inc. 1997 Stock Incentive Plan.(2)
 10.10   -- Financing Commitment Letter of Intent, dated October 28, 1997, by and between Northern Telecom Inc. and Teligent, Inc.(1)
 10.11   -- Promissory Note, dated February 1, 1997, by Kirby G. Pickle,
            Jr. to Associated Communications, L.L.C.(1)

 10.12   -- Promissory Note, dated October 29, 1997, by Abraham L. Morris to Associated Communications, L.L.C.(2)
 10.13   -- Promissory Note, dated August 5, 1997, by Laurence E. Harris to Associated Communications, L.L.C.(1)
 10.14   -- Promissory Note, dated April 7, 1997, by Steven F. Bell to
            Associated Communications, L.L.C.(1)
 11.1    -- Statement of Computation of Per Share Earnings.(1)
 21.1    -- Subsidiaries of the Company.(1)
 23.1    -- Consent of Ernst & Young LLP.(1)
 23.2    -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP (to be
            contained in Exhibit 5).(2)
 24.1    -- Power of Attorney.(3)


------------------------
(1) Filed herewith.
(2) To be filed by amendment.
(3) Previously filed.